As filed with the Securities and Exchange Commission on June 2, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Insession Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	47-0830767 (I.R.S. Employer Identification Number)

Insession Technologies, Inc.
907 North Elm Street
Hinsdale, Illinois 60521
(630) 789-2881
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Parkinson,
President and Chief Executive Officer
Insession Technologies, Inc.
907 North Elm Street
Hinsdale, Illinois 60521
(630) 789-2881
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Daniel W. Rabun Baker & McKenzie 2300 Trammel Crow Center 2001 Ross Avenue Dallas, Texas 75201 (214) 978-3000	Raymond B. Check Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006-1470 (212) 225-2000

           Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common Stock, $.01 par value	$70,000,000	$18,480

Options to acquire Common Stock(3)	—	—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)	Includes shares of common stock that the underwriters have the option to purchase from Insession Technologies, Inc. to cover over-allotments, if any.

(3)
Insession Technologies, Inc. is offering to its employees the right to acquire shares of common stock. Under certain circumstances, employees purchasing shares of common stock will also receive options to acquire common stock under the Insession Technologies, Inc. Concurrent Offering Stock Plan. No separate filing fee is being made with respect to these options since no additional consideration is being paid for the options.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a).

EXPLANATORY NOTE

          This registration statement contains two forms of prospectus: (1) a prospectus to be used in connection with an underwritten offering of common stock to the public and (2) a prospectus to be used in connection with a concurrent offering of common stock and options to purchase common stock to employees of Insession Technologies, Inc. The prospectus for the underwritten offering and the concurrent offering will be identical in all respects except for the front cover page, the section entitled “Legal Matters,” the section entitled “Underwriting” which in the prospectus for the concurrent offering will be replaced with a section entitled “Plan of Distribution” and the back cover page. In addition, a description of the concurrent offering and our Concurrent Offering Stock Plan will be added to the prospectus for the concurrent offering as an appendix. The front cover page, the sections entitled “Legal Matters” and “Plan of Distribution,” and the back cover page for the concurrent offering prospectus and the appendix to the concurrent offering prospectus included in this registration statement are labeled “Alternate Concurrent Offering Page.” The form of prospectus for the underwritten offering is included in this registration statement and the alternate pages for the concurrent offering prospectus follow the underwritten prospectus.
SUBJECT TO COMPLETION, DATED JUNE 2, 2000

PROSPECTUS

         Shares

Insession Technologies, Inc.

Common Stock

          Insession Technologies, Inc. is selling        shares of its common stock. The underwriters named in this prospectus may purchase up to         additional shares of common stock from Insession to cover over-allotments.

          This is the initial public offering of our common stock. Insession currently expects the initial public offering price to be between $       and $        per share and will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol “INSX.”

           Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Insession (before expenses)	$	$

          The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about      , 2000.

Salomon Smith Barney
William Blair & Company
The Robinson-Humphrey Company

          , 2000
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Description of Inside Cover Graphics:]

          The Insession logo appears in the upper left hand corner. The Insession logo is represented by a 3-dimensional gear tilted to the right. The gear is to the left of the words “Insession Technologies.”

          The following text appears in the upper right hand corner:

          Providing electronic infrastructure software and services for business-critical systems worldwide.

          A large image of a globe is in the center of the page. On top of the global image is the following diagram:

          The Insession logo gear is slightly off center to the right. The following text appears under the logo:
           Insession’s Suite of Software Products and Services.

•	Enterprise connectivity

•	Data replication and movement

•	Monitoring and management

•	Business-critical middleware

•	Business process automation

•	Services

          Extending to the right of the Insession gear are 4 lines that connect to individual 3-dimensional computer icons. The heading above the icons reads:
           Business-Critical Systems for Banking, Telecommunications, Securities, Other Financial Services, Retail,
          Health Care and other industries.

          Above each of the icons is a caption identifying the hardware platform represented. The captions, in clockwise order, read: Mainframes, Mid-range systems, Fault-tolerant systems and PC-based systems.

          Extending to the left of the Insession gear is a single line. Along that line is a 3-dimensional globe with 4 arrows circling it. Above the globe the text reads:

•	Private Networks

•	Public Networks

          At the end of the line to the left of the 3-dimensional globe is a cluster of three 3-dimensional computer monitors. Under the monitors is the following text:

•	Customers

•	Partners

•	Employees

          At the bottom of the page is the following text:
           Insession’s infrastructure solutions facilitate communication, data movement, systems monitoring and process automation across incompatible computing systems where continuous availability is vital to our customers’ operations.

          To the left of the text is the Insession gear logo.

           You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

          In this prospectus, “Insession,” the “company,” “we,” “us” and “our” each refers to Insession Technologies, Inc. and its subsidiaries. “TSA” refers to Transaction Systems Architects, Inc. and its subsidiaries. “ACI Worldwide” refers to ACI Worldwide, Inc., which is a subsidiary of TSA. Most of TSA’s business operations are conducted through ACI Worldwide.

          Until           , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

           “Insession,” “ENGUARD,” “TransFuse” and “WorkPoint” are registered trademarks and the Insession logo is a trademark of Insession. This prospectus also includes trademarks owned by other parties.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included elsewhere in this prospectus.

Insession Technologies, Inc.

Our Business

          We provide electronic business infrastructure software and services for critical business applications. Electronic business, or eBusiness, refers to the movement of business data or financial information and the processing of transactions electronically over public and private networks. Our infrastructure software facilitates communication, data movement, systems monitoring and process automation across incompatible computing systems involving mainframes, distributed computing networks and, more recently, the Internet. We enable our customers to deploy new eBusiness services while preserving their investments in their legacy mainframe systems. Our focus is on business-critical systems, which are those systems required to conduct the fundamental business operations of an enterprise reliably and continuously.

          We began licensing our software in 1991 and currently have over 340 customers worldwide for our software products and services. Our target customers include large and medium-sized banking, telecommunications, securities, other financial services, retail and health care companies for whom the ability to process high volumes of online transactions reliably and continuously is critical. Our customers include Bank of America Corp., The Pacific Stock Exchange, SBC Communications Inc., MBNA Corp., Dayton Hudson Corporation and Kaiser Permanente.

Market Opportunity

          The Internet and other new technologies are dramatically increasing the complexity of computing environments. These environments typically are comprised of a variety of incompatible computer systems and software applications. Many of these systems and applications cannot communicate directly with each other because they use different sets of rules for communication, operate on different computing platforms and may use different data storage formats. As companies increasingly adopt eBusiness models, they must link legacy hardware, applications and data with new technologies.

          In response to these challenges, the market for software that integrates new technologies with legacy systems and provides tools to manage business processes has emerged. International Data Corporation, an information technology research firm, has defined middleware and businessware software as system software that is used to share computing resources across heterogeneous technologies. International Data Corporation estimated the worldwide market for middleware and businessware software at $2.2 billion in 1998 and projects that it will grow to $11.6 billion in 2003. This represents a compound annual growth rate of 40%.

Our Solution

          Our solution is comprised of a suite of software products and services that address the following areas:

•
Enterprise connectivity. Our connectivity software products link incompatible computing systems involving mainframes, distributed computing networks and the Internet for business-critical applications.

•	Data replication and movement. Our data replication software product duplicates and moves data between systems efficiently and reliably.

•
Monitoring and management. Our monitoring and management software continuously monitors business-critical systems and applications for problems or other user-designated events, and provides utilities that assist with development, testing and database administration.

•	Business-critical middleware. Our middleware product provides a framework for developing online business applications.

•
Business process automation. Our business process automation software enables our customers to model, automate and manage business processes within their enterprises and with their suppliers, customers and other business partners.

•
Services. We offer our customers an established service organization to install our software products and integrate them with existing hardware and applications. In addition, we offer a range of analysis, design, development, implementation, integration and training services focused on business-critical systems.

          We believe that our solutions improve the service levels of our customers and reduce the overall cost of deploying and operating business-critical applications by providing the following benefits:

•
Preservation of legacy systems investment. Our solutions allow our customers to connect their legacy systems to new eBusiness applications without the need to replace or re-engineer their existing systems.

•	Continuous availability. We believe our customers benefit from our extensive experience in transaction processing environments where reliability and continuous availability are vital.

•	Scalability. Our software products are designed to support rapid growth in transaction volumes without requiring substantial modification of systems connections.

•
High-volume operation. Our software products are designed for high-volume transaction processing environments and have been operating for many years in banks and other financial institutions where daily transaction volumes are in the millions.

Our Business Strategy

          Our objective is to be a global leader in providing eBusiness infrastructure software and services. Key elements of our strategy to achieve this objective are to:

           Focus on the business-critical segment of the eBusiness infrastructure software market. We believe that the market for software and services that enable companies to integrate their systems, applications and processes electronically will grow. We will continue to focus on the business-critical segment of this market where continuous availability at high transaction volumes is vital to our customers’ operations.

           Maintain our technology leadership. We intend to use our technical expertise to develop new infrastructure software solutions and continually upgrade our existing products to maintain and enhance our competitive position.

           Expand our worldwide direct sales organization. We will continue to hire new personnel to increase our penetration of a variety of industry markets, and to increase sales of our products and services in markets outside the United States.

           Offer additional products and services to our existing customer base. Over 340 customers around the world currently use our software products and services. As we add new products and services, we intend to aggressively market these new offerings to our existing customers.

           Pursue strategic alliances. To broaden the market for our products, we intend to enter into strategic relationships with leading third-party systems integrators and technology providers. In addition, we intend to enter into relationships with providers whose technologies and application-specific expertise complement our products.

           Acquire new product technologies. In order to supplement our internal research and development efforts, we intend to obtain technologies and products through acquisitions. We will also identify technologies and products that we can license from third parties and distribute through our direct sales organization. For the six months ended March 31, 2000, revenues from products sold for third parties accounted for 11.9% of our total revenues.

Other Information

          We are currently a wholly-owned subsidiary of TSA. Our business began in 1986 with the formation of Grapevine Systems, Inc. TSA acquired Grapevine Systems, Inc. in 1996. In 1999, TSA acquired Insession Inc., which was formed in 1991. Prior to the acquisition of Insession Inc., TSA had distributed Insession Inc.’s primary product. TSA acquired WorkPoint Systems, Inc. in April 2000. We were incorporated in Delaware in March 2000. TSA will contribute the Grapevine, Insession and WorkPoint businesses and other assets to us prior to the consummation of offering.

Concurrent Offering

           Concurrently with our underwritten public offering, we are offering directly to our employees                shares of our common stock and options to purchase an additional                shares of our common stock. The sales of common stock and options directly to our employees are subject to the terms and conditions of the Insession Technologies, Inc. Concurrent Offering Stock Plan and related purchase and stock option agreements. See “Management—Concurrent Offering of Restricted Stock.”

The Offerings

Common stock offered by Insession in the underwritten offering to the public	shares

Common stock offered by Insession in the concurrent offering to our employees	shares

Common stock of Insession to be outstanding immediately after the offerings, assuming the concurrent offering to employees is fully subscribed	shares

Common stock of Insession to be held by TSA immediately after the offering	shares

Use of proceeds	We estimate that we will receive net proceeds from the
offering and the concurrent offering of approximately
$             million based on an assumed initial public
offering price of $             per share, the midpoint of the
range described on the cover of this prospectus. We intend
to use a portion of the net proceeds to repay approximately
$7.2 million of indebtedness under promissory notes due to
TSA and approximately $9.0 million of TSA’s bank
indebtedness assumed by us. We intend to use some of the
net proceeds for general working capital purposes. In
addition, we may use a portion of the net proceeds for
acquisitions of businesses, products and technologies that
are complementary to ours. See “Use of Proceeds.”

Proposed Nasdaq National Market symbol	INSX

          Unless we specifically state otherwise, the information in this prospectus does not take into account the issuance of up to                shares of common stock which the underwriters have the option to purchase solely to cover over-allotments. If the underwriters exercise their over-allotment option in full,                shares of common stock will be outstanding after the offerings.

           The number of shares of our common stock to be outstanding immediately after the offerings does not take into account an estimated              shares of our common stock that will be issuable upon exercise by our employees and directors, and by employees of TSA, of stock options that we expect to grant concurrently with the offerings and                   additional shares of our common stock that will be reserved for issuance under our stock incentive plans. The actual number of options will be determined at the time of the offerings. For a discussion of these stock options, see “Management.”

Our Relationship with TSA

          We are currently a wholly-owned subsidiary of TSA. After the completion of this offering and the concurrent offering, TSA will own approximately 81.9% of the outstanding shares of our common stock, or approximately 80.1% if the underwriters fully exercise their over-allotment option. Until TSA holds less than 50% of the voting power of our common stock, TSA will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

          TSA currently plans to complete its divestiture of Insession within 12 months following this offering by distributing all of TSA’s shares of Insession to its stockholders. However, TSA is not obligated to complete the distribution or otherwise divest its shares of Insession common stock, and the distribution or other divestiture may not occur by the anticipated time or at all.

          TSA will, in its sole discretion, determine the timing, structure and all terms of its distribution to TSA’s stockholders or any other divestiture of our common stock that it owns. TSA’s distribution is subject to receiving a private letter ruling from the Internal Revenue Service that the distribution of its shares of Insession common stock to TSA stockholders will be tax-free to TSA and its stockholders for United States federal income tax purposes. TSA may elect to divest its shares of Insession common stock through means other than a distribution, whether through public or private sales, or otherwise.

          Prior to the completion of this offering, we will enter into agreements with TSA that provide for our separation from TSA and other provisions applicable to the distribution, if any, of TSA’s shares of Insession common stock to TSA’s stockholders. These agreements provide for, among other things:

•	the transfer from TSA to us of assets and the assumption by us of liabilities relating to our business; and

•	various interim and ongoing relationships between us and TSA.

          All of the agreements providing for our separation from TSA were prepared in the context of a parent-subsidiary relationship and the terms were determined in the overall context of our separation from TSA. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See “Our Relationship with TSA—Arrangements with TSA” and “Risk Factors—Risks Related to Our Separation from TSA.”

          Our principal executive offices are located at 907 North Elm Street, Hinsdale, Illinois 60521, and our telephone number is (630) 789-2881.

Summary Historical and Pro Forma Consolidated Financial Data

          The following summary historical and pro forma consolidated financial and operating data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. You should also read “Risk Factors — Our historical financial information may not be representative of our results as a separate company.”

          The consolidated statements of income data for each of the three years in the period ended September 30, 1999 and for the six months ended March 31, 2000, and the consolidated balance sheet data at March 31, 2000, have been derived from the consolidated financial statements and related notes audited by Arthur Andersen LLP, independent public accountants. The consolidated statements of income data for the six months ended March 31, 1999, and the consolidated other data are unaudited and are based on our and TSA’s accounting records which, in management’s opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial data for the periods. The pro forma 1999 financial data presented represents the unaudited pro forma results of operations for fiscal 1999 and for the six months ended March 31, 1999 as if the Insession Inc. acquisition had occurred as of October 1, 1998. See note 3 to the consolidated financial statements of Insession Technologies, Inc. included elsewhere in the prospectus. The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our results of operations or financial position would have been had we operated as a separate, stand-alone entity during the periods presented.

	Year Ended September 30,				Six Months Ended March 31,
	1997	1998	1999	Pro Forma 1999	1999	Pro Forma 1999	2000
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Consolidated Statements of Income Data:
Revenues:
Software license and maintenance fees (1)	$13,413	$24,973	$31,418	$32,012	$16,591	$17,261	$19,142
Services	6,521	8,027	8,166	8,182	4,321	4,337	2,705

Total revenues	19,934	33,000	39,584	40,194	20,912	21,598	21,847

Expenses:
Cost of software license and maintenance fees:
Cost of software	6,371	12,419	7,711	337	7,374	—	366
Amortization of software	413	393	3,294	5,449	495	2,650	2,716
Cost of support and maintenance	158	122	1,829	2,540	569	1,280	1,174
Cost of services	4,433	5,109	4,183	4,183	2,107	2,107	1,823
Research and development	—	—	2,080	3,764	792	2,476	1,355
Sales and marketing	4,685	6,181	8,325	8,743	4,264	4,682	4,690
General and administrative	1,970	2,798	5,424	8,019	2,624	5,219	3,647
Amortization of goodwill	—	—	2,047	4,172	373	2,498	2,399

Total expenses	18,030	27,022	34,893	37,207	18,598	20,912	18,170

Operating income	1,904	5,978	4,691	2,987	2,314	686	3,677

Other income (expense):
Interest income	—	—	54	54	—	—	86
Interest expense to related party	—	—	(308)	(497)	(45)	(234)	(260)
Minority interest in net income	—	—	(526)	—	(175)	—	—

Total other	—	—	(780)	(443)	(220)	(234)	(174)

Income before income taxes	1,904	5,978	3,911	2,544	2,094	452	3,503
Provision for income taxes	(732)	(2,293)	(2,283)	(2,552)	(1,222)	(1,121)	(2,258)

Net income (loss)	$ 1,172	$ 3,685	$ 1,628	$ (8)	$ 872	$ (669)	$ 1,245

	Year Ended September 30,				Six Months Ended March 31,
	1997	1998	1999	Pro Forma 1999	1999	Pro Forma 1999	2000
				(unaudited)	(unaudited)	(unaudited)
Basic and diluted net income (loss) per common share (2)	$	$	$	$	$	$	$

Shares used in computing basic and diluted net income (loss) per common share (2) (in thousands)

Consolidated Other Data:
EBITDA (3) (unaudited) (in thousands)	$2,449	$6,535	$10,351	$12,927	$3,297	$5,949	$8,968

          The following table sets forth a summary of our consolidated balance sheet at March 31, 2000:

•	on an actual basis;

•	on a pro forma basis to reflect our assumption of approximately $9.0 million of TSA’s bank indebtedness; and

•
on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of           shares of common stock in this offering and the concurrent offering, the repayment of approximately $7.2 million of indebtedness due to TSA and the repayment of approximately $9.0 million of TSA’s bank indebtedness.

	As of March 31, 2000
Consolidated Balance Sheet Data:	Actual	Pro Forma	Pro Forma As Adjusted
		(in thousands)
Working capital (deficit)	$ (7,215)	$(16,215)	$
Total assets	59,921	59,921
Total debt	7,168	16,168	—
Total stockholders’ equity	35,952	26,952

(1)
Effective October 1, 1998, we changed our method of accounting for software license fees revenue. See note 2 to the consolidated financial statements of Insession Technologies, Inc. included elsewhere in the prospectus.

(2)
Prior to the consummation of the offering, we intend to issue            shares of our common stock to TSA in consideration for TSA’s contribution to us of the businesses of Grapevine Systems, Inc., Insession Inc. and WorkPoint Systems, Inc. and other assets and liabilities. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

(3)
EBITDA represents income before income taxes, plus depreciation and amortization expense, minority interest in net income and net interest expense. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity. We have included information concerning EBITDA as one measure of our cash flow and our ability to incur and service indebtedness and because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, operating results and financial condition. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. You could lose all or part of your investment as a result of these risks.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our operating results have historically been dependent on license revenues from our ICE product and factors that adversely affect the pricing and demand for this product could materially harm our business.

          Revenues from our connectivity software product, ICE, accounted for approximately 72% of our total revenues in fiscal 1999 and approximately 73% of our total revenues in the six months ended March 31, 2000. We believe that a material portion of our total revenues for the foreseeable future will continue to be derived from the license of ICE. Accordingly, our future operating results will depend on the demand for the ICE product, including new and enhanced releases that we introduce. If our competitors release new products that are superior to ICE in performance or price, or we fail to enhance ICE in a timely manner, demand for ICE may decline. A decline in demand for ICE as a result of competition, technological change or other factors would significantly reduce our revenues.

Our future growth will be harmed if we are unsuccessful in developing and licensing our new products that we plan to market for use in conducting business over the Internet.

          An important part of our business strategy is to adapt our existing products, and to offer new software products and services, for conducting business over the Internet. Our revenues to date have been derived primarily from our customers licensing our products for use within their private networks. Accordingly, our strategy of offering software products and services that directly facilitate the conduct of business over the Internet is a new business for us and our customers may not accept these offerings. Our WorkPoint business process automation and TransFuse connectivity products are new products that are important to this strategy. Only a few customers have licensed these products to date and we will need to devote significant resources to develop these products further. If we are not successful in further developing WorkPoint and TransFuse, continuing to adapt our existing solutions, and acquiring or developing new solutions to address the rapidly evolving standards and technologies involved in business over the Internet, our revenues, operating results and opportunities for growth will suffer.

Our principal products operate on the Compaq NonStop Himalya computer and we therefore rely on the continued success of this computer and Compaq.

          ICE and certain of our other principal products currently operate solely on the Compaq NonStop Himalaya computer. One of our other principal products, Extractor/Replicator, has only recently been adapted for use on other computers. We therefore rely on the continued utilization of the Compaq NonStop Himalaya computer by both our current and potential customers. If our customers decrease their reliance on the Compaq NonStop Himalaya computer, or if Compaq stops producing or enhancing the Compaq NonStop Himalaya computer, demand for ICE and certain of our other principal products could decline.

Our business strategy depends in part on the increasing use of the Internet for business-critical applications. If this trend does not continue, our revenues will suffer and operating results will be harmed.

          Our business strategy depends in part on the increased acceptance and use of the Internet for business-critical applications. However, this acceptance and use is a recent phenomenon and its future is difficult to predict. The Internet may not be accepted as a viable long-term communications tool for business-critical applications for a number of reasons, which may include:

•	inadequate development of the necessary communications and computer network technology, particularly if rapid growth of the Internet continues;

•	delayed development of enabling technologies and performance improvements;

•	increased security risks in transmitting and storing confidential information over public networks; and

•	increased governmental regulation or taxation.

Our revenues are concentrated in the banking industry. If our customers in this industry decrease their spending on software and related services or if we fail to penetrate other industries, our revenues may decline.

          Customers in the banking industry accounted for 42% of our total revenues in fiscal 1999 and 49% of our total revenues in the six months ended March 31, 2000. Since our revenues are currently concentrated in the banking industry, we are susceptible to a downturn in that industry. Part of our business strategy is to expand our sales and marketing efforts directed at companies outside the banking industry. There can be no assurance that these efforts will be successful. If we fail to penetrate new markets, our revenues may be adversely affected. Customers in these new markets are likely to have different requirements and we may need to change our product design or features, sales methods, support capabilities or pricing policies to compete effectively. These changes could be costly and require the diversion of technical and research and development resources.

If we are unable to obtain new product technologies, our growth could be limited.

          Part of our business strategy is to obtain technologies and products through acquisitions and to license technologies and products from third parties and distribute them through our sales organization. Our future growth depends in part upon the success of this strategy. We may not be able to identify suitable candidates to enter into licensing and distribution or other arrangements with or to acquire. We also may not be able to complete acquisitions or enter into licensing and distribution agreements on acceptable terms. Acquisitions of businesses, products and technologies involve many risks, including:

•	acquired businesses, technologies and products may not achieve anticipated revenues, earnings or cash flow;

•	technologies, products, personnel or operations may be difficult to combine;

•	issuances of stock as consideration for acquisitions may have a dilutive effect on current stockholders’ ownership;

•	amortization expense relating to goodwill and other intangible assets and other acquisition-related charges, costs and expenses may have an adverse effect on net income; and

•	conducting and integrating acquisitions may disrupt our existing business and divert management’s attention and other resources.

          For a period ending two years after the time TSA completes a distribution of our common stock to its stockholders, if any, we will be subject to contractual restrictions that may limit our ability to make acquisitions. For a discussion of the principal contractual restrictions to which we are subject, see “Our Relationship with TSA—Arrangements with TSA.”

If we do not respond adequately to our industry’s rapid pace of change, revenues from our products may decline.

          If we are unable to develop, introduce and market new software solutions or enhancements to our existing products on a timely and cost-effective basis, or if our new products or enhancements do not achieve market acceptance, our revenues may decline. The life cycle for some of our products is difficult to predict and is effected by rapid technological change, frequent new product introductions and enhancements, and changing customer needs and industry standards. The introduction of products employing new technologies could render our existing products or services obsolete. We expect that this rapid technological change and evolution of standards will require us to adapt our products in order to remain competitive. As a result, we will need to continue to make substantial investments in product development. We cannot assure you that we will successfully develop new products or product enhancements, or that our products will achieve broad market acceptance.

If we fail to expand our sales and distribution channels, our growth could be limited.

          We need to significantly expand our direct and indirect sales operations in order to increase market awareness of our software products. New sales personnel will require training and take time to achieve full productivity. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. In addition, we believe that our future success is dependent upon expansion of our indirect distribution channel, which consists of our relationships with a variety of distribution partners, including systems integrators. We currently have relationships with only a limited number of these partners. We cannot be certain that we will be able to establish relationships with additional distribution partners on a timely basis, or at all, or that these distribution partners will devote adequate resources to promoting or selling our products. In addition, we may also face potential conflicts between our direct sales force and third-party reselling efforts.

If we lose key personnel, or are unable to attract and retain additional personnel, our growth could be limited.

          Our future success depends to a significant degree on the continued service of our executive officers, as well as other key management, sales and technical personnel. Our officers and key employees are not bound by employment agreements, and we do not maintain life insurance policies on any of our employees. The loss of services of any of these employees for any reason could harm our business.

          We also must attract, integrate and retain additional skilled sales, technical, research and development, marketing and management personnel. Competition for these types of employees is intense. Competition for technical personnel is characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates. Failure to hire and retain qualified personnel would hinder our ability to grow our business.

The lengthy and unpredictable sales cycle for some of our products may make our revenues susceptible to fluctuations, which could cause volatility in our stock price.

          Delay or failure to complete sales in a particular quarter or year would reduce our quarterly and annual revenue. We believe that the purchase of our products is often discretionary and generally involves a significant commitment of capital and other resources by a customer. Before purchasing our products, our customers spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals. The evolving nature of the eBusiness infrastructure software market may also cause prospective customers to postpone their purchase decisions. As a result, our sales cycle can be lengthy, typically ranging from four to 18 months, and is difficult to predict. Consequently, sales of our software solutions that are anticipated to occur in a given quarter or year may be delayed, potentially resulting in significant variations in expected quarterly or annual revenue. These variations could result in volatility in our stock price.

Fluctuations in our quarterly operating results could cause our stock price to decline.

          Our quarterly operating results have fluctuated in the past and are expected to continue to fluctuate in the future. If our quarterly operating results fail to meet expectations, the trading price of our common stock could decline. In addition, significant fluctuations in our quarterly operating results may make it difficult to forecast accurately our revenue for any given period and implement our budget and business plan.

           Historically, a substantial portion of our revenues in a given quarter has been recorded in the third month of that quarter, with a concentration of these revenues in the last two weeks of the third month. We expect this trend to continue. Therefore, any failure or delay in the closing of orders would have a material adverse effect on our quarterly operating results.

          In various quarters in the past, we have derived a significant portion of our revenues from a small number of large sales. We expect this trend to continue and, therefore, any failure or delay in the closing of orders could have a material adverse effect on our quarterly operating results.

          Factors, some of which are outside our control, which could cause our operating results to fluctuate, include:

•	the size and timing of customer orders and the payment plans selected by our customers, which can be affected by customer budgeting and purchasing cycles;

•	the date of product delivery;

•	employee compensation policies, which tend to reward our sales personnel for achieving fiscal year-end, rather than quarterly, revenue quotas;

•	our ability to develop, introduce and market new products on a timely basis;

•	the demand for, and market acceptance of, our software solutions;

•	our competitors’ announcements or introductions of new software solutions, services or technological innovations;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our operations; and

•	general economic conditions that may affect our customers’ capital investment levels.

          Our quarterly expense levels are relatively fixed and are based in part on expectations as to future revenue. As a result, if revenue levels fall below our expectations, our net income will decrease because only a small portion of our expenses varies directly with our revenue.

We intend to significantly increase our spending, which will make it more difficult to remain profitable.

          We intend to significantly increase our spending in the future as we:

•	increase our research and development activities;

•	increase our services activities;

•	expand our distribution channels;

•	increase our sales and marketing activities, including expanding our direct sales force;

•	build our internal information technology system; and

•	operate as an independent public company.

We will incur these additional expenses before we generate any revenue from this increased spending. If this spending does not result in significantly increased revenue, it may be difficult to remain profitable.

Competitive pressures could reduce our market share or require us to reduce our prices, which would reduce our revenue and/or operating margins.

          The market for our software solutions and services is highly competitive and subject to rapidly changing technology. In different product areas, we have different competitors. For a more detailed discussion of our competitive position, see “Business—Competition.” We also expect our field of competitors to continue to expand. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Many of our competitors have substantially greater financial, technical, marketing or other resources, greater name recognition, and larger customer bases than we do. In addition, these companies may adopt aggressive pricing policies that could compel us to reduce the prices of our products and services in response. Our competitors may also be able to respond more rapidly than we can to new or emerging technologies and changes in customer requirements and devote greater resources to the promotion and sale of their products. Our current and potential competitors may also:

•	develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive;

•
make strategic acquisitions or establish cooperative relationships among themselves or with other systems solution providers, which would increase the ability of their products to address the needs of our customers; and

•	establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to sell products through these channels.

          In addition, in-house information technology departments of potential customers have developed or may develop software that provides for some or all of the functions of some of our products. We expect that internally developed software will continue to be a significant source of competition for the foreseeable future. In particular, it can be difficult to sell our products to a potential customer whose internal development group has already made large investments in software that our products are intended to replace.

If the products that we resell for third-party technology providers are not supported or become unavailable, our revenues may decline and we may not achieve growth in our business.

          An important part of our business strategy is to market the products of third-party product developers to our customers. We rely on these third parties to enhance and update their products. If our third-party product providers fail to adequately support these products, we may lose revenues and our reputation may be harmed. Our agreements with third-party providers are generally short-term in nature and dependent on our generating minimum sales of their products. There is no assurance that we will be able to renew these agreements on acceptable terms or that we will achieve the minimum sales.

If we lose access to third-party technology that we incorporate in our products, or if that technology is not supported, our reputation and revenues may suffer.

          We license technology that is incorporated into some of our products from third parties. Any significant interruption in the supply of any licensed software, or any failure by these third parties to deliver and support reliable products, enhance their current products, or develop new products on a timely and cost-effective basis, could adversely affect our revenues or harm our reputation with existing customers, unless and until we can replace the functions provided by the licensed software and perform any necessary modifications to our products.

If our intellectual property is not adequately protected, our competitors may gain access to our technology and we may lose customers, market share and revenues.

          We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright, trademark, and patent laws.

          Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The use by others of our proprietary technology could harm our business. Policing unauthorized use of our products is difficult and expensive, and while we are unable to determine the extent to which piracy of our software products exists, software piracy may be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute and we cannot be certain that we will be able to enforce our rights or prevent other parties from developing similar technology, duplicating our products or designing around our intellectual property.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements or prevent us from selling our products.

          The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We may increasingly be subject to these claims as the number of products and competitors in our industry grows and the functions of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

          We cannot be certain that our products do not infringe issued patents or other intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until a patent is issued, applications of which we are not aware may have been filed which relate to our software products. We may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trademarks or copyrights, from time to time in the ordinary course of business. In addition, we may be required to indemnify our distribution partners and customers for any similar claims made against them. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation and divert management’s attention and resources. In addition, parties making these claims may be able to obtain an injunction, which could delay or prevent us from selling or installing our products in the United States or abroad. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial modifications. We might not be able to obtain license or royalty agreements on acceptable terms, or at all. If we could not obtain these agreements, we might not be able to modify our products successfully or in a timely fashion. Any of these results could harm our business.

Our software products are complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our products.

          Our software products are complex and include software that is internally developed and licensed from third parties. Our software products may contain defects, particularly when first introduced, when new versions or enhancements are released or when we develop custom applications. These defects could:

•	damage or interrupt our customers’ critical systems or business functions;

•	cause our customers to experience severe system failures;

•	damage our reputation;

•	increase our product development costs;

•	divert our product development resources;

•	cause us to lose sales; or

•	delay market acceptance of our products.

          We may not discover software defects that affect our current or new products or enhancements until after they are sold and integrated into our customers’ systems. Our software products are designed to work in conjunction with a wide variety of applications; however, we do not test our products with each of them.

           The sale of products containing defects entails the risk of product liability or warranty claims. These claims could require us to pay significant damages. Any of these claims, even if not meritorious, could result in costly litigation, damage our reputation or divert management’s attention and resources. Our current insurance coverage and our contractual protections would likely be insufficient to protect us from all liability that might result from these types of claims.

Our business is subject to foreign currency, economic, political and other risks associated with international markets which may impair our ability to generate revenue in international markets or expand our international operations.

          Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. A portion of our international sales is denominated in local currencies. To the extent that our sales are denominated in local currencies, the revenue we receive could be subject to fluctuations in currency exchange rates. If the effective price to our international customers of the products we sell to them in U.S. dollars were to increase due to fluctuations in local currency exchange rates, demand for our technology could fall or we may be required to reduce our prices, either of which would, in turn, reduce our revenue. We have not historically attempted to mitigate the effect that currency fluctuations may have on our revenue through the use of hedging instruments, and we do not currently intend to do so in the future.

          Part of our business strategy is to add sales personnel to increase sales of our products and services in markets outside the United States. This strategy will require significant management attention and financial resources. Our future revenues from international markets could be harmed by a variety of factors, including:

•	changes in a specific country’s or region’s political or economic conditions and stability, particularly in emerging markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	international variations in technology standards;

•	differing levels of protection of intellectual property;

•	unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to our business or to the Internet;

•	difficulty in establishing or maintaining relationships with systems integrators and service, distribution and marketing partners and the performance of these partners in selling our products;

•	difficulties and costs of adapting products for foreign markets, including the development of multilingual capabilities in our products;

•	costs of enforcing contractual obligations; and

•	greater risk of uncollectable accounts and longer collection periods.

Changes in accounting standards could affect the calculation of our operating results.

          Statement of Position 97-2, “Software Revenue Recognition,” was issued in October 1997 by the American Institute of Certified Public Accountants. We were required to adopt Statement of Position 97-2 beginning in fiscal 1999. Additional interpretations and additional revenue recognition standards or guidance could be issued in the future. These interpretations and additional standards and guidance could lead to unanticipated changes in our current revenue recognition policies, which could affect the timing of the recognition of revenue and cause fluctuations in our operating results. Our revenue recognition policies are further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview.”

RISKS RELATED TO OUR SEPARATION FROM TSA

          We have no experience as a stand-alone company and the transitional services provided by TSA may not be sufficient to meet our needs.

          We may encounter risks, expenses and difficulties as a newly formed company with a new management team implementing a new business strategy in a rapidly evolving market. Following this offering, TSA has agreed to provide certain transitional services. Although TSA will be contractually obligated to provide us with these services, these services may not be provided at the same level as when we were part of TSA, and we may not be able to obtain the same benefits. These arrangements were prepared in the context of a parent-subsidiary relationship and in connection with this offering. The prices charged to us under these agreements may be higher or lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. After the expiration of these various arrangements, we may not be able to replace these transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from TSA. Additionally, we will be required to supplement our financial, administrative and other resources to provide services necessary to operate successfully as a fully independent company. There can be no assurance that we can successfully operate as a stand-alone company. For more information about these arrangements, see “Our Relationship with TSA—Arrangements with TSA.”

Our historical financial information may not be representative of our results as a separate company.

          Our consolidated financial statements have been carved out from the consolidated financial statements of TSA using the historical results of operations and historical bases of the assets and liabilities of the TSA business that we comprise. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a single, separate, stand-alone entity during the periods presented. TSA did not account for us, and we were not operated, as a separate entity for the periods presented. Our historical reported costs and expenses include allocations from TSA for centralized corporate services and infrastructure costs, including:

•	legal;

•	accounting/financial planning;

•	treasury;

•	real estate;

•	tax;

•	information technology;

•	distribution;

•	customer service;

•	human resources;

•	investor relations;

•	sales operations; and

•	marketing.

          We have not made adjustments to our historical financial information to reflect any significant changes that will occur in our cost structure, funding and operations as a result of our separation from TSA, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from TSA and increased costs associated with being a publicly traded, stand-alone company.

As long as TSA owns a majority of our capital stock, we will be controlled by TSA and our other stockholders will be unable to affect the outcome of stockholder voting.

          After the completion of this offering, TSA will own approximately 81.9% of our outstanding common stock, or approximately 80.1% if the underwriters exercise their over-allotment option in full. As long as TSA owns at least a majority of our outstanding common stock, TSA will continue to be able to elect our entire board of directors and remove any director, with or without cause. Investors in this offering will not be able to affect the outcome of any stockholder vote for so long as TSA owns a majority of our common stock. As a result, TSA will control all matters affecting us, including:

•	the allocation of business opportunities that may be suitable for TSA and us;

•	any determinations with respect to mergers or other business combinations involving us;

•	new product development;

•	the acquisition or disposition of assets or businesses by us;

•	our debt or equity financing, including future issuance of our common stock or other securities;

•	changes to the agreements providing for our separation from TSA and our use of TSA’s services after the separation; and

•	amendments to our certificate of incorporation or by-laws.

If we need additional financing to maintain and expand our business, TSA will be under no obligation to provide financing and other financing may not be available on favorable terms.

          In the past, our capital needs have been satisfied by TSA. However, following the separation, TSA will no longer provide funds to finance our working capital or other cash requirements. We cannot assure you that financing, if needed, will be available on favorable terms. If we are unable to obtain financing on favorable terms or at all, our ability to grow our business will be harmed.

          We may require or choose to obtain additional equity financing in the future. Future equity financings would be dilutive to the existing holders of our common stock. Pursuant to an agreement between TSA and us, our ability to issue common stock or complete other financings will be limited. For further information regarding these specified actions and the restrictions on our ability to obtain additional financing, see “Our Relationship with TSA—Arrangements with TSA.”

We will be subject to contractual limitations that could limit the conduct of our business and our ability to pursue our business objectives.

          The master separation and distribution agreement that we will enter into with TSA relating to this offering and the potential distribution of all of its remaining shares of our common stock will contain a number of restrictive covenants relating to the distribution, which will require that until two years after the completion of the distribution, and possibly longer, we cannot take specified actions without either the consent of TSA or a supplemental ruling from the Internal Revenue Service. In addition, under certain circumstances we will agree to indemnify TSA for any tax liability incurred by TSA as a result of our taking any of these actions, or that causes the distribution to become taxable. For further information regarding the master separation and distribution agreement, see “Our Relationship with TSA—Arrangements with TSA.”

We may have potential business conflicts of interest with TSA that could harm our business operations.

          Conflicts of interest may arise between TSA and us in a number of areas, including:

•	major business combinations involving us or TSA, including an acquisition of us by a third party;

•	our efforts to raise capital in debt or equity financing;

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from TSA;

•	employee retention and recruiting;

•	sales or distributions by TSA of all or any portion of its ownership interest in us;

•	the nature, quality and pricing of products and services TSA has agreed to provide us; and

•	business opportunities that may be attractive to both TSA and us.

          In particular, we act as the non-exclusive sales agent for TSA’s NET24 product. The agreement between us and TSA does not prohibit TSA from licensing NET24. However, we are prohibited from licensing NET24 to banks and retailers and are prohibited from licensing outside of the United States. A conflict could arise between TSA and us over the sale of NET24.

          We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we will enter into with TSA may be amended if the parties agree. While we are controlled by TSA, TSA will be able to require us to agree to amendments to these agreements that may be less favorable to us than the original terms of any of these agreements. For a discussion of TSA’s rights to amend these agreements, see “Our Relationship with TSA—Arrangements with TSA.”

          Many of our directors and executive officers own a substantial amount of TSA common stock and options to purchase TSA common stock. Three of our directors are also either directors or executive officers of TSA. As a result, it is possible that these directors and executive officers could place the interests of TSA ahead of ours when faced with decisions that have different implications for TSA and us. For information regarding directors’ and executive officers’ ownership of options to acquire TSA common stock, see “Management.”

Our stock price may decline if TSA does not complete its distribution of our common stock.

          TSA currently intends to distribute to its stockholders all of our common stock that it owns within 12 months after this offering, although it is not obligated to do so. This distribution remains subject to obtaining approval by the TSA board of directors and a ruling from the Internal Revenue Service that the distribution will be tax-free to TSA stockholders and that our separation from TSA qualifies as reorganization. The distribution may not occur within 12 months after the offering or at all. If the distribution is delayed or not completed at all, the liquidity of our shares in the market will be severely constrained unless and until TSA elects to sell some of its significant ownership. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock will have a disproportionate effect on our stock price. At the time of this offering, we will not know what the ruling from the Internal Revenue Service regarding the tax treatment of the separation and the distribution will be. If TSA does not receive a favorable tax ruling, it is not likely to make the distribution in the expected time frame or at all. If TSA fails to complete the distribution the stock market may value our common stock lower as a controlled subsidiary than it would be as a widely held corporation with no majority stockholder.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

Our stock price may be volatile because our shares have not been publicly traded before, and you may lose all or a part of your investment.

          Prior to this offering, you could not buy or sell our stock publicly. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters. The price of our stock in the market after this offering could be lower than the price you pay. An active public market for our common stock may not develop or be sustained after this offering. Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

•	variations in our annual or quarterly results;

•	announcements of technological innovations and significant contracts by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	acquisitions or strategic alliances by us or by our competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant orders;

•	changes in the estimates of our operating performance or changes in recommendations by securities analysts;

•	changes in market valuations of similar companies;

•	market conditions in the industry and the economy as a whole;

•	actions by institutional stockholders or by TSA prior to its distribution of our stock;

•	speculation in the press or investment community;

•	legal claims or actions affecting us;

•	sales of our common stock by existing stockholders;

•	domestic and international economic factors unrelated to our performance; and

•	fluctuations in the stock market generally.

The market for stocks of technology companies has experienced extreme price and volume fluctuations, which could lower the market price for our common stock.

          The market for stocks of technology companies has experienced extreme price and volume fluctuations that often have been unrelated to these companies’ operating performance. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

We are at risk of securities class action litigation due to our expected stock price volatility.

          In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years. We may in the future be the target of similar litigation. Regardless of its outcome, securities litigation could result in substantial costs and divert management’s attention and resources, and could seriously harm our business.

The price of our common stock could decline as a result of sales or distributions of substantial amounts of our common stock in the public market.

          TSA has informed us that it intends to distribute all of the shares of our common stock it owns after this offering is completed to TSA stockholders provided specified conditions are met, including the approval of the TSA Board of Directors. For further information regarding the distribution see “Our Relationship with TSA.” Any shares distributed by TSA will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. See “Shares Eligible for Future Sale.” We are unable to predict whether a significant number of shares of our common stock will be sold in the open market in anticipation of, or following, this possible distribution by TSA. We are also unable to predict whether TSA will sell significant amounts of our common stock if this distribution does not occur. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Sales by TSA or others of substantial amounts of our common stock in the public market, or the perception that sales might occur, could cause the price of our common stock to decline.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of your shares.

          Our certificate of incorporation and by-laws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors, although these provisions have little significance while we are controlled by TSA. These provisions will include a classified board of directors, prohibition of actions by our stockholders by written consent, advance notice requirements for stockholder proposals and nominations and a requirement that special meetings of stockholders be called only by our board of directors or the chairman of our board of directors. Our board of directors will also have the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions will provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, including, without limitation, statements concerning the conditions in the industry in which we compete, our operations, economic performance and financial condition, including in particular statements relating to our business, growth strategy and product development efforts, as well as the plans of TSA. The words “believe,” “expect,” “anticipate,” “intend” and other similar expressions generally identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus. Actual results will differ and could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of about $         million, or about $         million if the underwriters exercise their over-allotment option in full. For purposes of this calculation, we have assumed an initial public offering price of $         per share, the midpoint of the range described on the cover of this prospectus. We estimate that our net proceeds from the concurrent offering will be about $         million, based on an offering price of $       per share.

          We intend to use a portion of the net proceeds from this offering and the concurrent offering to repay approximately $7.2 million of indebtedness under promissory notes due to TSA and approximately $9.0 million of TSA’s bank indebtedness to be assumed by us prior to the consummation of this offering. The indebtedness due to TSA represents the principal balance and accrued interest due under two promissory notes. Both promissory notes are payable upon demand and bear interest at the prime rate plus 0.25 percent not to exceed 12 percent per annum. See “Our Relationship with TSA.” The TSA bank indebtedness assumed by us bears interest at LIBOR plus 200 basis points. We intend to use some of the net proceeds for general working capital purposes. In addition, we may use some of the net proceeds for acquisitions of businesses, products and technologies that are complementary to ours. Although in the ordinary course of our business we regularly evaluate potential acquisitions, we currently have no specific commitments or agreements with respect to any acquisition. Pending their use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. See “Capitalization.”

DIVIDEND POLICY

          We have never declared or paid any cash dividends on our common stock. We intend to retain any earnings to finance the growth and development of our business and we do not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of our company, as well as other factors our board of directors may deem relevant. In addition, we may be restricted in our ability to declare and pay dividends by the terms of any credit facility or other financial instrument that we elect to enter into from time to time. We are not currently subject to any such restriction, but we cannot assure you that this will continue to be the case.

CAPITALIZATION

          The following table sets forth our capitalization as of March 31, 2000. Our capitalization is presented:

•	on an actual basis;

•
on a pro forma basis to reflect our assumption of approximately $9.0 million of TSA’s bank indebtedness and the issuance of common stock to TSA in consideration of TSA’s contribution to us of assets and liabilities relating to our business prior to consummation of the offering; and

•
on a pro forma as adjusted basis to reflect our receipt of $    million of net proceeds from the sale of              shares of common stock in this offering and the concurrent offering, after deducting underwriting discounts and estimated offering expenses, assuming an initial public offering price of $     per share and the application of the net proceeds as described under “Use of Proceeds.”

	As of March 31, 2000
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Debt:
Due to affiliated company	$ 7,168	$ 7,168	$—
TSA bank indebtedness assumed by us	—	9,000	—

Total debt	7,168	16,168	—

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 100 shares issued and outstanding actual; shares issued and outstanding on a pro forma as adjusted basis	—
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—	—
Parent company investment	35,952	—	—
Additional paid-in capital	—

Total stockholders’ equity	35,952	26,952

Total capitalization	$43,120	$43,120	$

          This table excludes                              shares of common stock issuable upon the exercise of stock options available for issuance under these plans. You should read the information described above together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

DILUTION

          Our net tangible book value as of March 31, 2000 was approximately $(10.8) million. Pro forma net tangible book value per share is equal to our net tangible book value after giving effect to our assumption of approximately $9.0 million of TSA’s bank indebtedness, divided by the total number of shares of common stock outstanding on a fully-diluted basis. After giving effect to the sale of         shares of common stock in this offering and the concurrent offering after deducting underwriting discounts and commissions and estimated offering expenses, assuming an initial public offering price of $     per share and the application of the net proceeds as described under “Use of Proceeds,” our pro forma as adjusted net tangible book value as of March 31, 2000 would have been approximately $       million, or $       per share. This represents an immediate increase in pro forma net tangible book value of $       per share to our existing stockholder and an immediate dilution of $       per share to new investors purchasing common stock in the underwritten offering. The following table illustrates this dilution on a per share basis:

Initial public offering price per share	$
Pro forma net tangible book value per share at March 31, 2000
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after the offering and the concurrent offering

Dilution per share to new investors in the underwritten offering	$

Concurrently with this offering, we are granting stock options to our employees and employees of TSA under our Concurrent Offering Stock Plan. For further information, see “Management—Concurrent Offering Stock Plan.” Approximately         shares of common stock will be issuable upon the exercise of these options at an exercise price per share equal to the public offering price. After this offering, we may also grant options under the 2000 Incentive Plan. See “Management—2000 Incentive Plan.” In addition, in connection with TSA’s distribution of its shares of our common stock to its stockholders, we will grant options to holders of TSA stock options under the Stock Option Plan for Conversion of TSA Options. See “Management—Treatment of Existing TSA Options.” The exercise of these or other stock options could result in dilution to you.

          The information in this section and the above table assumes:

•	no exercise of any options;

•	no exercise of the underwriters’ over-allotment option; and

•
prior to the consummation of the offering, the issuance of       shares of our common stock to TSA in consideration for TSA’s contribution to us of the businesses of Grapevine Systems, Inc., Insession Inc. and WorkPoint Systems, Inc. and other assets and liabilities. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. You should also read “Risk Factors—Our historical financial information may not be representative of our results as a separate company.”

          The consolidated statements of income data for each of the three years in the period ended September 30, 1999 and for the six months ended March 31, 2000, and the consolidated balance sheet data at September 30, 1998 and 1999, and at March 31, 2000, have been derived from our consolidated financial statements and related notes audited by Arthur Andersen LLP, independent public accountants. The consolidated statements of income data for 1995 and 1996 and for the six months ended March 31, 1999, the consolidated balance sheet data at September 30, 1995, 1996 and 1997, and at March 31, 1999, and the consolidated other data for all periods presented are unaudited and are based on our and TSA’s accounting records which, in management’s opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position at such dates and the results of operations for such respective periods. The pro forma 1999 financial data presented represents the unaudited pro forma results of operations for fiscal 1999 and for the six months ended March 31, 1999 as if the Insession Inc. acquisition had occurred as of October 1, 1998. See note 3 to the consolidated financial statements of Insession Technologies, Inc. included elsewhere in the prospectus. The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our results of operations or financial position would have been had we operated as a separate, stand-alone entity during the periods presented.

	Year Ended September 30,						Six Months Ended March 31,
	1995	1996	1997	1998	1999	Pro Forma 1999	1999	Pro Forma 1999	2000
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenues:
Software license and maintenance fees (1)	$ 7,169	$10,598	$13,413	$24,973	$31,418	$32,012	$16,591	$17,261	$19,142
Services	3,380	4,325	6,521	8,027	8,166	8,182	4,321	4,337	2,705

Total revenues	10,549	14,923	19,934	33,000	39,584	40,194	20,912	21,598	21,847

Expenses:
Cost of software license and maintenance fees:
Cost of software	3,140	4,725	6,371	12,419	7,711	337	7,374	—	366
Amortization of software	—	13	413	393	3,294	5,449	495	2,650	2,716
Cost of support and maintenance	262	416	158	122	1,829	2,540	569	1,280	1,174
Cost of services	2,129	2,533	4,433	5,109	4,183	4,183	2,107	2,107	1,823
Research and development	—	—	—	—	2,080	3,764	792	2,476	1,355
Sales and marketing	2,995	3,500	4,685	6,181	8,325	8,743	4,264	4,682	4,690
General and administrative	1,126	1,207	1,970	2,798	5,424	8,019	2,624	5,219	3,647
Amortization of goodwill	—	—	—	—	2,047	4,172	373	2,498	2,399

Total expenses	9,652	12,394	18,030	27,022	34,893	37,207	18,598	20,912	18,170

Operating income	897	2,529	1,904	5,978	4,691	2,987	2,314	686	3,677

Other income (expense):
Interest income	—	—	—	—	54	54	—	—	86
Interest expense to related party	—	—	—	—	(308)	(497)	(45)	(234)	(260)
Minority interest in net income	—	—	—	—	(526)	—	(175)	—	—

Total other	—	—	—	—	(780)	(443)	(220)	(234)	(174)

Income before income taxes	897	2,529	1,904	5,978	3,911	2,544	2,094	452	3,503
Provision for income taxes	(343)	(968)	(732)	(2,293)	(2,283)	(2,552)	(1,222)	(1,121)	(2,258)

Net income (loss)	$ 554	$ 1,561	$ 1,172	$ 3,685	$ 1,628	$ (8)	$ 872	$ (669)	$ 1,245

Basic and diluted net income (loss) per common share (2)	$	$	$	$	$	$	$	$	$

Shares used in computing basic and diluted net income (loss) per common share (2)
Consolidated Other Data:
EBITDA (3) (unaudited)	$ 897	$ 2,549	$ 2,449	$ 6,535	$10,351	$12,927	$ 3,297	$ 5,949	$ 8,968

	As of September 30,					As of March 31,
	1995	1996	1997	1998	1999	1999	2000
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$ 657	$ 505	$ 248	$ (177)	$(14,126)	$(18,958)	$(7,215)
Total assets	1,930	4,258	4,695	7 ,081	62,422	63,647	59,921
Total debt	—	—	—	—	6,908	6,644	7,168
Stockholder’s net investment	657	1,294	928	610	31,310	27,584	35,952

(1)
Effective October 1, 1998, we changed our method of accounting for software license fees revenue. See note 2 to the consolidated financial statements of Insession Technologies, Inc. included elsewhere in the prospectus.

(2)
Prior to the consummation of the offering, we intend to issue           shares of our common stock to TSA in consideration for TSA’s contribution to us of the businesses of Grapevine Systems, Inc., Insession Inc. and WorkPoint Systems, Inc. and other assets and liabilities. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview.”

(3)
EBITDA represents income before income taxes, plus depreciation and amortization expense, minority interest in net income and net interest expense. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity. We have included information concerning EBITDA as one measure of our cash flow and our ability to incur and service indebtedness and because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          We provide electronic business infrastructure software and services for business-critical applications. We are currently a wholly-owned subsidiary of TSA. Our business began in 1986 with the formation of Grapevine Systems, Inc., which was acquired by TSA in 1996 in a stock transaction accounted for as a pooling-of-interests. Grapevine Systems, Inc. sold consulting services and was also the developer and owner of ENGUARD, which is currently our principal monitoring product.

          In March 1999, TSA completed the acquisition of 85% of Insession Inc. In August 1999, TSA acquired the remaining 15% of Insession Inc. The acquisition of Insession Inc. was accounted for using the purchase method. Since 1991, TSA subsidiaries have been the exclusive distributors of Insession Inc.’s primary software product, ICE, which is currently our principal enterprise connectivity product.

          In April 2000, TSA acquired WorkPoint Systems, Inc. in a stock transaction accounted for using the purchase method. WorkPoint Systems, Inc. was the developer and owner of WorkPoint, which we anticipate will be our principal business process automation product.

          Prior to the consummation of the offering, TSA will contribute to us the businesses of Grapevine Systems, Inc., Insession Inc. and WorkPoint Systems, Inc. and other assets and liabilities. In addition, to provide us with a global sales presence, TSA will contribute to us its Systems Solutions Sales Channel division, which has historically been the principal global direct sales organization for our products. TSA will also contribute all of its rights to distribute Golden Gate Software’s Extractor/Replicator data replication product and the management products of Softsell Business Systems and Merlon Software Corporation. In addition, prior to the consummation of the offering we will enter into an agreement with TSA’s ACI Worldwide subsidiary that will enable us to distribute its NET24 middleware product.

          For all historical periods presented, the entities that we now include in our financial information operated as separate entities or subsidiaries and divisions of TSA. Our revenues and assets presented in this prospectus are those directly related to the products and personnel that will be assigned to us prior to the consummation of the offering and are presented as if we had been a single separate entity for all periods. Expenses consist of the direct costs associated with these revenues, assets and personnel, as well as allocations of costs for shared services and corporate functions which we did not perform independently as of March 31, 2000 or in prior periods presented. “See Risk Factors—Risks Related to our Separation from TSA—Our historical financial information may not be representative of our results as a separate company.”

Revenue Recognition

          We license software to our customers, who pay us license fees. These fees are based on the number of copies of the software used by our customers and the performance capabilities of the hardware on which these copies are installed. Our software is typically licensed under one of two payment options. Under the first payment option, the customer can pay a combination of an initial license fee (“ILF”) at the beginning of the software license term and a monthly license fee (“MLF”) over the term of the software license. We also offer a “paid-up-front” payment option (“PUF”) under which a single payment is due at the beginning of the software license term. Our software licenses are typically for a fixed term of between 12 and 60 months, do not include a right of return, and provide for ongoing maintenance.

          We generally recognize ILF and PUF amounts as revenue upon delivery of the software. We generally recognize MLF amounts as revenue as the payments are billed to the customers, except as described below. Beginning in fiscal 1999, we were required to adopt American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”). SOP 97-2 provides guidance on applying generally accepted accounting principles for software revenue recognition transactions.
The primary criteria for software revenue recognition outlined in SOP 97-2 include evidence of an arrangement, delivery, fixed or determinable fees and collectibility.

          Under SOP 97-2, if payments for a significant portion of the software license fees are due later than twelve months after delivery, these fees must be recognized as they become due unless there is a standard business practice of using extended payment terms and a history of successfully collecting the software license fees under the original contract terms without making concessions. If both of these criteria are met, the present value of future contractual payments is generally required to be recognized when the software is delivered. For a more detailed description of SOP 97-2, see note 2 to the consolidated financial statements of Insession Technologies, Inc.

          We have concluded that the majority of software license contracts for ICE entered into after October 1, 1998 with fixed payment terms that extend beyond 12 months meet the criteria described above and the software license fees for these contracts must be recognized when we deliver the software. We refer to these contracts as “Recognized-Up-Front MLFs.” The discount rates used to determine the present value of these software license fees, representing our incremental borrowing rates, ranged from 9.5% to 10.25% in fiscal 1999 and for the six months ended March 31, 2000. The portion of these software license fees that has been recognized by us, but not yet billed, is reflected in accrued receivables in our consolidated balance sheets. As we receive payments from our customers under Recognized-Up-Front MLFs, a portion of the payment is allocated to interest income and the remainder is applied against the accrued receivable balance. In the future, contracts for some of our other products may be determined to meet the criteria of SOP 97-2, which would require us to recognize the present value of future software license fees for those products when we deliver the software.

          The software license and maintenance fees for fiscal 1997, 1998 and 1999 and the six months ended March 31, 1999 and 2000 consisted of the following:

	Year Ended September 30,			Six Months Ended March 31,
	1997	1998	1999	1999	2000
	(in thousands)
ILF/PUF	$ 3,026	$11,672	$ 6,421	$ 4,093	$ 8,666
MLFs (other than Recognized-Up-Front MLFs)	10,387	13,301	18,365	7,858	8,854
Recognized-Up-Front MLFs	—	—	6,632	4,640	1,822

	$13,413	$24,973	$31,418	$16,591	$19,142

          Most of our software licenses have a term of between 12 and 60 months. PUF and Recognized-Up-Front MLF contracts have a more favorable effect on revenue for the period in which the software is delivered, as compared to other MLF contracts, since all of the software license revenue from these contracts is recognized at the time of delivery. However, MLF contracts (other than Recognized-Up-Front MLFs) have a more favorable effect on revenue for each period over the term of the contract. This favorable effect increases as the installed base of customers paying monthly license fee (MLF) revenue grows. EBITDA and sales and marketing expenses as a percentage of revenues are also impacted by these MLF revenues because all costs of sales and marketing are expensed as incurred, while much of the revenue associated with these expenses is spread over later periods.

           Maintenance fees are recognized ratably over the period maintenance is provided. We generally charge our customers based on an hourly billable rate for time spent by our services group and a reimbursement for the costs incurred to perform those services. Occasionally we perform services under fixed-price contracts. Services revenues are recognized as the services are performed. For more information regarding revenue recognition, see note 2 to the consolidated financial statements of Insession Technologies, Inc.

Results of Operations

          The following table sets forth the statements of income data as a percentage of our total revenues for the periods indicated.

	Year Ended September 30,				Six Months Ended March 31,
	1997	1998	1999	Pro Forma 1999	1999	Pro Forma 1999	2000
Revenues:
Software license and maintenance fees	67.3%	75.7%	79.4%	79.6%	79.3%	79.9%	87.6%
Services	32.7	24.3	20.6	20.4	20.7	20.1	12.4

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Cost of software license and maintenance fees:
Cost of software	31.9	37.6	19.5	0.8	35.2	0.0	1.7
Amortization of software	2.1	1.2	8.3	13.6	2.4	12.3	12.4
Cost of support and maintenance	0.8	0.4	4.6	6.3	2.7	5.9	5.4
Cost of services	22.2	15.5	10.6	10.4	10.1	9.7	8.3
Research and development	0.0	0.0	5.2	9.4	3.8	11.5	6.2
Sales and marketing	23.5	18.7	21.0	21.7	20.4	21.7	21.5
General and administrative	9.9	8.5	13.7	20.0	12.5	24.1	16.7
Amortization of goodwill	0.0	0.0	5.2	10.4	1.8	11.6	11.0

Total expenses	90.4	81.9	88.1	92.6	88.9	96.8	83.2

Operating income	9.6	18.1	11.9	7.4	11.1	3.2	16.8

Other income (expense):

Interest income	0.0	0.0	0.1	0.1	0.0	0.0	0.4
Interest expense to related party	0.0	0.0	(0.8)	(1.2)	(0.2)	(1.1)	(1.2)
Minority interest in net income	0.0	0.0	(1.3)	0.0	(0.9)	0.0	0.0

Total other	0.0	0.0	(2.0)	(1.1)	(1.1)	(1.1)	(0.8)

Income before income taxes	9.6	18.1	9.9	6.3	10.0	2.1	16.0
Provision for income taxes	(3.7)	(6.9)	(5.8)	(6.3)	(5.8)	(5.2)	(10.3)

Net income	5.9%	11.2%	4.1%	0.0%	4.2%	(3.1)%	5.7%

Six Months ended March 31, 2000 Compared to Six Months ended March 31, 1999

          Total revenues.    Total revenues increased $935,000, or 4.5%, to $21.8 million in the six months ended March 31, 2000 from $20.9 million in the six months ended March 31, 1999.

           Software license and maintenance fees.    Software license and maintenance fee revenues increased $2.6 million, or 15.4%, to $19.1 million in the six months ended March 31, 2000 from $16.6 million in the six months ended March 31, 1999. The increase is attributable primarily to increased demand for E/R and ENGUARD and a moderate increase in revenues from ICE. ICE revenues for the first six months of fiscal 1999 included two large transactions that provided over $5.0 million in license fees. MLF (other than Recognized-Up-Front MLF) revenue increased by approximately 10%, reflecting the continued growth of the installed base of customers paying monthly license fees.

           Services.    Services revenues decreased $1.6 million, or 37.4%, to $2.7 million in the six months ended March 31, 2000 from $4.3 million in the six months ended March 31, 1999. This decrease reflected a TSA initiative adopted in late fiscal 1999 to allocate technical resources to product-related activities, rather than services.

           Cost of software.    Cost of software consists primarily of software royalties paid to third parties. Cost of software decreased by $7.0 million to $366,000 in the six months ended March 31, 2000 from $7.4 million in the six months ended March 31, 1999. This decrease is attributable to the acquisition of Insession Inc. by TSA in fiscal 1999. Prior to that acquisition, we paid royalty fees to Insession Inc. on sales of ICE.

           Amortization of software.    Amortization of software increased by $2.2 million to $2.7 million in the six months ended March 31, 2000 from $495,000 in the six months ended March 31, 1999. This increase reflects the inclusion of six months of amortization charges in fiscal 2000 associated with products acquired in the Insession Inc. acquisition, as compared to one month of such amortization charges in fiscal 1999.

          Costs of support and maintenance.    Support and maintenance costs consist primarily of compensation and expenses related to customer support and product maintenance activities. Support and maintenance costs increased by $605,000 to $1.2 million in the six months ended March 31, 2000 from $569,000 in the six months ended March 31, 1999. The increase is attributable primarily to the fiscal 1999 acquisition of Insession Inc. and our assumption of the customer support costs related to ICE.

          Cost of services.    Cost of services consists of compensation and related overhead costs for personnel engaged in billable services for our customers. Cost of services decreased by $284,000, or 13.5%, to $1.8 million in the six months ended March 31, 2000 from $2.1 million in the six months ended March 31, 1999. This decrease reflects a TSA initiative to allocate technical resources to product-related activities, rather than services, which resulted in fewer sales of our services. Cost of services increased as a percentage of services revenues to 67.4% in the six months ended March 31, 2000 from 48.8% in the six months ended March 31, 1999. This increase is primarily due to decreases in utilization rates as staffs were transitioned to other activities.

           Research and development.    Research and development expenses consist primarily of compensation and related costs for research and development employees and contractors. Research and development expenses increased by $563,000, or 71.1%, to $1.4 million in the six months ended March 31, 2000 from $792,000 in the six months ended March 31, 1999. This increase was attributable primarily to the acquisition of Insession Inc. and our assumption of expenses related to Insession Inc.’s research and development personnel. On a pro forma basis, research and development expenses decreased by $1.1 million, or 45.3%, to $1.4 million in the six months ended March 31, 2000 from $2.5 million in the six months ended March 31, 1999. This decrease was due to the decision of Insession Inc.’s prior management to discontinue further development of the TransFuse product.

          Sales and marketing.    Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures. Sales and marketing expenses increased by $426,000, or 10.0%, to $4.7 million in the six months ended March 31, 2000 from $4.3 million in the six months ended March 31, 1999. Sales and marketing expenses increased as a percentage of total revenues to 21.5% in the six months ended March 31, 2000 from 20.4% in the six months ended March 31, 1999. The increases in both costs and costs as a percentage of revenue were primarily attributable to an increase in sales and marketing activities as we began to hire new personnel to increase our penetration of new markets and to increase sales of our products and services in markets outside the United States.

           General and administrative.    General and administrative expenses consist primarily of personnel expenses and related overhead, legal and accounting expenses and other general corporate expenses. General and administrative expenses increased by $1.0 million, or 39.0%, to $3.6 million in the six months ended March 31, 2000 from $2.6 million in the six months ended March 31, 1999. General and administrative expenses increased as a percentage of total revenues to 16.7% in the six months ended March 31, 2000 from 12.5% in the six months ended March 31, 1999. The increases in both costs and costs as a percentage of revenue were primarily attributable to increased staffing and facilities requirements as a result of the acquisition of Insession Inc. On a pro forma basis, general and administrative expenses decreased $1.6 million, or 30.1%, to $3.6 million in the six months ended March 31, 2000 from $5.2 million in the six months ended March 31, 1999. The six months ended March 31, 1999 included charges of $1.2 million relating to facility closure and severance resulting from the decision by Insession Inc.’s prior management to discontinue further development of the TransFuse product.

           Amortization of goodwill.    Amortization of goodwill increased to $2.4 million in the six months ended March 31, 2000 from $373,000 in the six months ended March 31, 1999. This increase reflects the inclusion of six months of goodwill charges associated with the acquisition of Insession Inc. in the six months ended March 31, 2000, as compared to one month of goodwill charges in the six months ended March 31, 1999.

           Interest income.    Interest income in the six months ended March 31, 2000 was $86,000 and was primarily due to recognition of the interest component of Recognized-Up-Front MLFs, which were not significant in the six month period in fiscal 1999.

           Interest expense.    Interest expense increased to $260,000 in the six months ended March 31, 2000 from $45,000 in the six months ended March 31, 1999. This increase was primarily due to interest on indebtedness owed by Insession Inc. to TSA and our assumption of that indebtedness and the related interest charges when we acquired Insession Inc. The six month period in fiscal 1999 included only one month of such charges while the same period in fiscal 2000 included six months of such charges.

           Minority interest in net income.    Minority interest in net income was $175,000 in the six months ended March 31, 1999 which reflects the interests of minority stockholders in Insession Inc. These interests were acquired by TSA in late fiscal 1999 and, thus, we had no minority interest in net income in fiscal 2000.

           Provision for income taxes.    The provision for income taxes in the six months ended March 31, 2000 was $2.3 million, resulting in an effective tax rate of 64.5%, while in the six months ended March 31, 1999, the provision for income taxes was $1.2 million, resulting in an effective tax rate of 58.4%. These rates reflect permanent differences between book income and taxable income as a result of the amortization of goodwill with the acquisition of Insession Inc.

Fiscal Year 1999 Compared to Fiscal Year 1998

          Total revenues.    Total revenues increased by $6.6 million, or 20.0%, to $39.6 million in fiscal 1999 from $33.0 million in fiscal 1998.

           Software license and maintenance fees.    Software license and maintenance fee revenues increased by $6.4 million, or 25.8%, to $31.4 million in fiscal 1999 from $25.0 million in fiscal 1998. The increase is attributable primarily to increased demand for ICE. MLF (other than Recognized-Up-Front MLF) revenue increased by approximately 39% from the prior period, reflecting the continued growth of the installed base of customers paying monthly license fees.

           Services.    Services revenues increased by $139,000, or 1.7%, to $8.2 million in fiscal 1999 from $8.0 million in fiscal 1998.

          Cost of software.    Cost of software decreased by $4.7 million, or 37.9%, to $7.7 million in fiscal 1999 from $12.4 million in fiscal 1998. This decrease is attributable to the acquisition of Insession Inc. in fiscal 1999. Prior to that acquisition, we paid royalty fees to Insession Inc. on sales of ICE. Fiscal 1999 costs include these fees for only the five months prior to the acquisition, while fiscal 1998 costs reflect a full year of royalty fees. Cost of software as a percentage of revenue decreased to 19.5% in fiscal 1999 from 37.6% in fiscal 1998. The decrease reflects the reduced percentage of the product mix subject to these royalty fees.

           Amortization of software.    Amortization of software costs increased by $2.9 million to $3.3 million in fiscal 1999 from $393,000 in fiscal 1998. The increase reflects the inclusion of seven months of amortization charges in the fiscal 1999 period associated with products acquired with Insession Inc.

          Cost of support and maintenance.    Costs of support and maintenance increased by $1.7 million to $1.8 million in fiscal 1999 from $122,000 in fiscal 1998. The increase is attributable primarily to the fiscal 1999 acquisition of Insession Inc. and our resulting assumption of the customer support costs for ICE for seven months of fiscal 1999.

           Cost of services.    Cost of services decreased by $926,000, or 18.1%, to $4.2 million in fiscal 1999 from $5.1 million in fiscal 1998. This decrease reflects a TSA initiative to allocate technical resources to product-related activities, rather than services, which resulted in fewer sales of our services. Cost of services decreased as a percent of services revenues to 51.2% in fiscal 1999 from 63.6% in fiscal 1998, reflecting higher average billing rates for Year 2000 related services.

           Research and development.    Research and development expenses increased to $2.1 million in fiscal 1999 from $37,000 in fiscal 1998. Prior to fiscal 1999, our research and development expenses were not material. Fiscal 1999 costs were attributable primarily to the acquisition of Insession Inc. and our assumption of expenses related to Insession’s research and development personnel.

          Sales and marketing.    Sales and marketing expenses increased by $2.1 million, or 34.7%, to $8.3 million in fiscal 1999 from $6.2 million in fiscal 1998. The increase was attributable primarily to growth in our sales force to expand geographic coverage and to market our newer products, including E/R. Sales and marketing expenses increased as a percentage of total revenues to 21.0% for fiscal 1999 from 18.7% in fiscal 1998. This increase as a percentage of total revenues reflects the impact of sales and marketing expenses that were incurred before revenues were recognized for products that were sold on an MLF basis, especially the E/R product.

           General and administrative.    General and administrative expenses increased by $2.6 million, or 93.9%, to $5.4 million in fiscal 1999 from $2.8 million in fiscal 1998. General and administrative expenses as a percentage of total revenues increased to 13.7% in fiscal 1999 from 8.5% in fiscal 1998. The increases in both costs and costs as a percentage of revenue were primarily attributable to increased staffing and facilities requirements as a result of the acquisition of Insession Inc. in fiscal 1999 and additional staff and facilities costs to support growth.

           Amortization of goodwill.    Amortization of goodwill was $2.0 million in fiscal 1999, due to the acquisition of Insession Inc.

           Interest income.    Interest income of $54,000 in fiscal 1999 is primarily attributable to the recognition of the interest component of Recognized-Up-Front MLFs.

           Interest expense.    Interest expense was $308,000 for fiscal 1999. Interest expense reflects interest on indebtedness owed by Insession Inc. to TSA and our assumption of that indebtedness and the related interest charges when we acquired Insession Inc.

           Minority interest in net income.    Minority interest in net income of $526,000 in fiscal 1999 reflects the interest of the minority stockholders in Insession Inc. until their minority interests were acquired later in that year.

           Provision for income taxes.    The provision for income taxes in fiscal 1999 was $2.3 million, resulting in an effective tax rate of 58.4%, while in fiscal 1998, the provision for income taxes was $2.3 million, resulting in an effective tax rate of 38.4%. The increase in the rate reflects permanent differences between book income and taxable income as a result of the amortization of goodwill with the acquisition of Insession Inc. in 1999.

Fiscal Year 1998 Compared to Fiscal Year 1997

          Total revenues.    Total revenues increased by $13.1 million, or 65.5%, to $33.0 million in fiscal 1998 from $19.9 million in fiscal 1997.

           Software license and maintenance fees.    Software license and maintenance fee revenues increased by $11.6 million, or 86.2%, to $25.0 million in fiscal 1998 from $13.4 million in fiscal 1997. The increase is attributable primarily to three large ICE transactions and one large NET24 transaction. MLF (other than Recognized-Up-Front MLF) revenue increased by approximately 28.1% in fiscal 1998, reflecting the continued growth of the installed base of customers paying monthly license fees.

           Services.    Services revenues increased by $1.5 million, or 23.1%, to $8.0 million in fiscal 1998 from $6.5 million in fiscal 1997. The increase is attributable primarily to strong demand for services.

          Cost of software.    Cost of software increased by $6.0 million to $12.4 million in fiscal 1998 from $6.4 million in fiscal 1997. The increase is attributable primarily to increased sales of ICE on which we paid a royalty fee to Insession Inc. Cost of software increased as a percentage of revenue to 37.6% in fiscal 1998 from 31.9% in fiscal 1997. The increase reflects the increased percentage of total revenue on which we paid royalty fees.

           Amortization of software.    Amortization of software costs decreased by $20,000 from $413,000 in fiscal 1997 to $393,000 in fiscal 1998.

          Cost of support and maintenance.    Cost of support and maintenance decreased by $36,000 to $122,000 in fiscal 1998 from $158,000 in fiscal 1997.

          Cost of services.    Cost of services increased by $676,000, or 15.2%, to $5.1 million in fiscal 1998 from $4.4 million in fiscal 1997. Cost of services decreased as a percentage of services revenue from 68.0% in fiscal 1997 to 63.6% in fiscal 1998.

           Research and development.    Research and development expenses decreased $53,000 in fiscal 1998 from $90,000 in fiscal 1997.

          Sales and marketing expenses.    Sales and marketing expenses increased by $1.5 million, or 31.9%, to $6.2 million in fiscal 1998 from $4.7 million in fiscal 1997. The increase is attributable primarily to the addition of sales and marketing personnel and related expenses to support sales growth.

           General and administrative.    General and administrative expenses increased by $828,000, or 42.0%, to $2.8 million in fiscal 1998 from $2.0 million in fiscal 1997. The increase is attributable primarily to increased staff and facilities requirements to support the significant increase in revenues.

           Provision for income taxes.    The provision for income taxes in fiscal 1998 was $2.3 million, resulting in an effective tax rate of 38.4%, while in fiscal 1997, the provision for income taxes was $732,000, resulting in an effective tax rate of 38.4%.

Selected Quarterly Information

          The following table sets forth a summary of our unaudited consolidated financial data for each of the quarters within fiscal 1998 and 1999 and for the six months ended March 31, 2000. This information has been derived from the company’s consolidated financial statements and in management’s opinion, reflects all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	Quarter Ended
	Fiscal 1998				Fiscal 1999				Fiscal 2000
	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31
	(unaudited and in thousands)
Consolidated Statements of Income Data:
Revenues:
Software license and maintenance fees	$3,933	$4,960	$7,182	$ 8,898	$ 9,561	$7,030	$7,018	$7,809	$ 9,402	$9,740
Services	1,739	1,689	1,946	2,653	2,362	1,959	2,082	1,763	1,474	1,231

Total revenues	5,672	6,649	9,128	11,551	11,923	8,989	9,100	9,572	10,876	10,971

Expenses:
Cost of software license and maintenance fees:
Cost of software	1,980	2,592	3,313	4,534	5,347	2,027	202	135	300	67
Amortization of software	133	85	88	87	65	430	1,432	1,367	1,359	1,356
Cost of support and maintenance	34	4	24	60	169	400	610	650	563	611
Cost of services	1,187	1,255	1,296	1,371	1,079	1,028	1,060	1,016	954	869
Research and development	—	—	—	—	356	436	660	628	666	689
Sales and marketing	1,363	1,390	1,580	1,848	2,237	2,027	2,068	1,993	2,073	2,617
General and administrative	684	666	703	745	1,313	1,311	1,510	1,290	1,804	1,843
Amortization of goodwill	—	—	—	—	—	373	809	865	1,373	1,026

Total expenses	5,381	5,992	7,004	8,645	10,566	8,032	8,351	7,944	9,092	9,078

Operating income	291	657	2,124	2,906	1,357	957	749	1,628	1,784	1,893

Other income (expense):
Interest income	—	—	—	—	—	—	26	28	30	56
Interest expense to related party	—	—	—	—	—	(45)	(131)	(132)	(132)	(128)
Minority interest in net income	—	—	—	—	—	(175)	(289)	(62)	—	—

Total other	—	—	—	—	—	(220)	(394)	(166)	(102)	(72)

Income before income taxes	291	657	2,124	2,906	1,357	737	355	1,462	1,682	1,821
Provision for income taxes	(112)	(252)	(815)	(1,114)	(792)	(430)	(207)	(854)	(1,084)	(1,174)

Net income	$ 179	$ 405	$1,309	$ 1,792	$ 565	$ 307	$ 148	$ 608	$ 598	$ 647

Consolidated Statements of Income Data as a Percentage of Total Revenues

	Quarter Ended
	Fiscal 1998				Fiscal 1999				Fiscal 2000
	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31
Revenues:
Software license and maintenance fees	69.3%	74.6%	78.7%	77.0%	80.2%	78.2%	77.1%	81.6%	86.4%	88.8%
Services	30.7	25.4	21.3	23.0	19.8	21.8	22.9	18.4	13.6	11.2

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Cost of software license and maintenance fees:
Cost of software	34.9	39.0	36.3	39.2	44.8	22.6	2.2	1.4	2.7	0.6
Amortization of software	2.4	1.3	1.0	0.8	0.5	4.8	15.7	14.3	12.5	12.4
Cost of support and maintenance	0.6	0.0	0.2	0.5	1.4	4.4	6.7	6.8	5.2	5.6
Cost of services	20.9	18.9	14.2	11.9	9.1	11.4	11.7	10.6	8.8	7.9
Research and development	0.0	0.0	0.0	0.0	3.0	4.9	7.3	6.6	6.1	6.3
Sales and marketing	24.0	20.9	17.3	16.0	18.8	22.6	22.7	20.8	19.1	23.8
General and administrative	12.1	10.0	7.7	6.4	11.0	14.6	16.6	13.5	16.6	16.8
Amortization of goodwill	0.0	0.0	0.0	0.0	0.0	4.1	8.9	9.0	12.6	9.3

Total expenses	94.9	90.1	76.7	74.8	88.6	89.4	91.8	83.0	83.6	82.7

Operating income	5.1	9.9	23.3	25.2	11.4	10.6	8.2	17.0	16.4	17.3

Other income (expense):
Interest income	0.0	0.0	0.0	0.0	0.0	0.0	0.3	0.3	0.3	0.5
Interest expense to related party	0.0	0.0	0.0	0.0	0.0	(0.5)	(1.4)	(1.4)	(1.2)	(1.2)
Minority interest in net income	0.0	0.0	0.0	0.0	0.0	(1.9)	(3.2)	(0.6)	0.0	0.0

Total other	0.0	0.0	0.0	0.0	0.0	(2.4)	(4.3)	(1.7)	(0.9)	(0.7)

Income before income taxes	5.1	9.9	23.3	25.2	11.4	8.2	3.9	15.3	15.5	16.6
Provision for income taxes	(2.0)	(3.8)	(9.0)	(9.7)	(6.7)	(4.8)	(2.3)	(8.9)	(10.0)	(10.7)

Net income	3.1%	6.1%	14.3%	15.5%	4.7%	3.4%	1.6%	6.4%	5.5%	5.9%

          In general, the trends identified and discussed previously in the six months and annual comparisons apply to the quarterly results of operations. Our revenues have fluctuated from quarter to quarter due to many factors, including new product introductions and significant license agreements. In particular, in the quarter ended September 30, 1998 we had revenues of $5.6 million from two large ICE transactions and one large NET24 transaction and in the quarter ended December 31, 1998 we had revenues of $4.5 million from one large ICE transaction. For more information, see “Risk Factors—Fluctuations in our quarterly operating results could cause our stock price to decline.”

Liquidity and Capital Resources

          Our operations to date have been funded primarily by TSA. At March 31, 2000, our cash balance was $404,000.

          Net cash provided by operating activities was $2.5 million, $4.9 million, and $17.2 million in fiscal 1997, 1998 and 1999, respectively. Net cash used in operating activities was $92,000 in the six months ended March 31, 2000. In fiscal 1997, cash provided by operating activities was attributable primarily to net income of $1.2 million and an increase in accrued employee compensation of $947,000. For fiscal 1998, cash provided by operating activities was primarily attributable to net income of $3.7 million and an increase in other accrued liabilities of $2.3 million, partially offset by an increase in billed and accrued receivables of $2.0 million. For fiscal 1999, cash provided by operating activities was attributable primarily to net income of $1.6 million, amortization of $5.3 million, an increase in accounts payable of $5.6 million and an increase in other accrued liabilities of $7.2 million, partially offset by an increase in billed and accrued receivables of $3.9 million. For the six months ended March 31, 2000, cash provided by operating activities was attributable primarily to net income of $1.2 million and amortization of $5.1 million, offset by an increase in billed and accrued receivables of $2.4 million and decreases in accounts payable and deferred revenue of $1.0 million and $1.4 million, respectively.

          Net cash used in investing activities was $584,000, $629,000 and $7.0 million in fiscal 1997, 1998 and 1999, respectively, and $3.2 million in the six months ended March 31, 2000. The uses of cash in fiscal 1997 and 1998 were attributable to the acquisition of capital assets, primarily computer equipment and software. For fiscal 1999, the uses of cash were primarily attributable to the acquisitions of capital equipment and the acquisition of approximately 85% of Insession Inc., net of cash acquired. For the six months ended March 31, 2000, the uses of cash were primarily attributable to the deferred portion of the purchase price of the remaining 15% of Insession Inc.

          Net cash used in financing activities was $1.5 million, $4.0 million and $10.6 million for the years ended September 30, 1997, 1998 and 1999, respectively, and net cash provided by financing activities was $3.4 million in the six months ended March 31, 2000. All financing activities resulted from cash transactions incurred by TSA on behalf of Insession.

          We have used factoring arrangements for certain Recognized-Up-Front MLFs that allow us to match cash flows with revenues reported from these contracts and to provide working capital financing. We received cash of $5.4 million in fiscal 1999 and $267,000 in the six months ended March 31, 2000, from these factoring arrangements. There can be no assurance that this type of financing will be available in the future. Consequently, we could experience fluctuations and divergence between net income and cash flows in the future.

          We believe that the net proceeds from this offering and the concurrent offering together with cash provided by future operations will be sufficient to meet our short and long-term working capital and anticipated capital expenditure requirements. We may require additional financing to acquire businesses, products and technologies depending on the capital requirements of these transactions. There can be no assurance that additional financing will be available at all, or if available, that such financing will be obtainable on terms acceptable to us or that any additional financing will not be dilutive. In addition, certain agreements with TSA will restrict our ability to sell shares for up to two years.

Quantitative and Qualitative Disclosures about Market Risk

          We are exposed to market risks associated primarily with changes in foreign currency exchange rates. We conduct business outside the United States. As a general rule, our software license and service agreements are denominated in U.S. dollars. Thus, any decline in the value of local foreign currencies against the U.S. dollar could cause our profit margins to decline or could cause our products to be less competitive against those of foreign competitors, and in those instances where our goods and services have already been sold, may result in the receivables being more difficult to collect. We do enter into software license and service agreements that are denominated in the currencies of countries outside the United States in which we have significant operations, principally the United Kingdom, Australia, and Singapore. We believe this practice serves as a natural hedge to finance the expenses incurred in those locations. We have not entered into, nor do we currently anticipate entering into, any foreign currency hedging transactions. The effect of loss (gain) on translation for 1997, 1998 and 1999 were not material.

          We do not purchase or hold any derivative financial instruments for the purpose of speculation or arbitrage.
BUSINESS

Overview

          We provide electronic business infrastructure software and services for critical business applications. Electronic business, or eBusiness, refers to the movement of business data or financial information and the processing of transactions electronically over public and private networks. Our infrastructure software facilitates communication, data movement, systems monitoring and process automation across incompatible computing systems involving mainframes, distributed computing networks and, more recently, the Internet. We enable our customers to deploy new eBusiness services while preserving their investments in their legacy mainframe systems. Our focus is on business-critical systems, which are those systems required to conduct the fundamental business operations of an enterprise reliably and continuously.

          We began licensing our software in 1991 and currently have over 340 customers worldwide for our software products and services. Our target customers include large- and medium-sized banking, telecommunications, securities, other financial services, retail and health care companies for whom the ability to process high volumes of online transactions reliably and continuously is critical. Our customers include Bank of America Corp., The Pacific Stock Exchange, Southwestern Bell Telephone Co., MBNA Corp., Dayton Hudson Corporation and Kaiser Permanente.

Industry Background

          The Internet and other new technologies are dramatically increasing the complexity of computing environments. These environments typically are comprised of a variety of incompatible computer systems and software applications. Many of these systems and applications cannot communicate directly with each other because they use different sets of rules for communication, operate on different computing platforms and may use different data storage formats. As companies increasingly adopt eBusiness models, they must link legacy hardware, applications and data with new technologies.

          Companies have traditionally performed systems integration in-house. As the complexity of corporate networking environments increases, however, corporate information technology departments are finding that they no longer have the technical resources to complete large-scale integration projects. According to Forrester Research, an independent market assessment company, 43% of the information technology executives interviewed from Fortune 1000 companies responded that the largest challenge they faced in performing real-time integration was a lack of technical resources. In the same report, Forrester Research reported that Global 2500 companies spend approximately 30% of their information technology development budgets on integration projects.

          As companies integrate their legacy systems with new eBusiness applications, they are faced with the challenges of providing many users of their networks with simultaneous, real-time access to business-critical data and protecting their networks against system downtime. These companies require software that records the results of transactions and database updates as they occur and makes this information available to disparate applications throughout their networks. This replication of business-critical data also allows companies to perform real-time data analysis and implement disaster recovery programs. Enterprises are also able to increase the availability of their business-critical applications by installing proactive monitoring tools.

          As a result of the integration of corporate computing networks, opportunities have arisen for new software products that allow enterprises to manage and oversee their business processes electronically. Business process automation software allows a company to optimize process flows and increase efficiencies both within the enterprise and through the Internet with its partners, customers and suppliers.

          In response to these challenges and opportunities, the market for software that integrates new technologies with legacy systems and provides tools to manage business processes has emerged. International Data Corporation, an information technology research firm, has defined middleware and businessware software as system software that is used to share computing resources across heterogeneous technologies. International Data Corporation estimated the worldwide market for middleware and businessware software at $2.2 billion in 1998 and projects that it will grow to $11.6 billion in 2003. This represents a compound annual growth rate of 40%.

Our Solution

          Our solution is comprised of a suite of software products and services that addresses the following areas:

•
Enterprise connectivity. Our connectivity software products link incompatible computing systems involving mainframes, distributed computing networks and, more recently, the Internet for business-critical applications.

•
Data replication and movement. Our data replication software product duplicates and moves data between systems efficiently and reliably. Data replication protects against data loss and interruption of service, allows for the sharing of data between applications, provides real-time data to decision support systems and enables application and system upgrades while minimizing downtime.

•
Monitoring and management. Our monitoring and management software continuously monitors business-critical systems and applications for problems or other user-designated events and notifies people or systems to take appropriate action before system events escalate into costly business interruptions.

•
Business-critical middleware. Our middleware product provides a framework for developing online business applications. This framework enables application developers to focus on the business functions required of the application rather than complexities such as the characteristics of the underlying operating system, communications protocols and recovery procedures required for business-critical services.

•
Business process automation. Our business process automation software enables our customers to model, automate and manage business processes within their enterprises and with their suppliers, customers and other business partners. This allows them to increase the efficiency of their business processes.

•
Services. We offer our customers an established service organization to install our software products and integrate them with existing hardware and applications. In addition, we offer a range of analysis, design, development, implementation, integration and training services focused on business-critical systems.

          We believe that our solutions improve the service levels of our customers and reduce the overall cost of deploying and operating business-critical applications by providing the following benefits:

•
Preservation of legacy systems investment. Our solutions allow our customers to connect their legacy systems to new eBusiness applications without the need to replace or re-engineer their existing systems. This allows customers to deploy new eBusiness services while protecting their investments in existing applications and minimizing implementation costs.

•
Continuous availability. We offer software products that focus on business-critical applications. We believe our customers benefit from our extensive experience in transaction processing environments where reliability and continuous availability are vital.

•
Scalability. We believe that eBusiness will continue to grow at a rapid pace and that there will be a corresponding increase in the number of transactions that systems will need to process. Our software products are designed to support rapid growth in transaction volumes without requiring substantial modification of systems connections.

•
High-volume operation. Our software products are designed for high-volume transaction processing environments and have been operating for many years in banks and other financial institutions where daily transaction volumes are in the millions. We believe our customers will benefit from our experience in designing software to operate in high-volume processing environments.

Our Business Strategy

          Our objective is to be a global leader in providing eBusiness infrastructure software and services. Key elements of our strategy to achieve this objective are to:

          Focus on the business-critical segment of the eBusiness infrastructure software market. We believe that the market for software and services that enables companies to integrate their systems, applications and processes electronically will grow. We will continue to focus on the business-critical segment of this market where continuous availability at high transaction volumes is vital to our customers’ operations.

           Maintain our technology leadership. We have substantial experience in developing reliable and scalable business-critical software solutions and integrating them in a variety of computing environments. We intend to use our technical expertise to develop new infrastructure software solutions that address the needs of the evolving eBusiness business-critical environment. We also intend to use our technological expertise to continually upgrade our existing products to maintain and enhance their competitive position. We will work with our customers and partners to identify their requirements for eBusiness solutions and then apply our technical expertise to develop new solutions to address these needs.

          Expand our worldwide direct sales organization. We market and distribute our products and services globally primarily through our direct sales organization. We will continue to hire new personnel to increase our penetration of a variety of geographic and industry markets, and to increase sales of our products and services in markets outside the United States.

          Offer additional products and services to our existing customer base. Over 340 customers around the world currently use our software products and services. As these customers implement new technologies to compete in the eBusiness environment, we believe it will be more cost-effective for them to enhance their systems by purchasing additional products from us than it would be to invest in new software from our competitors. As we add new products and services, we intend to aggressively market these new offerings to our existing customers.

          Pursue strategic alliances. To broaden the market for our products, we intend to enter into strategic relationships with leading third-party systems integrators and technology providers. We believe that third-party systems integrators will package and incorporate our software products in combined offerings to customers and that we will benefit from their experiences in new markets. In addition, we intend to enter into relationships with providers whose technologies and application-specific expertise complement our products.

           Acquire new product technologies. It is essential to our success that we introduce new and innovative technologies and products. In order to supplement our internal research and development efforts, we intend to obtain technologies and products through acquisitions. For example, we recently obtained the WorkPoint product through an acquisition. We will also identify technologies and products that we can license from third parties and distribute through our direct sales organization.

Products and Services

          We market and support a suite of infrastructure software products, including both products we have developed or acquired and products we sell under license from others. Our eBusiness infrastructure software products and services are summarized below:

Enterprise Connectivity

           ICE. ICE is a networking software product that allows applications running on the Compaq NonStop Himalaya platform to connect with applications running on, or access data stored on, computers that use the Systems Network Architecture protocol, SNA/Advanced Peer-to-Peer protocol and Transmission Control Panel/Internet Protocol. ICE allows Compaq NonStop Himalaya computers that run business-critical applications, such as transaction processing, to access data stored on legacy mainframes or other computers. ICE is designed for use in high-volume transaction processing environments that require high levels of availability and reliability.

           TransFuse. TransFuse is a software product that allows business applications built with different programming techniques and languages to interact with each other by translating messages that those applications generate. TransFuse allows applications running on operating systems such as NT and UNIX to communicate with applications running on traditional mainframe systems. TransFuse also allows new eBusiness applications that organize messages in accordance with new standards to access legacy applications that use traditional message structures. TransFuse eliminates the need for complex custom programming and is designed to exchange messages at high speeds. We acquired TransFuse in 1999 and it has been deployed by only a few customers.

Data Replication and Movement

           Extractor/Replicator (E/R). E/R is a software product that copies data from one computer system and delivers it to another at the same time it is being recorded by the first system. Businesses use E/R to create copies of data to be stored at other locations to protect their business information from site disasters. E/R can also transfer data to corporate data warehouses where customers can use the data to analyze and manage their businesses. E/R is able to manage the transfer of data across a wide assortment of computer platforms. We distribute E/R worldwide for Golden Gate Software, Inc., the owner and developer of this product.

Monitoring and Management

           ENGUARD. ENGUARD is a software product that continuously monitors and manages complex distributed computer systems and applications. It is designed to increase the availability of business-critical systems by automatically notifying personnel or systems of events that may adversely affect those systems. This allows corrective action to be taken before systems events escalate into costly business interruptions. ENGUARD can monitor a wide assortment of hardware, operating systems, communication and application platforms, including UNIX, Windows NT, Stratus, Sun Solaris, Compaq and IBM-based platforms.

           Testing and Simulation Tools. VersaTest and Relate are software products that provide online testing, simulation and support utilities for Compaq NonStop Himalya computers. These products assist users with development, testing, quality assurance and capacity planning related to the deployment and ongoing support of business-critical transaction processing applications. We distribute these products worldwide for SoftSell Business Systems, LLC.

          Disk and System Management Tools. Discover, Partner and SQLMagic are software products that are designed to improve system and database administration for Compaq NonStop Himalya computers. We distribute these products worldwide for Merlon Software Corporation.

Business-Critical Middleware

          NET24. NET24 is a middleware product that operates on the Compaq NonStop Himalaya platform. NET24 provides programmers with a simple interface with which they can access complex operating system functions. Specific functions provided by NET24 include message management, network protocol services, application configuration, transaction processing, volume scalability and recovery services. NET24 frees software developers to concentrate on the business functions required of the applications and, therefore, to develop programs faster. NET24 is specifically designed for high-volume, business-critical environments and is currently installed in many of the world’s largest electronic payment networks. ACI Worldwide, a subsidiary of TSA, owns NET24 and we have a right to distribute the product in the United States other than to banks and retailers. See “Our Relationship with TSA—Arrangements with TSA—NET24 Sales Agency Agreement.”

Business Process Automation

           WorkPoint. WorkPoint is a software product that enables enterprises to model processes over a distributed corporate network. Business managers can use WorkPoint to create graphical models of their business processes using a point-and-click interface. These models provide a visual representation of the various steps in a business process. Once a model is created and saved in the customer database, WorkPoint can be used to automatically execute various steps in the business process. WorkPoint enables business managers to optimize process flows and increase efficiencies both within the enterprise and through the Internet with partners, customers and suppliers. We acquired WorkPoint in April 2000 in the acquisition of WorkPoint Systems, Inc. and it has been deployed by only a few customers.

Services

          We offer our customers a wide range of services, including analysis, design, development, implementation, integration and training. Our services organization has historically performed most of the work associated with installing and integrating our software products, rather than relying on third-party integrators. Our services organization also assists customers in planning their transaction processing systems to support scalability, reliability, availability and management. Our service professionals have extensive experience developing custom software for clients operating on a range of computing platforms. We intend to leverage this experience to help customers deploy business-critical Internet-based transaction processing services.

Strategic Alliances

           Third-party product relationships. We market the products of third-party product developers to our customers using our global sales and support organization. These relationships extend our product portfolio, improve our ability to get our solutions to market rapidly and enhance our ability to deliver market-leading solutions. We share revenues with these partners based on our relative responsibilities for the customer account. Our agreements with product partners generally grant us the right to distribute their products on a worldwide basis and have a term of several years. In the fiscal year ended September 30, 1999 revenues from these products were 4.9% of total revenues and in the six months ended March 31, 2000 revenues from these products were 11.9% of total revenues. The following is a list of our currently active product partners:

•	ACI Worldwide (a subsidiary of TSA)

•	Golden Gate Software, Inc.

•	Merlon Software Corporation

•	SoftSell Business Systems

           Technology alliances. Our software products operate on and interface with a variety of technologies developed by third parties. We maintain technology alliances with many of these third-party technology providers. These alliances allow us to maintain compatibility with new technologies, standards and interfaces. Our principal technology partners include:

•	Cisco Systems, Inc.

•	Compaq Computer Corp.

•	IBM Corporation

•	Stratus Computer, Inc.

Customers

          As of April 30, 2000, we have over 340 customers for our software products and services in a range of industries worldwide. Our target customers include large and medium-sized companies for whom the ability to process high volumes of online transactions reliably and continuously is critical.

           The following is a representative list of our customers by industry:

Banks
ABN Amro Bank N.V.
ANZ Banking Group Ltd.
Bank One Corp.
Bank of America Corp.
Barclays Bank PLC
Chase Manhattan Corp.
Citibank
First Chicago NBD Bank
Old Kent Financial Corp.
US Bancorp
Washington Mutual Bank

Securities
Boston Stock Exchange
Chicago Board Options Exchange
Olde Discount Corp.
Pacific Stock Exchange
Philadelphia Stock Exchange

Telecommunications
SBC Communications, Inc.:
    Ameritech Corp.
    Pacific Bell
    Southwestern Bell Telephone Co.

Retail
Dayton Hudson Corporation, Target Stores Division
Kohl’s Corp.
May Department Stores
Safeway, Inc.

Other
Experian Information Solutions, Inc. (formerly TRW Information Services)
Exxon Mobile Corp.
Lockheed Martin Corp.
Paypoint Electronic Payment Systems
Health Care Kaiser Permanente McKesson Corporation PCS Holding Corp. Other Financial Services First Data Corp. MBNA Corp. M&I Data Services NYCE Corporation

          The customers listed above collectively accounted for 48.1% of total revenues in fiscal 1999. Each of the above customers generated at least $100,000 in revenues to us in fiscal 1999. During fiscal 1999, companies affiliated with SBC Communications Inc. accounted for 12.7% of our total revenues.

Customer Case Studies

          The following case studies illustrate how some of our customers are using our solutions to improve customer service levels and reduce the overall cost of conducting business electronically:

KOHL’S DEPARTMENT STORES

           Kohl’s Department Stores is a major retailer with sales of approximately $4.5 billion in 1999 and over 280 retail stores throughout 29 states. Kohl’s has a private label credit card base of in excess of eight million accounts.

           Challenge: Kohl’s was looking for a way to automate credit verification and processing so that it could issue credit cards to its customers at the point of sale. Previously, a Kohl’s retail customer that wanted to apply for a Kohl’s credit card would need to complete an application which would then be sent to corporate headquarters for credit verification and processing. This manual paper process could take weeks to complete before a credit card was issued to the retail customer.

           Solution: Kohl’s used ICE to link the Compaq NonStop Himalaya which processed transactions at its retail stores with its corporate mainframe which housed its credit verification and processing software. By providing its retail stores with access to credit information contained on its mainframe, ICE enabled Kohl’s to issue credit cards to its retail customers at the point of sale within 8 to 20 seconds after the input of customer information.

US BANCORP

          US Bancorp is a bank holding company headquartered in Minneapolis, Minnesota with $83 billion in assets.

           Challenge: US Bancorp needed to synchronize its transaction processing systems with remote back-up systems to keep its automated teller machines (ATMs) available around the clock. US Bancorp has 3,500 ATMs located throughout the United States that process over 25 million transactions per day. To ensure continuous availability of its ATMs and to protect against the loss of transactional data in the event of a system outage, US Bancorp has installed a backup system located 1,500 miles from its primary transaction processing system. US Bancorp required a solution that replicated, transferred and accurately applied transactional data to the backup system.

           Solution: US Bancorp uses E/R to replicate its ATM transactions and transmit them electronically to its remote backup system. In the event of a system outage at the primary computing center, the backup contingency system will allow the ATM machines to continue processing customer transactions with up-to-the-minute business information at the time of the system outage.

Sales and Marketing

          We license our products and sell our services primarily through our global direct sales organization. To supplement our direct sales efforts in countries where we do not have a direct sales force, we utilize distributors and sales agents to market our products. As of May 31, 2000, we had 52 people in our sales and marketing organization, of which 36 were in the United States, eight in Europe, seven in Asia/Pacific and one in Latin America. We expect to increase the size of our direct sales force to help us enter new markets and more effectively cross-sell new solutions to our customers.

          In addition to our direct sales force, we have entered into a limited number of agreements with resellers that allow the resellers to embed our products in their solutions. We receive royalties from these arrangements. To date, revenue from these reseller agreements has not been material.

          Our marketing and promotional efforts include attendance at industry or technology trade shows, conferences and seminars. Our objective is to increase awareness of our various solutions, and create both cross-selling and new sales opportunities. In addition, we directly market to customers and prospective customers, and have developed a collection of industry overviews and case studies designed to communicate the benefits of our solutions.

Customer Support

          We provide our customers with product support that is available 24 hours a day, seven days per week. If requested by a customer, our product support group can remotely access that customer’s systems on a real-time basis. This allows our support group to help diagnose and correct problems to enhance the continuous availability of a customer’s business-critical systems. We also offer product training and installation support for our solutions.

Research and Development

          We focus our research and development on those areas that are critical for the needs of our customers. We work with our partners and customers to identify key requirements for both new products and refinements to existing products, and we design and develop solutions with ongoing product quality and support in mind. As of May 31, 2000, we had 42 employees in our research and development department. Our research and development expenses were $2.1 million in fiscal 1999 and $1.4 million for the six months ended March 31, 2000.

Competition

          The market for eBusiness infrastructure products and services is extremely competitive and subject to rapid change. We believe that the competitive factors affecting the market for our products and services include product functionality and features, price, availability of customer support, ease of implementation, product and company reputation and a commitment to continued investment in research and development. We believe that we have a strong competitive position with respect to many of these factors in enterprise connectivity, data replication and movement, and monitoring in business-critical environments. In newer markets, such as business process automation, many of our competitors have longer operating histories.

          Our primary competition for each of our product offerings includes:

•	Enterprise connectivity—Compaq and IBM

•	Data replication and movement—EMC Corporation, Entiti Corporation and IBM

•	Monitoring—BMC Software Inc., Computer Associates International, Inc., Hewlett Packard, IBM and Tivoli Systems, Inc.

•	Business-critical middleware—BEA Systems, Inc., IBM, New Era of Networks, Inc. and TIBCO Software, Inc.

•	Business process automation—Active Software, Inc., Software Technologies Corporation, TIBCO Software, Inc., and Vitria Technology, Inc.

          We also experience competition from in-house information technology departments of existing and potential customers.

Intellectual Property and Other Property Rights

          We depend on our ability to develop and maintain the proprietary aspects of our technology. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright, trademark and patent laws to protect our proprietary technology. See “Risk Factors—Risks Related to Our Business and Industry.”

          We license rather than sell our software products to end-user customers. Our license agreements impose restrictions on customers’ ability to use our software. In addition, we seek to avoid disclosure of our trade secrets by requiring employees, contractors, customers and others with access to our proprietary information to execute confidentiality agreements with us. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

Employees

          At May 31, 2000 we had a total of 161 full- and part-time employees, 128 of whom were based in North America and 33 of whom were based in Europe, Asia and Australia. Of the total, 52 were engaged in sales and marketing, 42 in research and development, 33 in services, 19 in product services, and 15 in administration and finance. We also employ four independent contractors to perform duties in various departments. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Facilities

          We will sublease from TSA approximately 27,000 square feet for our primary administrative offices in Omaha, Nebraska. The sublease expires on June 30, 2002 and provides for a right of extension for a five-year term. We also lease approximately 17,000 square feet of space in Sydney, Australia. This lease expires in May 2001. We have other leased facilities for our corporate offices in Hinsdale, Illinois and sales and regional offices in the United States. We will share facilities with TSA in several locations outside of the United States pursuant to short-term licenses until we lease our own facilities in those locations.

Legal Proceedings

          We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT

Directors and Executive Officers

          Described below is information concerning the executive officers and key employees of our company and the individuals who are serving on our board of directors. Messrs. Fisher, Hanson and Russell have advised us that they will resign from our board upon completion of a divestiture by TSA of our common stock.

Name	Age	Position
Anthony J. Parkinson	47	President, Chief Executive Officer and Director
Rick B. Ainsworth	33	Vice President of Global Sales
Michael F. Benson	51	Vice President of Business Process Automation
William J. Hoelting	42	Vice President of Investor Relations
Margo Holen	51	Vice President of Enterprise Availability
Neal A. Klegerman	45	Vice President, General Counsel and Secretary
James J. McFadden	42	Vice President and Chief Technical Officer
Matthew R. McKain	43	Vice President and Treasurer
Stephen J. Royer	42	Vice President and Chief Operating Officer
William E. Fisher	53	Director
Dwight G. Hanson	42	Director
David C. Russell	51	Director

          Mr. Parkinson was appointed our President and Chief Executive Officer and a director in March 2000.
Mr. Parkinson joined ACI Worldwide in 1984 and has held several positions including Director of Sales and Marketing—Europe/Middle East & Africa, and Vice President of the Emerging Technologies and the Network Systems Group. In 1999, he was named Vice President of ACI Worldwide’s Enterprise Solutions Group. Prior to joining ACI Worldwide, Mr. Parkinson was a Vice President in the Electronic Commerce Division at Bank of America in Chicago and San Francisco. He graduated from Illinois State University in 1975 with a degree in Business Administration.

          Mr. Ainsworth was appointed our Vice President of Global Sales in March 2000. Mr. Ainsworth held several sales positions with ACI Worldwide from 1994 until 2000. These included Western Regional Manager, Vice President—Americas and, most recently, Vice President of Global Sales in the System Solutions Channel. From 1990 to 1994, Mr. Ainsworth held various sales and sales management positions with Mozart Systems, a provider of client/server based application development solutions. Mr. Ainsworth graduated with a BA in Political Science, International Relations from UCLA in 1988.

          Mr. Benson was appointed our Vice President of Business Process Automation in March 2000. Mr. Benson joined ACI Worldwide in 1979 and held several technical and management positions including director of BASE24-ATM development. In 1986 Mr. Benson left ACI Worldwide to found Grapevine Systems, Inc. where he served as Vice President of Development and Vice President of Marketing until Grapevine was acquired by TSA in 1996. From 1996 until 2000, Mr. Benson held the position of Vice President in TSA’s System Solutions Group Market Development Division. Mr. Benson received an associate degree in Computer Programming from the Electronic Computer Programming Institute in 1970.

          Mr. Hoelting was appointed our Vice President of Investor Relations in March 2000. Mr. Hoelting joined TSA in 1996 as Director of Investor Relations. In 1998 he was named Vice President of Investor Relations. From 1999 until 2000, he served as Vice President of the Corporate Information Group for ACI Worldwide. Prior to joining TSA, Mr. Hoelting was a Vice President in the Private Banking Division of Norwest Bank. He graduated from the University of Nebraska in 1980 with a degree in Business Administration and received an MBA from the University of Nebraska at Omaha in 1987.

          Ms. Holen was appointed our Vice President of Enterprise Availability in March 2000. Ms. Holen joined TSA in 1998 and served as Vice President of Engineering and Customer Support until March 2000. Prior to joining TSA, she was employed at Tandem Computers from 1983 until 1998, where she served as Vice President of Operations and Chief Operating Officer of the NonStop Software business unit from 1996 until 1998. Ms. Holen graduated from the University of Warsaw with a masters degree in Psychology of Education in 1972.

           Mr. Klegerman was appointed Vice President, General Counsel and Secretary in April 2000. Mr. Klegerman was a partner of the law firm of Baker & McKenzie from 1986 until 2000 and an associate of that firm from 1979 until 1986. Mr. Klegerman received his J.D. from Columbia University School of Law in 1979 and his B.A. from Grinnell College in the same year.

          Mr. McFadden was appointed our Vice President and Chief Technical Officer in March 2000. Mr. McFadden joined ACI Worldwide’s Systems Programming and Middleware group in 1979. From 1981 until 1983, Mr. McFadden directed the development of the NET24 middleware product. From 1983 until 1987, Mr. McFadden led ACI Worldwide’s research and development efforts on the Stratus Computer platform. In 1987 he left ACI Worldwide to found Grapevine Systems where he held the position of Vice President of Operations until Grapevine Systems was acquired by TSA in 1996. From 1996 until 2000, Mr. McFadden served as Vice President of Product Operations for TSA’s System Solutions Group. Mr. McFadden attended the University of Nebraska at Omaha where he studied computer science.

          Mr. McKain was appointed Vice President and Treasurer in March 2000 and will be appointed our Chief Financial Officer upon consummation of this offering. He served as Vice President of Corporate Development at TSA from 1998 until 2000. From 1996 to 1998, Mr. McKain was an independent consultant focusing on corporate transactions and capital acquisition activities. From 1991 until 1996, Mr. McKain was with ITI Marketing Services, where he served as Executive Vice President, Treasurer and CFO. Mr. McKain served in various capacities with ACI Worldwide from 1985 until 1991, including Assistant Controller, Director of Finance, and Director of Business Development. Prior to joining ACI Worldwide in 1985, Mr. McKain was with Arthur Andersen & Co. Mr. McKain graduated from the University of Nebraska at Omaha and received his Certified Public Accountant designation in 1981.

          Mr. Royer was appointed our Vice President and Chief Operating Officer in March 2000. Mr. Royer started at ACI Worldwide in 1984 in sales and moved to Grapevine Systems in 1988 as Director of Sales. He was named President of Grapevine Systems in 1991. Mr. Royer became a vice president of TSA in 1996 after Grapevine was acquired by TSA and served as President of the System Solutions Group of TSA from 1998 until 2000. Prior to joining ACI Worldwide, Mr. Royer held sales and management positions at IBM and Software Alliance. He graduated from the University of Nebraska at Omaha in 1981 with a degree in Business Administration.

          Mr. Fisher has been a director and Chairman of the Board of TSA since 1993. Mr. Fisher was appointed President and Chief Executive Officer of TSA in May 2000, a position he previously held from 1993 until November 1999. From 1987 until 1999, Mr. Fisher served in various capacities at ACI Worldwide, including Vice President of Financial Systems, Senior Vice President of Software and Services, Executive Vice President and Chief Operating Officer. Prior to joining ACI Worldwide, he held the position of President for the Government Services Division of First Data Resources, an information processing company. Mr. Fisher is a director of West TeleServices Corporation (Nasdaq: WTSC). West TeleServices is a provider of outsourced customized telecommunications-based services, inbound operator services, automated voice-response services and outbound direct teleservices. Mr. Fisher received a Bachelor of Science degree from Indiana State University in 1973 and an MBA from the University of Nebraska at Omaha in 1974.

          Mr. Hanson joined ACI Worldwide in 1991 as Corporate Controller. He was appointed Vice President of Finance of TSA in 1997 and became Chief Financial Officer of TSA in 2000. From 1981 to 1991, Mr. Hanson worked for Coopers & Lybrand as a Certified Public Accountant. Mr. Hanson received a Bachelor of Science Degree in Accounting from Loras College in 1980.

          Mr. Russell has served as the President of TSA since November 1999. He served as Chief Executive Officer of TSA from November 1999 until May 2000. In addition, Mr. Russell is Chief Executive Officer of ACI Worldwide. Mr. Russell served as the Chief Operating Officer of TSA from 1998 to 1999. Since joining ACI Worldwide in 1989, he has served in various other capacities, including Vice President of Strategic Planning, Vice President of Customer Support, Senior Vice President of Software and Services, and Senior Vice President of the EFT Product Company. From 1984 to 1989, he held various operations and planning positions at First Data Resources. Mr. Russell received a Bachelor of Science degree in 1970 and an MBA from Virginia Polytechnic Institute in 1972.

Board Structure

          Our board of directors currently has four members, and we intend to add three additional members in connection with the consummation of the offering. The three additional members of the board of directors have not yet been identified. Three of our directors, William E. Fisher, David C. Russell and Dwight G. Hanson, are current executive officers and/or directors of TSA and all of them have advised us that they will resign from our board should TSA decide to complete the distribution.

          In accordance with the terms of our certificate of incorporation, the board of directors is divided into three classes, each serving staggered three-year terms: Class I, whose initial term will expire at the annual meeting of stockholders held in 2001; Class II, whose initial term will expire at the annual meeting of stockholders in 2002; and Class III, whose initial term will expire at the annual meeting of stockholders in 2003. As a result, only one class of directors will be elected at each annual meeting of stockholders with the other classes continuing for the remainder of their respective terms. Mr. Hanson has been designated a Class I director; Mr. Russell has been designated a Class II director; and Messrs. Fisher and Parkinson have been designated as Class III directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. These provisions in our amended and restated certificate of incorporation may have the effect of delaying or preventing changes in control or management.

Committees of the Board of Directors

          We intend to have two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee will select, subject to stockholders’ approval, the independent public accountants to audit our annual financial statements and will establish the scope of, and oversee, the annual audit. The Compensation Committee will determine the compensation for our executive officers. The Compensation Committee will also approve and administer our employee benefit plans.

          The Audit Committee and the Compensation Committee will each consist of three directors who meet all requirements imposed by SEC and NASDAQ rules and regulations. The Audit Committee will be composed of three independent directors, each of whom will be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and statement of cash flows. In addition, at least one member of the Audit Committee will have had past employment experience in accounting or finance, such as a current or past position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In keeping with NASDAQ listing requirements, our board of directors will adopt a charter for our audit committee. We will file this charter at least once every three years as an appendix to the annual proxy statement that we will file with the SEC. We expect that, so long as TSA owns a majority of our outstanding common stock, the majority of the members of the Compensation Committee will be directors who are also directors of TSA.

          Our board may establish other committees from time to time to facilitate the management of the business and affairs of our company.

Compensation Committee Interlocks and Insider Participation

          We currently do not have a compensation committee. David C. Russell, the President of TSA, established the historical compensation arrangements for Anthony J. Parkinson. Either Mr. Parkinson or other officers of TSA established the historical compensation arrangements for all of our other executive officers in accordance with TSA’s compensation policies. After the offering, the compensation committee of our board of directors will determine any changes in the compensation arrangements of our executive officers.

Compensation of Directors

          Directors who are also employees of TSA or Insession will receive no remuneration for their service as directors, committee chairpersons or committee members. Non-employee directors will receive cash compensation of $20,000 per year and meeting fees of $1,000 per meeting. Non-employee directors will receive an additional fee of $2,000 per year for serving as chairperson of a board committee. Each non-employee director will receive on the date he or she first becomes a member of our board of directors an option to purchase 15,000 shares of our common stock with an exercise price equal to the fair market value of such stock on the date of grant. On the date of our annual stockholders’ meeting, each non-employee director who has served as a non-employee director for at least twelve months will be granted an option to purchase 7,500 shares of our common stock with an exercise price equal to the fair market value of such stock on the date of grant. Such options will be granted under our 2000 Incentive Plan and will vest ratably over a three-year period. See “—2000 Incentive Plan.” All directors will be reimbursed for their out-of-pocket expenses incurred in connection with serving on our board.

Stock Ownership of Directors and Executive Officers

          All of our stock is currently owned by TSA and thus none of our officers or directors own any of our common stock. Concurrently with this underwritten public offering, we are offering shares of our common stock and options directly to our executive officers. See “—Concurrent Offering of Restricted Stock.” In addition, directors and officers of Insession who own shares of TSA common stock at the time of the distribution will participate in the distribution on the same terms as other holders of TSA common stock.

          The following table sets forth the number of shares of TSA common stock beneficially owned on May 8, 2000 by each director and each executive officer named in the Summary Compensation Table in the
“—Executive Compensation” section below and all directors and executive officers of Insession as a group. Except as otherwise noted, the individual director or executive officer or his family members had sole voting and investment power with respect to the identified securities.

	Shares Beneficially Owned
	TSA Common Stock
Name	Number of Shares	Percent of Class
Directors and Executive Officers:
Rick B. Ainsworth(1)	5,540	*
Michael F. Benson(2)	39,573	*
William E. Fisher(3)	581,000	1.8%
Dwight G. Hanson(4)	67,721	*
James J. McFadden(5)	26,600	*
Anthony J. Parkinson(6)	45,500	*
Stephen J. Royer(7)	25,166	*
David C. Russell(8)	112,694	*
All Directors and Officers as a Group (12 individuals)	904,767	2.9%

           *Less than one percent.

(1)	Includes 1,073 shares held under the TSA 401(k) Plan, 1,000 shares issuable upon exercise of options, and 600 shares owned by Mr. Ainsworth’s stepmother.

(2)	Includes 1,073 shares held under the TSA 401(k) Plan, 600 shares issuable upon exercise of options, and 400 shares owned by Mr. Benson’s father-in-law.

(3)
Includes 450,000 shares held by a corporation of which Mr. Fisher is a principal stockholder. Mr. Fisher has sole investment and voting authority over such shares. Also includes 81,000 shares issuable upon exercise of options.

(4)	Includes 55,750 shares issuable upon exercise of options.

(5)	Includes 600 shares issuable upon exercise of options, 300 shares held in an IRA account and 187 shares issuable upon exercise of options held by Mr. McFadden’s wife.

(6)	Includes 30,500 shares issuable upon exercise of options.

(7)	Includes 4,833 shares held under the TSA 401(k) Plan and 1,333 shares issuable upon exercise of options.

(8)	Includes 4,563 shares held under the TSA 401(k) Plan, 1,100 shares held in an IRA account and 81,281 shares issuable upon exercise of options.

Executive Compensation

          The following table sets forth compensation information for the chief executive officer and the four other executive officers of Insession who, based on salary and bonus compensation from TSA and its subsidiaries, were the most highly compensated for the fiscal year ended September 30, 1999.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation Awards
		Annual Compensation		Securities Underlying Options (#)(2)	All Other Compensation ($)(3)
Name and Principal Position	Year	Salary($)	Bonus($)(1)
Anthony J. Parkinson	1999	100,000	340,628	9,000	4,153
President, Chief Executive	1998	65,000	454,178	—	4,497
Officer and Director	1997	54,996	303,307	50,000	1,528

Rick B. Ainsworth	1999	55,000	266,963	1,800	4,153
Vice President of	1998	55,000	291,461	800	4,449
Global Sales	1997	45,000	138,567	400	1,206

Michael F. Benson	1999	101,350	95,875	1,800	4,478
Vice President of	1998	100,000	66,989	—	4,788
Business Process Automation	1997	100,000	58,734	—	1,692

James J. McFadden	1999	101,350	94,986	1,800	4,690
Vice President and	1998	100,000	67,889	—	4,957
Chief Technical Officer	1997	100,000	58,534	—	1,432

Stephen J. Royer	1999	108,850	103,227	4,000	5,019
Vice President and	1998	100,000	64,072	—	5,370
Chief Operating Officer	1997	100,000	57,963	—	1,692

(1)
The Company’s executive officers were eligible for quarterly cash bonuses from TSA. Such bonuses were generally based upon achievement of corporate, geographic or product performance objectives including sales, pretax profit, backlog and cash flow.

(2)
Includes options granted under the TSA 1999 Stock Option Plan, 1997 Management Stock Option Plan and 1996 Stock Option Plan. Each executive officer who was granted options under TSA’s 1997 Management Stock Option Plan paid for such options at the rate of $3.00 for each underlying share.

(3)
Includes matching contributions made by TSA to the executive officer’s 401(k) Plan account. For fiscal 1999, employer contributions by TSA to the TSA 401(k) Plan were $4,000, $4,000, $4,324, $4,504 and $4,857 for Messrs. Parkinson, Ainsworth, Benson, McFadden, and Royer, respectively.

Grants of TSA Stock Options

          The following table shows all grants of options to acquire shares of TSA common stock to the executive officers named in the Summary Compensation Table in the fiscal year ended September 30, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value($)(2)
Anthony J. Parkinson	9,000	1.0057%	30.875	4/22/09	277,816
Rick B. Ainsworth	1,800	0.2011%	30.875	4/22/09	55,563
Michael F. Benson	1,800	0.2011%	30.875	4/22/09	55,563
James J. McFadden	1,800	0.2011%	30.875	4/22/09	55,563
Stephen J. Royer	4,000	0.4470%	30.875	4/22/09	123,474

(1)
The options referred to in this table were issued under TSA’s 1999 Stock Option Plan. Vesting of the options occurs on an annual pro rata basis over a term of three years from April 23, 1999, the date of issuance of these options.

(2)
Grant Date Present Value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on several assumptions, including a weighted-average expected volatility of 38%, a weighted-average risk-free rate of return of 5.7%, no dividend yield, and expected option lives of 5.8 years and may not be indicative of actual value. The actual gain, if any, the option holder may realize will be equal to the excess of the actual market value of the stock on the date the option is exercised over the exercise price. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

Exercises of Stock Options

          The following table shows aggregate exercises of options to purchase TSA common stock in the fiscal year ended September 30, 1999 by the executive officers named in the Summary Compensation Table in the “—Executive Compensation” section above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Unexercisable/ Exercisable	Unexercisable/ Exercisable
Anthony J. Parkinson	10,000	199,729	34,000/15,000	0/15,934
Rick B. Ainsworth	—	—	2,600/400	0/0
Michael F. Benson	—	—	1,800/0	0/0
James J. McFadden	—	—	1,800/0	0/0
Stephen J. Royer	—	—	4,000/0	0/0

(1)	Based on the closing bid price of TSA’s common stock of $26.9375 on September 30, 1999 as reported by the NASDAQ National Market System, less the exercise price of the options.

Treatment of Existing TSA Options

          Our employees and those employees and directors of TSA who currently have options to acquire TSA common stock under the various TSA stock option plans will continue to hold these options following the offering. None of these options will be exchanged for options to acquire our common stock as a result of the offering. As of March 31, 2000, options to purchase 4,235,766 shares of common stock of TSA were outstanding. Immediately prior to the distribution of TSA’s remaining interest in our company following this offering, these outstanding options will be converted into two separate options to acquire TSA and Insession common stock under the guidelines of the Financial Accounting Standard Board’s Emerging Issues Task Force (EITF) Issue 90-9. All persons who hold TSA options will receive TSA options and Insession options and will be able to exercise these options separately.

          Prior to the consummation of the offering, TSA, as our sole stockholder, and our board of directors are expected to approve the Insession Technologies, Inc. Stock Option Plan for Conversion of TSA Options to provide for the Insession options resulting from the conversion.

          The stock options granted under this plan generally will have the same terms and conditions as the TSA options to which they relate. The Insession options will be granted immediately prior to the distribution by TSA of our remaining common stock to its stockholders. Both the number of Insession options to be granted and the exercise price of options granted under this plan to any participant will depend on a conversion equation pursuant to EITF Issue 90-9. The basic principle of the conversion equation is to keep the TSA option holders in the same economic position as before the distribution of our common stock owned by TSA. This will be accomplished by issuing TSA option holders separate exercisable options in Insession in addition to their options in TSA. The combination of the new TSA options and the new Insession options are intended to have the same aggregate intrinsic value as the TSA options granted prior to the distribution, the same ratio of exercise price to market price, and the same vesting period as the original TSA options.

          The Stock Option Plan for Conversion of TSA Options will be administered by our board of directors or a committee of our board of directors. The administrator will have the authority to interpret the provisions of this plan and the provisions of any TSA stock option plan to which this plan refers, and to decide all questions of fact arising in its application.

          Our board of directors may terminate or amend the Stock Option Plan for Conversion of TSA Options without stockholder approval, unless stockholder approval is required under applicable laws or regulations. No amendment, termination or modification of this plan shall affect any stock option previously granted in any material adverse way without the consent of the participant.

Concurrent Offering of Restricted Stock

           Concurrently with this offering, we are offering our executive officers and other key employees the opportunity to purchase with cash an aggregate of up to       shares of our common stock pursuant to Restricted Stock Purchase Agreements. The per share purchase price will be the public offering price less the amount of the underwriting discount. These shares cannot be sold by the employee for one year after the date of this offering. These shares will be subject to our right to repurchase the shares at the lower of the original purchase price or the market price if the employee voluntarily terminates his or her employment within one year after the date of this offering. Our repurchase right will lapse and the shares become transferable one year after the date of this offering so long as the employee remains employed by us. In the event of a change of control of us (including a change of control of TSA while it is our majority stockholder), then our right to repurchase the shares will terminate to the extent not then lapsed and the employee may sell the shares. Our executive officers and other key employees who purchase shares for an aggregate cash purchase price of at least $50,000 will be granted an option to purchase three additional shares of our common stock for each share purchased under the Restricted Stock Purchase Agreement. The options will become exercisable at the rate of one-third of the underlying shares per year and the exercise price per share will be the public offering price. The shares and options being offered to our executive officers and other key employees in the concurrent offering will be issued under our Concurrent Offering Stock Plan. See “—Concurrent Offering Stock Plan.”

          The following table sets forth the number of shares expected to be purchased by the executive officers named in the Summary Compensation Table and all our directors and executive officers as a group pursuant to Restricted Stock Purchase Agreements and the options to be granted in connection with such cash purchases as described above.

Name	Number of Shares	Number of Shares Underlying Options
Anthony J. Parkinson
Rick B. Ainsworth
Michael F. Benson
James J. McFadden
Stephen J. Royer
All executive officers as a group (9 individuals)

Concurrent Offering Stock Plan

          Prior to the consummation of this offering, TSA, as our sole stockholder, and our board of directors are expected to approve the Concurrent Offering Stock Plan under which shares of our common stock may be purchased by our executive officers and other employees and stock options may be granted to our executive officers and other employees and employees of TSA. The shares and options being offered to our executive officers and other key employees in the concurrent offering will be issued under our Concurrent Offering Stock Plan. See “—Concurrent Offering of Restricted Stock.”

           Concurrently with this offering, we expect to grant options to purchase up to          shares of our common stock under the Concurrent Offering Stock Plan to our executive officers and other employees and employees of TSA, in addition to the options being granted under the plan to executive officers and other employees purchasing common stock in the concurrent offering as described above under “—Concurrent Offering of Restricted Stock.” The exercise price per share will equal the public offering price. The options being granted will become exercisable at a rate to be determined by our board of directors.

          The Concurrent Offering Stock Plan will be administered by our board of directors or a committee of our board of directors. The administrator will have the authority to interpret the provisions of the Concurrent Offering Stock Plan and to decide all questions of fact arising in its application. The administrator will select the participants under the Concurrent Offering Stock Plan.

          After termination of a participant’s employment for a reason other than death or disability, he or she may exercise his or her option to the extent that the option was exercisable at the termination date for the period of 90 days after the date of his or her termination, unless our board of directors determines otherwise. If termination is due to death or disability, the option will fully vest and will remain exercisable for 12 months. However, an option may never be exercised later than the expiration of its term.

          If a change of control of us occurs, then any surviving or acquiring entity must, subject to the approval of our board of directors, assume any options outstanding under the Concurrent Offering Stock Plan. All outstanding options held by participants as of the completion date of the change of control will immediately and fully vest if:

•
prior to the completion of the change of control, the surviving or acquiring entity refuses to assume those options or to substitute similar options for those outstanding under the Concurrent Offering Stock Plan;

•	our board of directors does not approve the assumption or substitution of those options; or

•	there is no surviving or acquiring entity upon completion of the change of control.

          Our board of directors may terminate or amend the Concurrent Offering Stock Plan without stockholder approval, unless stockholder approval is required under applicable laws and regulations. No amendment, termination or modification of the Concurrent Offering Stock Plan shall affect any award previously granted in any material adverse way without the consent of the participant.

2000 Incentive Plan

          Prior to the consummation of the offering, TSA, as our sole stockholder, and our board of directors are expected to approve the 2000 Incentive Plan. This plan provides for the grant of incentive stock options and non-qualified stock options to purchase shares of our common stock, stock appreciation rights, restricted stock awards, performance unit awards, and stock bonus awards. Individuals who are employees, directors or officers of, or key advisors or consultants to, us will be eligible to participate in the 2000 Incentive Plan.

          The 2000 Incentive Plan also provides for the grant of non-qualified stock options to our non-employee directors. See “—Compensation of Directors.”

          We have reserved                     shares of common stock for issuance under the 2000 Incentive Plan, subject to adjustments for changes in capitalization. This plan provides that each participant will be limited to receiving awards of stock options, stock appreciation rights, restricted stock and stock bonus awards relating to no more than                     shares of common stock in any twelve month period, subject to adjustments for changes in capitalization. Participants also may not receive performance unit awards in any 12 month period of more than $               . The 2000 Incentive Plan will be administered by our board of directors or a committee of our board of directors. The administrator will have the authority to interpret the provisions of this plan and to decide all questions of fact arising in its application. The administrator will also generally have the authority to determine the exercise price of options, to determine the type of awards to be made, and to select the participants under the 2000 Incentive Plan. Options granted under this plan may also be subject to time vesting and other restrictions at the discretion of the administrator.

           Generally, after termination of one of our employees, directors or consultants, he or she may exercise his or her option to the extent that the option was exercisable at the termination date for 90 days after the date of his or her termination. However, if termination is due to death or disability, the option will fully vest and will remain exercisable for 12 months. However, an option may never be exercised later than the expiration of its term.

          Except with respect to performance unit awards, if a change of control occurs, then any surviving or acquiring entity must, subject to the approval of our board of directors, assume any awards outstanding under the 2000 Incentive Plan or substitute similar awards. All outstanding awards, other than performance unit awards, held by participants as of the completion of the change of control will be fully exercisable if:

•	prior to the completion of the change of control, the surviving or acquiring entity refuses to assume those awards or to substitute similar awards for those outstanding under the 2000 Incentive Plan;

•	our board of directors does not approve the assumption or substitution of those awards; or

•	there is no surviving or acquiring entity upon completion of the change of control.

If the surviving or acquiring entity does not assume the options or substitute similar options, then the awards will terminate if not exercised upon or prior to the completion of the change of control. With respect to performance unit awards, if a change of control occurs, then the administrator may pay to the participant all or any portion of any performance unit award to the extent earned under the applicable performance targets regardless of whether the applicable performance period has ended.

          Our board of directors may terminate or amend the 2000 Incentive Plan without stockholder approval, unless stockholder approval is required by applicable laws and regulations. No amendment, termination or modification of this plan shall affect any award previously granted in any material adverse way without the consent of the participant.

OUR RELATIONSHIP WITH TSA

          We are currently a wholly-owned subsidiary of TSA. After the completion of this offering, TSA will own approximately 81.9% of the outstanding shares of our common stock, or approximately 80.1% if the underwriters fully exercise their over-allotment option. Until TSA holds less than 50% of the voting power of our common stock, TSA will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

          TSA currently intends to distribute all of the shares of our common stock owned by TSA to the holders of TSA’s common stock within 12 months of this offering. However, TSA is not obligated to complete the distribution or otherwise divest its shares of our common stock, and the distribution or other divestiture may not occur by the anticipated time or at all.

          TSA will, in its sole discretion, determine the timing, structure and all terms of its distribution to TSA’s stockholders or any other disposition of our common stock that it owns. TSA’s distribution is subject to receiving a private letter ruling from the Internal Revenue Service that the distribution of its shares of our common stock to TSA stockholders will be tax-free to TSA and its stockholders for United States federal income tax purposes. TSA may elect to divest its shares of Insession common stock through means other than a distribution, whether through public or private sales or otherwise.

          We believe that our complete separation from TSA will enable us to achieve the following benefits:

•	create an organizational structure through which we will have direct access to capital markets;

•	permit us to focus on our core business strengths as an independent company; and

•	enhance our ability to attract and retain employees by allowing us to offer incentives that are more closely linked to our market performance.

          Employees of TSA will be granted options to purchase shares of our common stock. See “Management—Treatment of Existing TSA Options” and “Management—Concurrent Offering Stock Plan.”

Arrangements with TSA

          The terms of our separation from TSA and many of the transactions being undertaken in connection therewith will be governed by a master separation and distribution agreement and a number of additional agreements described below. These other agreements include agreements relating to this offering and the possible distribution of our shares to TSA stockholders, the registration of TSA’s remaining shares of our common stock, the provision of transitional services by TSA, and the tax treatment of our possible separation from TSA. All of the agreements providing for our separation from TSA are in the context of a parent-subsidiary relationship and the terms were determined in the overall context of our separation from TSA. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

          We have included below a summary description of the master separation and distribution agreement and other important agreements. This description, which summarizes the material terms of these agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of these agreements. These agreements, including the master separation and distribution agreement, have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Master Separation and Distribution Agreement

          The master separation and distribution agreement contains the key provisions relating to our separation from TSA, the terms of this offering and the distribution of our shares to TSA stockholders.

           The Separation. The master separation and distribution agreement provides for the transfer to us of assets and liabilities from TSA related to our business, effective as of the separation date. The separation will occur immediately prior to the consummation of this offering. The various ancillary agreements that are exhibits to the master separation and distribution agreement and which detail the separation and various interim and ongoing relationships between TSA and us following the separation date include:

•	a general assignment and assumption agreement;

•	an employee matters agreement;

•	a tax sharing agreement;

•	a master transitional services agreement;

•	a real estate matters agreement;

•	a registration rights agreement;

•	a master confidential disclosure agreement;

•	an indemnification and insurance matters agreement;

•	a NET24 Sales Agency Agreement; and

•	a finder’s fee agreement.

          If the terms of any of these ancillary agreements conflict with the master separation and distribution agreement, the terms of these agreements will govern. These agreements are described more fully below.

          The Initial Public Offering. Under the terms of the master separation and distribution agreement, TSA will own at least 80.1% of our outstanding common stock following this offering. We are obligated to use our reasonable commercial efforts to satisfy the following conditions prior to the consummation of this offering, any of which may be waived by TSA:

•	the registration statement containing this prospectus must be effective;

•	we must be in compliance with all United States securities and blue sky laws governing this offering;

•	our common stock must be included for quotation on the Nasdaq National Market;

•	our obligations under the underwriting agreement must be met or waived by the underwriters;

•	TSA must own at least 80.1% of our stock and must be satisfied that the distribution will be tax-free to its United States stockholders;

•	no legal restraints must exist preventing the separation or this offering;

•	the separation must have occurred; and

•	the master separation and distribution agreement must not have been terminated.

          The Distribution. TSA intends to distribute the remaining shares of our common stock that TSA holds to TSA stockholders on a pro rata basis within 12 months of the consummation of this offering. We will prepare an information statement with TSA and send it to TSA stockholders before the distribution becomes effective. The information statement will inform the stockholders of the distribution and its specifics. TSA may, in its sole discretion, change the distribution date. TSA intends to consummate the distribution only if the following conditions are met, any of which may be waived by TSA:

•	the Internal Revenue Service must issue a ruling that the distribution of our common stock will be tax-free to TSA and its stockholders for United States federal income tax purposes;

•	all required government approvals must be in effect;

•	no legal restraints must exist preventing the distribution; and

•	nothing must have happened in the intervening time between this offering and the distribution that makes the distribution harmful to TSA or its stockholders.

           Option Grant. We have agreed to grant to TSA an option to purchase from us a number of our common shares that would be necessary to allow TSA to maintain control of Insession under applicable Internal Revenue Code requirements. We have also agreed to give notice to TSA of our intention to offer shares of our common stock (other than those offered pursuant to this offering) or of any event that could result, in the absence of a full or partial exercise of its option, in TSA not having such control. If TSA exercises its option, it will pay us the market price of our common shares as of the date of the notice of its exercise of the option. The option does not apply in connection with our issuance of common shares pursuant to any stock option or employee benefit plan so long as we have repurchased a number of shares equal to the number of common shares to be issued. The option granted to TSA terminates on the earlier to occur of the distribution date and the date on which TSA’s percentage ownership of our stock decreases to less than 45% of the outstanding shares except where that decrease results from our violation of the master separation and distribution agreement.

           Information Exchange. Both TSA and we have agreed to share information relating to governmental, accounting, contractual and other similar requirements of our ongoing businesses, unless the sharing would be commercially detrimental or violate any law or agreement. In particular, we have agreed with TSA as follows:

(1) Each party will maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements;

          (2) Each party will retain records beneficial to the other party for a specified period of time. If the records are to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies; and

          (3) Each party will use commercially reasonable efforts to provide the other party with directors, officers, employees, other personnel and agents who may be used as witnesses in, and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

           Auditing Practices. So long as TSA is required to consolidate our results of operations and financial position, we have agreed to:

(1) not select a different independent accounting firm from that used by TSA, without TSA’s consent;

          (2) use reasonable commercial efforts to enable our auditors to date their opinion on our audited annual financial statements on the same date that TSA’s auditors date their opinion on TSA’s financial statements;

(3) exchange all relevant information needed to prepare financial statements; and

(4) grant each other’s internal auditors access to each other’s records.

          In addition, we have agreed to notify each other of any change in accounting principles, until the earlier of a change of control of the other party or two years after a distribution by TSA of all of our common stock that it owns to its stockholders.

           Conduct With Respect to Tax Matters. TSA and we have agreed not to take certain actions before and after the distribution that could jeopardize the tax-free nature of the distribution. Before the distribution, we may not issue shares of our common stock that would cause TSA to lose control of us for tax purposes. Additionally, for two years after the distribution, we:

(1) may not enter into transactions if another person would acquire shares of our common stock that would be more than 50% of the outstanding common stock on the date of that transaction;

(2) must continue the business described in this prospectus; and

          (3) may not liquidate, dispose of, or discontinue one or more of the portions of our businesses, that would be inconsistent with the written materials submitted to the Internal Revenue Service in connection with our request for a ruling or that would jeopardize the tax-free nature of the distribution.

           Dispute Resolution. If problems arise between us and TSA, we have agreed to the following procedures: The parties will make a good faith effort to first resolve the dispute through negotiation. If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation. If mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to one of the parties or to others.

          No Representations and Warranties. Neither party is making any promises to the other regarding:

•	the value of any asset that TSA is transferring to us;

•	whether there is a lien or encumbrance on any asset TSA is transferring to us; or

•	whether any conveyance of title to any asset TSA is transferring to us is sufficient to transfer good and marketable title.

          No Solicitation for Employment. Each party has agreed not to directly solicit employees of the other party concerning job opportunities without the other party’s consent for two years after the distribution date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the employee first approaches us.

           Expenses. All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between us and TSA. We will bear the costs and expenses associated with this offering and TSA will bear the costs and expenses associated with the separation and distribution. We will each bear our own internal costs incurred in consummating these transactions.

           Termination of the Agreement. TSA in its sole discretion can terminate the master separation and distribution agreement and all ancillary agreements, as well as abandon the distribution at any time prior to the closing of this offering. After the closing of this offering and until the distribution, TSA and we must agree to terminate the master separation and distribution agreement and all ancillary agreements.

General Assignment and Assumption Agreement.

          The general assignment and assumption agreement identifies the assets TSA will transfer to us and the liabilities we will assume from TSA in the separation. The agreement also describes when and how these transfers and assumptions will occur.

           Asset Transfer. Effective on the separation date, TSA will transfer assets to us that it holds related to our business.

           Assumption of Liabilities. Effective on the separation date, we will assume liabilities of TSA, to the extent that these liabilities are, prior to the separation date, liabilities held by TSA related to our business, except as provided in the general assignment and assumption agreement or any ancillary or other agreement.

           Obtaining Approvals and Consents. TSA and we agree to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the separation.

           Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the master separation and distribution agreement or any other ancillary agreements will be the responsibility of the party that incurs the costs and expenses.

Employee Matters Agreement

          We have entered into an employee matters agreement with TSA to allocate assets, liabilities, and responsibilities relating to our current and former employees and their participation in the benefits plans, including stock plans, that TSA currently sponsors and maintains. In general, we agreed to reimburse TSA for expenses relating to our benefit plans during this period.

          All of our eligible employees will continue to participate in TSA benefit plans on comparable terms and conditions as they did prior to the separation date (unless we otherwise consent to a change or a change is necessary to comply with applicable law), until the distribution date or until we establish a corresponding benefit plan for our employees. We intend to establish our own benefit program no later than the distribution date.

          Once we establish our own benefits plans, we may amend, modify or terminate any of our plans, or any trust, insurance policy or funding vehicle related to any of our plans, in accordance with the terms of that plan or our policies. Each of our benefit plans will provide that all service, compensation and other benefit-affecting determinations that, as of the distribution date, were recognized under the corresponding TSA benefits plan will, as of the distribution date, be taken into account, except to the extent that duplication of benefits would result. Assets relating to the employee liabilities that are transferred to us will be transferred to us and/or our appropriate plans and related trusts or other funding vehicles.

Tax Sharing Agreement

          We will enter into a tax sharing agreement with TSA that will allocate responsibilities for tax matters between us and TSA on a separate return basis. The agreement requires us to pay TSA for the tax costs of our inclusion in consolidated, combined or unitary tax returns with affiliated corporations. In determining these incremental costs, the agreement will take into account not only the group’s incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax losses of affiliates to offset our taxable income, and the incremental use of tax credits of affiliates to offset the tax on our income. The agreement will also provide under certain circumstances for compensation or reimbursement as appropriate to reflect redeterminations of our tax liability for periods during which we joined in filing consolidated, combined or unitary tax returns.

          Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, we could be required to pay a deficiency in the group’s federal income tax liability for a period during which we were a member of the group even if the tax sharing agreement allocates that liability to TSA or another member.

          The tax sharing agreement will also assign responsibilities for administrative matters such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings.

Master Transitional Services Agreement

          The master transitional services agreement governs the provision of transitional services by TSA to us, until one year after the separation date, unless extended for specific services or otherwise indicated in the agreement. These services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. We have agreed to pay TSA a monthly fee for these services during the term of the agreement. TSA may charge a fee equal to cost plus 10% for services beyond a one-year period. The master transitional services agreement also covers the provision of additional transitional services identified from time to time after the separation date that were unintentionally omitted from the master transitional services agreement at no additional fee so long as the provision of these services would not significantly disrupt TSA’s operations or significantly increase the scope of its responsibility under the master transitional services agreement. We will have to pay for any other additional services which we may request.

Real Estate Matters Agreement

          The real estate matters agreement addresses real estate matters relating to TSA’s leased properties that TSA will transfer to or share with us. The agreement describes the manner in which TSA will transfer to or share with us various leased properties, including the following types of transactions:

•	assignments to us of TSA’s leases for specified leased properties;

•	subleases to us of portions of specified properties leased by TSA at TSA’s cost; and

•	short-term leases between TSA and us permitting short term occupancy of selected leased sites.

          The real estate matters agreement requires both parties to use reasonable efforts to obtain any landlord consents required for the proposed transfers of leased sites, and us to provide the security required under the applicable leases. The real estate matters agreement further provides that we will be required to accept the transfer of all sites allocated to us, even if a site has been damaged by a casualty before the separation date. The real estate matters agreement provides that all reasonable costs required to effect the transfers of leases, including landlord consent fees and landlord attorneys’ fees, will be paid by TSA.

Master Confidential Disclosure Agreement

          The master confidential disclosure agreement provides that both parties will not disclose confidential information concerning the other party, except in specific circumstances. TSA and we also agree not to use this information in violation of any other written agreements between us.

Indemnification and Insurance Matters Agreement

           General Release of Pre-Separation Claims. Effective as of the separation date, subject to specified exceptions, we will release TSA and its affiliates, agents, successors and assigns, and TSA will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, this offering and the distribution. This provision will not impair a party from enforcing the master separation and distribution agreement, any ancillary agreement or any arrangement specified in any of these agreements.

           Indemnification. In general, we have agreed to indemnify TSA and its affiliates, agents, successors and assigns from all liabilities arising from:

•	our business, any of our liabilities or any of our contracts; and

•	any breach by us of the master separation and distribution agreement or any ancillary agreement.

          TSA has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

•	TSA’s business other than our business; and

•	any breach by TSA of the master separation and distribution agreement or any ancillary agreement.

           Liability Arising From This Prospectus. We will bear any liability arising from any untrue statement of a material fact or any omission of a material fact in this prospectus except for untrue statements or omissions based on information furnished to us by TSA about TSA for inclusion in this prospectus.

           Insurance Matters. The agreement also contains provisions governing our insurance coverage from the separation date until the distribution date. In general, we agree to reimburse TSA for expenses related to insurance coverage during this period.

Registration Rights Agreement

          We have entered into a registration rights agreement with TSA to provide it with registration rights relating to the shares of our common stock which it holds if the distribution does not occur.

          Shares Covered. The registration rights agreement covers those shares of our common stock that are held by TSA immediately following this offering and any other shares of our common stock that TSA acquires after the offering.

          Demand Registrations. Under the terms of the agreement, if TSA requests registration of all or any portion of our shares that it owns under the Securities Act, which we refer to as a “demand registration,” we will be obligated to register these shares. TSA will designate the terms of each offering effected pursuant to a demand registration, which may take any form, including:

(1) an underwritten public offering;

(2) a shelf registration;

          (3) a registration in connection with the distribution of, or exchange of or offer to exchange, shares of our common stock to holders of debt or equity securities of TSA, any of its subsidiaries or affiliates or any other person; or

          (4) a distribution in connection with the registration by TSA or any of its subsidiaries or affiliates of securities convertible into, exercisable for or otherwise related to such shares of our common stock.

Except for an offering described in clauses (3) and (4) above, each demand registration must meet a minimum aggregate expected offering price and timing requirements.

           Piggyback Registrations. The registration rights agreement also provides for “piggyback” registration rights for TSA. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we must provide prompt notice to TSA and include in such registration all shares of our stock which TSA requests to be included, each of which we refer to as a “piggyback registration.”

           Selection of Underwriters. We have the right to select our investment bankers and managers in connection with a piggyback registration.

           Holdbacks. The registration rights agreement contains customary holdback provisions, including covenants by us not to effect a public sale or distribution of our securities during periods prior to and following the date of any registration statement filed in connection with a demand registration or a piggyback registration.

           Registration Procedures and Expenses. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our senior management for road show presentations. We will be obligated to pay all registration expenses incurred in connection with the registration rights agreement, including all filing fees, fees and expenses of compliance with securities and/or blue sky laws, financial printing expenses, fees and disbursements of custodians, transfer agents, exchange agents and/or information agents, as well as fees and disbursements of our counsel and the fees of all independent certified public accountants, underwriters, excluding discounts and commissions, and other persons retained by us. In addition, we must reimburse TSA for the fees and disbursements of its outside counsel, as well as out-of-pocket expenses incurred in connection with any such registration.

           Indemnification. The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of TSA and any underwriters. TSA has agreed to indemnify us and any underwriter solely with respect to information provided by TSA.

           Transfer. TSA may transfer shares covered by the registration rights agreement and the holders of those transferred shares will be entitled to the benefits of the registration rights agreement, provided that each transferee agrees to be bound by the terms of the registration rights agreement and that only the holder or holders of a majority of the shares covered by the registration rights agreement will be entitled to exercise these rights. Any successor of ours will be bound by the terms of the registration rights agreement.

NET24 Sales Agency Agreement

          We will be a non-exclusive sales agent for TSA’s NET24 product and will receive a commission of 35% of the license fees on contracts that we initiate. Our territory will consist of the United States but will exclude accounts with banks and retailers.

Finder’s Fee Agreement

          We will agree to pay TSA a finder’s fee for any contract with a new customer that results directly from a lead referred by TSA in accordance with the requirements of the finder’s fee agreement. The fee will equal 10% of license fees that we receive from the new customer for five years from the date of the contract. The finder’s fee agreement will have a one-year term unless renewed by agreement of us and TSA.

Other Commercial Arrangements

          From time to time, we may enter into agreements with TSA relating to TSA’s resale of some of our products.

Demand Notes

          Insession Inc., our wholly-owned subsidiary, has issued two promissory notes in the aggregate principal amount of $6.6 million to TSA. The loans by TSA under these promissory notes were made before its acquisition of Insession Inc. in 1999. Both promissory notes are payable upon demand and bear interest at the prime rate plus 0.25 percent, not to exceed 12 percent per annum. We intend to pay these promissory notes, together with any accrued and unpaid interest, with the net proceeds from this offering. See “Use of Proceeds.”

PRINCIPAL STOCKHOLDER

          Prior to this offering, all of the outstanding shares of our common stock will be owned by TSA. After completion of this offering and the concurrent offering, TSA will own about 81.9%, or about 80.1% if the underwriters fully exercise their option to purchase additional shares of our outstanding common stock. Except for TSA, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering and the concurrent offering.

DESCRIPTION OF CAPITAL STOCK

General

          Upon the completion of this offering we will be authorized to issue 150,000,000 shares of common stock, $0.01 par value, and 25,000,000 shares of undesignated preferred stock, $0.01 par value. Of the authorized shares of common stock,              shares are being offered hereby, or          shares if the underwriters exercise their over-allotment option in full. Employees purchasing shares of our common stock for cash in the concurrent offering will also receive options to purchase shares of our common stock under our Concurrent Offering Stock Plan. See “Management—Concurrent Offering of Restricted Stock” and “Management— Concurrent Offering Stock Plan.” The following description of our capital stock is subject to our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

Common Stock

          Prior to this offering, all of our outstanding shares of common stock were held of record by TSA.

          The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

          Preferred stock is issuable from time to time in one or more series and with such designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. The board of directors is authorized by our certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of Insession or the removal of existing management.

Anti-Takeover Effects of Certificate of Incorporation and By-law Provisions

          Some provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

          These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of those proposals could result in an improvement of their terms.

Board of Directors.

          Our certificate of incorporation and by-laws provide that the board of directors will be divided into three classes of directors, with the classes to be nearly equal in number as possible. One class will be elected for a term expiring at the annual meeting of stockholders to be held in 2001, another will be elected for a term expiring at the annual meeting of stockholders to be held in 2002 and another will be elected for a term expiring at the annual meeting of stockholders to be held in 2003. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 2001 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until that person’s successor is duly elected and qualified. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Advance Notice Procedures.

          Our by-laws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals. In general, notice of intent to nominate a director or raise matters at annual meetings will have to be received in writing by us not less than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders, and must contain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Special Meetings.

          Under our by-laws, only our board of directors, the chairman of our board of directors, and until TSA owns less than 50% of our common stock, TSA, may call special meetings of stockholders and stockholders may not bring any matters at a special meeting.

Elimination of Stockholder Action By Written Consent.

          Our certificate of incorporation eliminates the right of stockholders other than TSA to act by written consent without a meeting. TSA will lose this right once it owns less than 50% of our common stock.

Elimination of Cumulative Voting.

          Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.

          The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Charter Provisions.

           Amendments of a number of the foregoing provisions, including certificate of incorporation and by-law provisions with respect to stockholder action by written consent, stockholder right to call special meetings, advance notice procedures, and board classification and removal provisions, require approval by shares representing not less than 80% of all of our shares entitled to vote generally in the election of directors then outstanding. The by-laws may also be amended by action of the board of directors.

Delaware Business Combination Statute

          Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 [2] /3 percent of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

          Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

•	the affiliates and associates of any such person.

          Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Limitations on Directors’ Liability

          Our certificate of incorporation provides that none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

          The effect of these provisions will be to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on behalf of Insession) to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Our certificate of incorporation and by-laws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers providing for indemnification of such directors and executive officers to the fullest extent permitted by applicable law.

Listing

          We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “INSX.”

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

          The        shares of our common stock sold in the offering, or        shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an “affiliate” as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

          The shares of our common stock that will continue to be held by TSA after the offering constitute “restricted securities” within the meaning of Rule 144, and will be eligible for sale by TSA in the open market after the offering, subject to customary contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. We have granted registration rights to TSA. See “—Registration Rights of TSA.”

           Generally, Rule 144 provides that a person who has beneficially owned “restricted” shares for at least one year will be entitled to sell on the open market in brokers’ transactions within any three month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; and

•	the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

          Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about us.

          In the event that any person other than TSA who is deemed to be an affiliate of us purchases shares of our common stock pursuant to the offering or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by such person are subject to the requirements of Rule 144 other than the one-year holding period requirement. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

          Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. TSA currently plans to complete its divestiture of Insession within 12 months following this offering by distributing all of the shares of Insession common stock owned by TSA to the holders of TSA’s common stock. See “Our Relationship With TSA.” Any shares distributed by TSA will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates.

          We, TSA and our officers and directors have agreed that, without the prior written consent of Salomon Smith Barney Inc. on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to specified exceptions. The distribution of our common stock owned by TSA to the holders of TSA’s common stock is specifically exempted from this agreement. Shares subject to this agreement could be available for resale immediately upon the expiration of the 180-day period if they are available for resale under Rule 144. See “Underwriting.”

          An aggregate of        shares of our common stock are reserved for issuance under our stock plans. We intend to file registration statements on Form S-8 covering the issuance of shares of our common stock pursuant to the plans. Accordingly, the shares issued pursuant to the plans will be freely tradable, subject to the restrictions on resale by affiliates under Rule 144.

Registration Rights of TSA

          Pursuant to a registration rights agreement, TSA may require us to register under the Securities Act all or any portion of our common stock that it holds. Any of TSA’s shares of our common stock registered pursuant to the registration rights agreement would be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. For more information regarding the registration rights agreement, see “Our Relationship with TSA—Arrangements with TSA—Registration Rights Agreement.”

          Any sales of substantial amounts of our common stock in the public market, whether as a result of a distribution, TSA’s registration rights or otherwise, or the perception that such sales might occur, could have a material adverse effect on the market price of our common stock. See “Risk Factors—The price of our common stock could decline as a result of sales or distributions of substantial amounts of our common stock in the public market.”

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

General

          The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States Holder. In general, a “non-United States Holder” is any person or entity that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-United States Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions which may apply to you if you relinquished United States citizenship or residence.

          If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

          Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, municipality or other taxing jurisdiction.

Dividends

          If dividends are paid, as a non-United States Holder, you will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an IRS Form W-8B, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty.

          If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

          Unless the payor has knowledge to the contrary, dividends paid prior to January 1, 2001 to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, recently finalized Treasury Regulations pertaining to United States federal withholding tax provide that you must comply with certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid after December 31, 2000. In addition, these regulations will require you, if you provide an IRS Form W-8ECI or successor form, as discussed above, to also provide your identification number.

          If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

          As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

(1)
the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

(2)
you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

(3)
we are or have been a “United States real property holding corporation,” or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to United States federal income tax provided:

•	the common stock was “regularly traded” on an established securities market; and

•	you do not actually or constructively own more than 5% of the common stock during the shorter of the five-year period preceding the disposition or your holding period.

Federal Estate Tax

          If you are an individual, common stock held at the time of your death will be included in your gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

          We must report annually to the IRS and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

          Backup withholding is generally imposed at the rate of 31% on certain payments to persons that fail to furnish the necessary identifying information to the payer. Backup withholding generally will not apply to dividends paid prior to January 1, 2001 to a Non-United States Holder at an address outside the United States, unless the payor has knowledge that the payee is a United States person. In the case of dividends paid after December 31, 2000, the recently finalized Treasury Regulations provide that you generally will be subject to withholding tax at a 31% rate unless you certify your non-United States status.

          The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

UNDERWRITING

          Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

Underwriter	Number of Shares
Salomon Smith Barney Inc.
William Blair & Company, L.L.C.
The Robinson-Humphrey Company, LLC

Total

          The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by the underwriters’ counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by their over-allotment option described below, if they purchase any of the shares.

          The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to particular dealers at the public offering price less a concession not in excess of $          per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $          per share on sales to certain other dealers. After the initial offering of the shares to the public, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

          We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

          We, our officers and directors and TSA have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

          Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price were:

•	our record of operations;

•	our current financial condition;

•	our future prospects;

•	our markets;

•	the economic conditions in and future prospects for the industry in which we compete;

•	our management; and

•	currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies comparable to us.

           The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

          We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “INSX.”

          The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Insession
	No Exercise	Full Exercise
Per Share
Total

          At our request, the underwriters will reserve up to ten percent of the shares of common stock for sale, at the initial public offering price, to directors, officers and employees of us and TSA, and to persons who are associated with TSA and us, and who have advised us of their desire to purchase such shares. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase reserved shares. Any reserved shares that are not purchased through this directed share program will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

          In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids for or purchases of common stock made to prevent or retard a decline in the market price of the common stock while this offering is in progress.

          The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

          Any of these activities may cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of such transactions. Salomon Smith Barney Inc. may effect these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise, and may discontinue them at any time.

          We estimate that our total expenses for this offering will be $                 .

          We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

LEGAL MATTERS

          The validity of the common stock offered hereby and other legal matters will be passed upon for us by Baker & McKenzie, Dallas, Texas. The validity of the common stock offered hereby will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

          The consolidated financial statements of Insession Technologies, Inc. as of September 30, 1998 and 1999, and for each of the three years in the period ended September 30, 1999, and the consolidated financial statements of Insession Technologies, Inc. as of and for the six months ended March 31, 2000, included in this prospectus, and the related schedule included elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The consolidated financial statements of Insession Inc. for the eight months ended February 28, 1999, and the consolidated financial statements of Insession Inc. for the year ended June 30, 1998 included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, reference is made to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and are qualified, if the document is filed as an exhibit to the registration statement, by reference to the copy of that document. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to the registration statement.

          As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

INSESSION TECHNOLOGIES, INC.:

Report of Independent Public Accountants	F-2
Consolidated Balance Sheets as of September 30, 1998, September 30, 1999, and March 31, 2000	F-3
Consolidated Statements of Income for each of the three years in the period ended September 30, 1999, and for the six months ended March 31, 1999 (unaudited) and March 31, 2000	F-4
Consolidated Statements of Stockholder’s Net Investment for each of the three years in the period ended September 30, 1999, and for the six months ended March 31, 2000	F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended September 30, 1999, and for the six months ended March 31, 1999 (unaudited) and March 31, 2000	F-6
Notes to Consolidated Financial Statements	F-7

INSESSION INC.:

Report of Independent Public Accountants	F-17
Consolidated Statements of Operations for the year ended June 30, 1998, and for the eight months ended February 28, 1998 (unaudited) and February 28, 1999	F-18
Consolidated Statements of Changes in Stockholders’ Deficit for the year ended June 30, 1998, and for the eight months ended February 28, 1999	F-19
Consolidated Statements of Cash Flows for the year ended June 30, 1998, and for the eight months ended February 28, 1998 (unaudited) and February 28, 1999	F-20
Notes to Consolidated Financial Statements	F-21

PRO FORMA FINANCIAL INFORMATION OF INSESSION TECHNOLOGIES, INC.:

Unaudited Pro Forma Consolidated Statements of Income for the year ended September 30, 1999 and for the six months ended March 31, 1999	F-26
Note to Unaudited Pro Forma Consolidated Statements of Income	F-29

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Insession Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Insession Technologies, Inc. (a wholly-owned subsidiary of Transaction Systems Architects, Inc. and a Delaware corporation) and Subsidiaries as of September 30, 1998, September 30, 1999 and March 31, 2000, and the related consolidated statements of income, stockholder’s net investment and cash flows for each of the three years in the period ended September 30, 1999, and for the six months ended March 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insession Technologies, Inc. and Subsidiaries as of September 30, 1998, September 30, 1999, and March 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, and for the six months ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the consolidated financial statements, the Company changed its method of accounting for software license fees revenue upon the adoption of American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition”, effective October 1, 1998.

ARTHUR ANDERSEN LLP

Omaha, Nebraska,
May 16, 2000

INSESSION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,		March 31, 2000
	1998	1999
ASSETS
Current assets:
Cash and cash equivalents	$ 724	$ 327	$ 404
Billed receivables, net of allowances of $151, $244, and $273, respectively	3,928	3,880	5,899
Accrued receivables	1,176	3,786	3,123
Other	75	101	184

Total current assets	5,903	8,094	9,610

Property and equipment, net	720	1,015	848
Software, net	458	12,919	10,204
Intangible assets, net	—	38,936	36,591
Long-term accrued receivables	—	1,458	2,503
Note receivable	—	—	165

Total assets	$7,081	$62,422	$59,921

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT
Current liabilities:
Due to affiliated company	$ —	$ 6,908	$ 7,168
Accounts payable	278	1,167	131
Accrued employee compensation	1,230	1,962	1,203
Payable to former Insession Inc. stockholders	—	5,083	4,130
Other accrued liabilities	3,371	3,142	885
Deferred revenue	1,201	3,958	3,308

Total current liabilities	6,080	22,220	16,825

Deferred income taxes	391	4,978	3,975
Deferred revenue	—	3,914	3,169

Total liabilities	6,471	31,112	23,969

Commitments and contingencies

Stockholder’s net investment:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding at March 31, 2000	—	—	—
Parent company investment	610	31,310	35,952

Total stockholder’s net investment	610	31,310	35,952

Total liabilities and stockholder’s net investment	$7,081	$62,422	$59,921

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Year Ended September 30,			Six Months Ended March 31,
	1997	1998	1999	1999	2000
				(unaudited)
Revenues:
Software license and maintenance fees	$13,413	$24,973	$31,418	$16,591	$19,142
Services	6,521	8,027	8,166	4,321	2,705

Total revenues	19,934	33,000	39,584	20,912	21,847

Expenses:
Cost of software license and maintenance fees:
Cost of software	6,371	12,419	7,711	7,374	366
Amortization of software	413	393	3,294	495	2,716
Cost of support and maintenance	158	122	1,829	569	1,174
Cost of services	4,433	5,109	4,183	2,107	1,823
Research and development	—	—	2,080	792	1,355
Sales and marketing	4,685	6,181	8,325	4,264	4,690
General and administrative	1,970	2,798	5,424	2,624	3,647
Amortization of goodwill	—	—	2,047	373	2,399

Total expenses	18,030	27,022	34,893	18,598	18,170

Operating income	1,904	5,978	4,691	2,314	3,677

Other income (expense):
Interest income	—	—	54	—	86
Interest expense to related party	—	—	(308)	(45)	(260)
Minority interest in net income	—	—	(526)	(175)	—

Total other	—	—	(780)	(220)	(174)

Income before income taxes	1,904	5,978	3,911	2,094	3,503
Provision for income taxes	(732)	(2,293)	(2,283)	(1,222)	(2,258)

Net income	$ 1,172	$ 3,685	$ 1,628	$ 872	$ 1,245

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S NET INVESTMENT
(in thousands)

	Common Stock	Parent Company Investment	Total
Balance, September 30, 1996	$ —	$ 1,294	$ 1,294
Net income	—	1,172	1,172
Intercompany transactions with parent	—	(1,538)	(1,538)

Balance, September 30, 1997	—	928	928
Net income	—	3,685	3,685
Intercompany transactions with parent	—	(4,003)	(4,003)

Balance, September 30, 1998	—	610	610
Net income	—	1,628	1,628
Intercompany transactions with parent	—	(10,552)	(10,552)
Contribution from parent related to purchase of Insession Inc.	—	39,624	39,624

Balance, September 30, 1999	—	31,310	31,310
Net income	—	1,245	1,245
Intercompany transactions with parent	—	3,397	3,397

Balance, March 31, 2000	$ —	$ 35,952	$ 35,952

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended September 30,			Six Months Ended March 31,
	1997	1998	1999	1999	2000
				(unaudited)
Cash flows from operating activities:
Net income	$ 1,172	$ 3,685	$ 1,628	$ 872	$ 1,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	132	164	319	115	176
Amortization	413	393	5,341	868	5,115
(Increase) decrease in billed and accrued receivables, net	50	(2,021)	(3,921)	(3,555)	(2,401)
(Increase) decrease in other current assets	(49)	3	(26)	(337)	(83)
Increase in due to affiliated company	—	—	308	44	260
Increase (decrease) in accounts payable	(233)	152	5,605	2,549	(1,036)
Increase (decrease) in accrued employee compensation	947	240	732	19	(759)
Decrease in payable to former Insession Inc. stockholders	—	—	(805)	(122)	(953)
Increase (decrease) in other accrued liabilities	(215)	2,261	7,185	6,842	(261)
Increase (decrease) in deferred revenue	304	51	803	1,874	(1,395)

Net cash provided by (used in) operating activities	2,521	4,928	17,169	9,169	(92)

Cash flows from investing activities:
Additions of property and equipment	(315)	(350)	(207)	(97)	(9)
Additions of software	(269)	(279)	(343)	(257)	(1)
Acquisition of Insession Inc., net of cash acquired	—	—	(6,464)	1,997	(3,053)
Additions to investments and notes receivable	—	—	—	—	(165)

Net cash provided by (used in) investing activities	(584)	(629)	(7,014)	1,643	(3,228)

Cash flows from financing activities:
Intercompany transactions with parent	(1,538)	(4,003)	(10,552)	(8,983)	3,397

Net cash provided by (used in) financing activities	(1,538)	(4,003)	(10,552)	(8,983)	3,397

Net increase (decrease) in cash and cash equivalents	399	296	(397)	1,829	77
Cash and cash equivalents, beginning of period	29	428	724	724	327

Cash and cash equivalents, end of period	$ 428	$ 724	$ 327	$ 2,553	$ 404

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

          In February 2000, Transaction Systems Architects, Inc. (“TSA”) announced that its board of directors approved a plan (the “Plan”) to combine its electronic business infrastructure software operations into a separate, independent publicly-traded company to be called Insession Technologies, Inc. (the “Company”). Under the Plan, TSA will contribute its ownership of various subsidiaries and certain assets and liabilities of its electronic business infrastructure software operations to the Company. The Company was incorporated as a Delaware corporation in March 2000, with TSA owning all outstanding shares.

          TSA has announced its plan to issue shares of the Company’s common stock to the public through an initial public offering (the “IPO”). Following this offering, TSA will own at least 80.1% of the Company’s outstanding shares. TSA plans to distribute, pro rata to its stockholders, all of its shares of the Company’s common stock by means of a tax-free distribution (the “Spin-off”) within 12 months of the completion of the IPO. TSA will request a private letter ruling from the Internal Revenue Service (the “IRS”) that the Spin-off would be a tax-free transaction to TSA and its shareholders. The Spin-off is contingent upon TSA receiving a favorable ruling from the IRS.

          Prior to the completion of the IPO, the Company and TSA will enter into agreements that provide for the separation of business operations from TSA. These agreements relate to such matters as the contribution of assets and assumption of liabilities, employee matters (benefit and compensation plans), real estate, indemnification and insurance, confidentiality, distribution, registration rights, tax sharing and transitional services. Prior to the completion of the IPO, the Company will assume approximately $9.0 million of TSA’s bank indebtedness.

          The accompanying consolidated financial statements include all of the assets, liabilities, revenues and expenses that comprise TSA’s historical electronic business infrastructure software businesses. As of March 31, 2000, TSA’s historical electronic business infrastructure software businesses consisted of certain operations of TSA’s wholly-owned subsidiary, ACI Worldwide, Inc. (“ACI”) for all periods presented, the operations of Grapevine Systems, Inc. (acquired by TSA in 1996 using pooling-of-interests accounting) for all periods presented, and the operations of Insession Inc. and Subsidiaries (“Insession”) (acquired by TSA in 1999 using purchase accounting) for all periods from March 1, 1999 forward (see Note 3). In April 2000, TSA acquired WorkPoint Systems, Inc. (“WorkPoint Systems”) and will be contributing its ownership in WorkPoint Systems to the Company (see Note 13). Since the acquisition of WorkPoint Systems will be accounted for using purchase accounting, the operations of WorkPoint Systems will be included in the Company’s operations for all periods subsequent to the acquisition date.

          All intercompany transactions between the entities and operations included in the consolidated financial statements have been eliminated. The consolidated financial statements are presented as if the Company had existed as a separate and independent business for the periods presented and have been prepared using historical bases in the assets, liabilities, revenues and expenses that comprise the Company and the contributed businesses. Included in the consolidated financial statements are allocated portions of TSA’s corporate expenses relating to the contributed businesses. TSA and the Company believe these allocations are reasonable; however, they do not necessarily approximate the amounts or costs that would have been or will be incurred by the Company on a stand-alone basis (see Note 4).

           The consolidated financial statements may not necessarily reflect the financial position and results of operations of the Company had it actually existed as a separate, stand-alone company during all of the periods presented. In addition, these financial statements may not be indicative of the future financial position or results of operations of the Company as a separate, stand-alone entity.

2. Summary of Significant Accounting Policies

Revenue Recognition

          The Company’s software licensees are required to pay fees calculated separately for each copy of the software used, with the level of fees for each copy dependent on the performance capabilities of the hardware on which that copy is installed. Licensees are typically given two payment options. Under the first payment option, the licensee can pay a combination of an Initial License Fee (“ILF”), where the licensee pays a portion of the total software license fees at the beginning of the software license term, and a Monthly License Fee (“MLF”), where the licensee pays the remaining portion of the software license fees over the software license term. Under the second payment option, the Company offers the licensee a paid up front (“PUF”) payment option, whereby the total software license fees are due at the beginning of the software license term. The software license is typically for a term of 12-60 months, but may extend over a shorter or longer period, and does not include a right of return. Other elements of the software licensing arrangement typically include postcontract customer support (“PCS”) and, occasionally, services. PCS is generally referred to in the software industry as maintenance. The primary pricing methodology for the service element of a software licensing arrangement is time and materials, although, occasionally the Company performs services under fixed-price contracts.

          In the combination ILF and MLF payment option, the Company has historically recognized the ILF portion of the software license fees upon delivery of the software and the MLF portion of the software license fees as the payments were billed and collected, assuming all other revenue recognition criteria were met. In the PUF payment option, the Company has historically recognized the total software license fees upon delivery of the software, assuming all other revenue recognition criteria were met. PCS fees are recognized ratably over the period maintenance is provided. Services revenues are recognized as the services are performed.

           Beginning in fiscal 1999, the Company was required to adopt American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”). SOP 97-2 provides guidance on applying generally accepted accounting principles for software revenue recognition transactions. The primary software revenue recognition criteria outlined in SOP 97-2 include: evidence of an arrangement; delivery; fixed or determinable fees; and collectibility.

          SOP 97-2 specifies that extended payment terms in a software licensing arrangement may indicate that the software license fees are not deemed to be fixed or determinable. In addition, if payment of a significant portion of the software license fees is not due until more than twelve months after delivery, the software license fees should be presumed not to be fixed or determinable, and thus should be recognized as the payments become due. However, SOP 97-2 specifies that if the Company has a standard business practice of using extended payment terms in software licensing arrangements and has a history of successfully collecting the software license fees under the original terms of the software licensing arrangement without making concessions, the Company can overcome the presumption that the software license fees are not fixed or determinable. If the presumption is overcome, the Company should recognize the present value of software license fees when all other SOP 97-2 revenue recognition criteria are met.

          The Company has concluded that for certain software license contracts for one of its networking software products, referred to as ICE, entered into after October 1, 1998 with fixed payment terms that extend beyond 12 months, the “fixed or determinable” presumption has been overcome and software license fees should be recognized upon meeting the other SOP 97-2 revenue recognition criteria. The present value of these software license fees, net of third party royalties, recognized in fiscal 1999 and during the six months ending March 31, 2000 totaled approximately $7.0 million and $2.0 million, respectively. The discount rates used to determine the present value of these software license fees, representing the Company’s incremental borrowing rates, ranged from 9.5% to 10.25%. The portion of these software license fees that has been recognized by the Company, but not yet billed, is reflected in accrued receivables in the accompanying consolidated balance sheets. The PCS element of the software arrangements with extended guaranteed payment terms where the Company has determined that the software license fees are fixed or determinable has been segregated from the software license fees and is being recognized over the term of the PCS agreement.

Use of Estimates in Preparation of Consolidated Financial Statements

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Factoring of Accrued Receivables

          In fiscal 1998, the Company initiated a program to sell the rights to future payment streams under selected software arrangements with extended fixed payment terms to financing institutions on a non-recourse basis. Upon determination that (1) the Company had satisfied all of the software revenue recognition criteria and (2) the Company had surrendered control over the future payment stream to the financing institutions in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, the Company recognized software license fees equal to the net proceeds from these arrangements, less the PCS element of the software arrangement. During fiscal 1998, the Company sold the rights to future payment streams under selected software arrangements with extended fixed payment terms and received cash of $3,176,000 and recorded software license fees, net of postcontract support, of approximately $3,137,000. During fiscal 1999 and the six months ended March 31, 2000, the Company sold the rights to future payment streams under selected software arrangements with extended fixed payment terms and received cash of approximately $5,352,000 and $267,000, respectively. These factoring transactions during fiscal 1999 and the six months ended March 31, 2000 had no impact on revenue, but instead resulted in a reduction of accrued receivables related to software license fees and an increase in deferred revenue related to PCS fees.

Concentration of Credit Risk

           Potential concentration of credit risk in the Company’s receivables with respect to the banking, other financial services and telecommunications industries is mitigated by the Company’s credit evaluation policy and geographical dispersion of sales transactions. The Company generally does not require collateral or other security to support accounts receivable.

Deferred Revenue

          In certain instances, the Company collects cash from customers, or financing institutions under receivable factoring arrangements, prior to the recognition of the software license fees or performance of contracted PCS or services.

Property and Equipment

           Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years.

Software

          The Company capitalizes certain software development costs when the resulting products reach technological feasibility and begins amortization of these costs upon the general availability of the products for licensing. Purchased software is stated at cost. Software development costs capitalized in fiscal years 1997, 1998 and 1999, and during the six months ended March 31, 2000, totaled $263,000, $267,000, $273,000 and $0, respectively. All capitalized software is amortized using the straight-line method over three years. Amortization of software in fiscal years 1997, 1998 and 1999, and during the six months ended March 31, 2000, totaled $413,000, $393,000, $3,294,000 and $2,716,000, respectively.

Intangible Assets

           Intangible assets consist of goodwill arising from the acquisition of Insession (see Note 3) and are amortized using the straight-line method over ten years. As of September 30, 1998, September 30, 1999 and March 31, 2000, accumulated amortization of intangible assets was $0, $2.0 million and $4.4 million, respectively.

Impairment of Long-Lived Assets

          In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows expected to result from the use of the asset (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss would be recognized. The impairment loss would equal the difference between the carrying amount and the fair value of the asset. To date, no such impairment has occurred.

Fair Value of Financial Instruments

           Carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accrued receivables, accounts payable and accrued liabilities, approximate their fair value. The carrying amount of the due to affiliate approximates its fair value due to the variable nature of the promissory notes’ interest rates (see Note 4).

Translation of Foreign Currencies

          The Company’s foreign subsidiaries use the local currency of the countries in which they are located as their functional currency. Their assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates during the period. Translation gains and losses (net of tax), if material, are reflected in the consolidated financial statements as a component of accumulated other comprehensive income.

Comprehensive Income

          The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income and its components in a financial statement for the period in which they are recognized. The adoption of SFAS No. 130 did not have an effect on the Company’s financial statements or disclosures as the Company has no other components of comprehensive income that are considered material.

Earnings Per Share

          Prior to the completion of the IPO discussed in Note 1, all shares of the Company’s common stock are owned by TSA. Therefore, historical earnings per share amounts are not presented as such information is not considered meaningful.

Stock-Based Compensation

          TSA employees who will become employees of the Company may be participating in TSA’s stock incentive programs. In connection with the Plan, the Company intends to adopt its own stock incentive programs. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”, TSA has accounted for its employee stock-based compensation plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (and related interpretations). Once the Company has adopted its own stock incentive programs, it plans to disclose pro forma net income per share using the fair value method of SFAS No. 123. No compensation cost has been recognized for fixed stock options issued under the TSA stock incentive plans for any period presented.

Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, providing new standards of accounting and reporting for derivative instruments and hedging activities. This SFAS will be effective for the Company on October 1, 2000. The Company does not currently have any derivative instruments and, therefore, does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

          In December 1999, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin (“SAB”) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Company is required to be in conformity with the provisions of SAB No. 101 no later than October 1, 2000. The adoption of SAB No. 101 is not expected to have a material impact on the Company’s financial condition or results of operations.

          In March 2000, FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25”, was issued. This interpretation is effective July 1, 2000. The Company is currently evaluating FASB Interpretation No. 44 to determine whether adoption will have a material effect on the Company’s financial condition or results of operations.

Interim Financial Information

          The accompanying consolidated balance sheet as of March 31, 2000, and the related consolidated statements of income, stockholder’s net investment and cash flows for the six months ended March 31, 2000 have been audited. The accompanying consolidated financial statements for the six months ended March 31, 1999 are unaudited. In the opinion of management, these unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results of the interim period. The results of operations for the six months ended March 31, 2000 are not necessarily indicative of the results to be expected for fiscal 2000 or any future periods.

3. Acquisition

          In March 1999, TSA completed the acquisition of 85 percent of Insession. In August 1999, TSA completed the acquisition of the remaining 15 percent of Insession. TSA had been the primary distributor of Insession’s principal software product since 1991. These acquisitions were accounted for using the purchase method of accounting. The aggregate purchase price was $46.3 million. The excess purchase price over the estimated fair value of the net tangible assets acquired amounted to $56.3 million, of which $41.0 million was allocated to goodwill, which is being amortized over ten years, and $15.3 million was allocated to software, which is being amortized over three years. Included in the aggregate purchase price was approximately $5.9 million accrued for future payments to former stockholders. Amounts payable at September 30, 1999 and March 31, 2000 was approximately $5.1 million and $4.1 million, respectively.

          The following represents the unaudited pro forma results of operations as if the Insession acquisition had occurred as of the first day of each period presented (in thousands):

	Year Ended September 30
	1998	1999
Revenues	$33,597	$40,194
Net loss	$(3,949)	$ 35

The unaudited pro forma financial information is shown for illustrative purposes only and is not necessarily indicative of the future results of operations of the Company or results of operations of the Company that would have actually occurred had the Insession acquisition been made as of the first day of the periods presented.

4. Related Party Transactions

          As referred to in Note 1, these consolidated financial statements include all revenue and costs attributable to the Company, including those expenses directly attributable to the Company’s operations, as well as a corporate allocation of employee benefits and costs of shared services, including legal, finance, human resources, information systems, commercial insurance and corporate office expenses. These costs have been allocated to the Company based on criteria that management believes to be equitable, such as the Company’s revenue or headcount in proportion to TSA’s revenue or headcount. The amounts allocated are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with TSA. However, management believes this provides a reasonable allocation of the costs attributable to the Company and is in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 55.

          As discussed in Note 1, prior to the completion of the IPO, the Company and TSA will enter into agreements that provide for the separation of business operations from TSA. These agreements relate to such matters as the contribution of assets and assumption of liabilities, employee matters (benefit and compensation plans), real estate, indemnification and insurance, confidentiality, distribution, registration rights, tax sharing and transitional services. Cash transactions incurred by TSA on behalf of Insession have been accounted for through the parent company investment account in the accompanying consolidated balance sheets.

          The due to affiliated company amount of $6,908,000 and $7,168,000 as of September 30, 1999 and March 31, 2000, respectively, represents promissory notes and accrued interest payable to TSA by Insession. Notes totaling $6.6 million were outstanding at the date TSA completed the acquisition of 85 percent of Insession and were accounted for as a related party note payable as part of the purchase accounting for this transaction. A term promissory note for $3.5 million bore interest at a rate equal to the prime rate plus 0.25% per annum, not to exceed 12% per annum. A series of other advances totaling $3.1 million were payable on demand and bore interest at 9% per annum. On May 2, 2000, TSA amended the term promissory note making it payable on demand, and consolidated the other advances into one promissory note bearing interest at a rate equal to the prime rate plus 0.25% per annum, not to exceed 12% per annum. The prime rate plus 0.25% was 8.50% at September 30, 1999 and 9.25% at March 31, 2000. Interest accrued on this note during the fiscal year ending 1999 and during the six months ending March 31, 2000 was $308,000 and $260,000, respectively. The outstanding principal amounts of these notes are due upon demand by TSA; however, the Company may voluntarily make payments to principal without penalty.

          The Company has been distributing the NET24 products of ACI. Revenues and expenses resulting from this distribution arrangement are included in the accompanying consolidated statements of income. The Company receives a fee from ACI for each sale of NET24. Amounts earned under this distribution arrangement and included in software license and maintenance fees in the accompanying consolidated statements of income were $295,000, $1,445,000, $168,000 and $22,000 for fiscal years 1997, 1998 and 1999, and during the six months ended March 31, 2000, respectively. The Company intends to continue distributing this NET24 product and is drafting a non-exclusive distribution agreement with ACI. As is the case with other agreements between TSA and the Company, the plan is to have this agreement between ACI and the Company in effect prior to the completion of the IPO.

5. Note Receivable

          In July 1999, ACI extended a line of credit facility to SoftSell Business Systems, LLC (“SoftSell”), a developer of software for on-line testing, simulation and support utilities for which ACI has an exclusive worldwide sales agency agreement. Under the terms of the line of credit agreement, the maximum amount to be extended is $900,000, with outstanding amounts bearing an interest rate of 6.0%. Principal and interest payments are due beginning in July 2003. At March 31, 2000, borrowings under the line of credit agreement totaled $165,000. Since the relationship with SoftSell is attributed to TSA’s historical electronic business infrastructure software businesses, the note receivable will be contributed to the Company by TSA and has been reflected in the Company’s accompanying consolidated balance sheets (see Note 1).

6. Property and Equipment

           Property and equipment consists of the following (in thousands):

	September 30,		March 31, 2000
	1998	1999
Computer equipment	$1,096	$2,168	$2,196
Office furniture and fixtures	342	425	423
Leasehold improvements	135	304	248

	1,573	2,897	2,867
Less—accumulated depreciation	(853)	(1,882)	(2,019)

Property and equipment, net	$ 720	$1,015	$ 848

7. Software

           Software consists of the following (in thousands):

	September 30,		March 31, 2000
	1998	1999
Internally developed software	$1,706	$ 1,979	$ 1,979
Purchased software	18	15,593	15,594

	1,724	17,572	17,573
Less—accumulated amortization	(1,266)	(4,653)	(7,369)

Software, net	$ 458	$12,919	$10,204

8. Commitments and Contingencies

Operating Leases

          Under the Plan, the Company will be assuming operating leases for office space and equipment that run through March 2005. Aggregate minimum lease payments under these agreements for the years ending September 30, 2000-2005 are as follows (in thousands):

2000	$ 634
2001	620
2002	450
2003	125
2004	116
2005	58

Total	$2,003

          Rent expense, net of sublease rentals, with respect to the above leases, for fiscal years 1997, 1998 and 1999, and for the six months ended March 31, 2000 was $261,000, $476,000, $391,000 and $271,000, respectively.

          In addition, the Company occupies office space and uses office equipment that is either leased or owned by TSA. Allocation of costs to the Company by TSA for these items (and other corporate services) is discussed in Notes 1 and 4.

Legal Proceedings

          From time to time, TSA has been subject to litigation relating to claims arising out of its operations in the normal course of business. TSA is not currently a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company’s financial condition or results of operations.

9. Stock-Based Compensation Plans

Stock Incentive Plans

          Prior to the completion of the IPO, the Company will implement several stock option plans. Under these plans, stock-based awards may be issued to the Company’s employees, TSA employees and non-employee members of the Board of Directors via a broad range of methods, including non-qualified or incentive stock options. Additionally, restricted stock purchase agreements will be offered to executive officers and other key employees of the Company, providing those employees the opportunity to purchase shares of the Company’s common stock at the IPO price less the amount of the underwriting discount, with the Company retaining certain repurchase rights for these shares.

Conversion of Existing TSA Stock Options

          As of March 31, 2000, options to purchase 4,235,766 shares of common stock of TSA were outstanding under the terms of the various TSA employee and director stock option plans. TSA employees who will become employees of the Company are holding a portion of those outstanding stock options. At the date of the Spin-off, all persons holding TSA options will have those TSA options converted to separately exercisable TSA options and Company options (the “Conversion Plan”) under the guidelines of Emerging Issues Task Force (“EITF”) Issue 90-09, “Changes to Fixed Employee Option Plans as a Result of Equity Restructuring”.

          The stock options granted under the Conversion Plan will generally have the same terms and conditions as the TSA options to which they relate. Both the number and exercise price of Company options to be granted under the Conversion Plan will depend on a conversion equation calculated pursuant to EITF Issue 90-09. The provision for income taxes consists of the following (in thousands):

	Year Ended September 30,									Six Months Ended March 31, 2000
	1997			1998			1999
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$509	$128	$637	$2,024	$(30)	$1,994	$3,126	$(1,142)	$1,984	$2,835	$ (872)	$1,963
State	76	19	95	304	(5)	299	470	(171)	299	426	(131)	295

Total	$585	$147	$732	$2,328	$(35)	$2,293	$3,596	$(1,313)	$2,283	$3,261	$(1,003)	$2,258

          The difference between the income tax provision computed at the statutory federal income tax rate and the financial statement provision for income taxes is summarized as follows (in thousands):

	Year Ended September 30,			Six Months Ended March 31, 2000
	1997	1998	1999
Tax expense at federal rate of 35%	$666	$2,092	$1,369	$1,226
Effective state income tax	62	195	291	275
Amortization of intangibles	—	—	614	752
Other	4	6	9	5

	$732	$2,293	$2,283	$2,258

          The deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences are as follows (in thousands):

	September 30,		March 31, 2000
	1998	1999
Deferred assets (liabilities):
Acquired software	$—	$(4,753)	$(3,770)
Depreciation	(38)	71	73
Amortization	(353)	(296)	(278)

	$(391)	$(4,978)	$(3,975)

13. Subsequent Events

          In April 2000, TSA and WorkPoint Systems completed a stock exchange transaction which resulted in WorkPoint Systems becoming a wholly-owned subsidiary of TSA. WorkPoint Systems is a provider of multi-user software that enables enterprises to model processes over a distributed corporate network. This software can be used to create graphical models that provide a visual representation of and automatically execute various steps in a business process. Stockholders of WorkPoint Systems received 164,680 shares of TSA Class A Common Stock, with a market value of $4,750,000, in exchange for 100% of WorkPoint Systems’ shares. The stock exchange was accounted for using the purchase method of accounting. Accordingly, the entire cost of this transaction which is in excess of the sum of the fair values of the tangible and intangible assets acquired less liabilities assumed was allocated to goodwill. This goodwill will be amortized using the straight-line method over ten years. Under the Plan, TSA intends to contribute the ownership of WorkPoint Systems to the Company.

          In anticipation of the IPO, the Company’s capital structure was modified effective May 16, 2000, to reflect 150 million shares of common stock authorized ($0.01 par value) and 25 million shares of preferred stock authorized ($0.01 par value). No preferred stock will be issued in conjunction with the IPO.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Insession Inc.:

We have audited the accompanying consolidated statements of operations, changes in stockholders’ deficit and cash flows of Insession Inc. (a Delaware corporation) and Subsidiaries for the year ended June 30, 1998, and the eight months ended February 28, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Insession Inc. and Subsidiaries for the year ended June 30, 1998, and the eight months ended February 28, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Omaha, Nebraska
May 30, 2000

INSESSION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended June 30, 1998	Eight Months Ended February 28, 1998	Eight Months Ended February 28, 1999
		(unaudited)
Revenue:
Software license and maintenance fees	$ 8,725	$ 5,303	$9,001
Services	74	50	88

Total revenue	8,799	5,353	9,089

Costs and expenses:
Royalties	1,254	731	1,247
Customer support	1,435	945	1,080
Research and development	4,759	3,260	2,706
Selling and marketing	1,393	956	666
Amortization	1,002	668	668
General and administrative	2,062	1,393	2,382

Total costs and expenses	11,905	7,953	8,749

Operating income (loss)	(3,106)	(2,600)	340
Interest expense, net	(496)	(308)	(326)

Income (loss) before income taxes	(3,602)	(2,908)	14
Benefit from income taxes	—	—	—

Net income (loss)	$(3,602)	$(2,908)	$ 14

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts)

	Preferred Stock				Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Treasury Stock		Deferred Compensation	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
Balance at June 30, 1997	97,000	$—	240,625	$—	1,061,023	$ 1	$5,645	$(233)	(25,230)	$ (56)	$—	$(5,611)	$ (253)
Exercise of stock options	—	—	—	—	17,041	—	38	—	—	—	—	—	38
Cancellation of stock subscriptions receivable	—	—	—	—	—	—	—	67	(30,516)	(67)	—	—	—
Payment on note	—	—	—	—	—	—	—	123	—	—	—	—	123
Deferred compensation	—	—	—	—	—	—	531	—	—	—	(531)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	190	—	190
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,602)	(3,602)

Balance at June 30, 1998	97,000	—	240,625	—	1,078,064	1	6,214	(43)	(55,746)	(123)	(341)	(9,213)	(3,504)
Exercise of stock options	—	—	—	—	3,660	—	8	—	—	—	—	—	8
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	90	—	90
Net income	—	—	—	—	—	—	—	—	—	—	—	14	14

Balance at February 28, 1999	97,000	$—	240,625	$—	1,081,724	$ 1	$6,222	$ (43)	(55,746)	$(123)	$(251)	$(9,199)	$(3,392)

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30, 1998	Eight Months Ended February 28, 1998	Eight Months Ended February 28, 1999
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(3,602)	$(2,908)	$ 14
Adjustments to reconcile net loss to net cash from operating activities—
Depreciation	304	123	212
Amortization	1,002	668	668
Amortization of deferred compensation	190	127	90
Changes in—
Accounts receivable, net	(1,212)	(643)	(1,781)
Other assets	(26)	(78)	228
Accounts payable and accrued liabilities	50	(111)	737
Royalties payable	178	102	272
Deferred revenue	584	543	1,309

Net cash provided by (used in) operating activities	(2,532)	(2,177)	1,749

Cash flows from investing activities:
Capital expenditures	(49)	(36)	(229)

Net cash provided by (used in) investing activities	(49)	(36)	(229)

Cash flows from financing activities:
Proceeds from issuance of demand note payable	2,100	1,500	—
Proceeds from sale of stock and receipt of subscription receivables, net	160	12	8

Net cash provided by financing activities	2,260	1,512	8

Net increase (decrease) in cash	(321)	(701)	1,528
Cash at beginning of period	793	793	472

Cash at end of period	$ 472	$ 92	$ 2,000

Supplemental Disclosure of Cash Flow Information:
Interest paid	$ 388	$ 108	$ 435
Income taxes paid	$ —	$ —	$ —

The accompanying notes are an integral part of these consolidated financial statements.

INSESSION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

           Insession Inc. (the “Company”) was incorporated on January 18, 1991, in the State of Delaware.

Principles of Consolidation and Basis of Presentation

          The Consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Insession Labs Pty. Ltd. and Insession U.S. Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition and Deferred Revenue

          The Company markets its products primarily through a distributor arrangement with Transaction Systems Architects, Inc. (“TSA”) whereby it receives a specified percentage of TSA’s revenue from software licenses and maintenance services sold to end users. TSA licenses the products and sells maintenance to end users for fees that are either paid up-front or paid monthly pursuant to licensing arrangements that range from 12 to 60 months. The TSA contract does not include any rights of return. The Company also licenses its software products and maintenance services directly to end users under terms similar to those used by TSA.

           Revenue from nonrefundable license fees where the Company is not required to provide maintenance services and the Company has no significant post-delivery vendor obligations is recognized upon delivery. Revenue from arrangements that require the Company to provide maintenance services is recorded ratably over the term of the arrangement.

          In certain instances, the Company collects cash from customers or distributors prior to the recognition of the software license fees or performance of maintenance services.

Research and Development and Capitalized Software Development Costs

           Research and development costs related to new software products, as well as maintenance of existing software products, are charged to expense as incurred. The Company does not currently capitalize software development costs because the time period between the achievement of technological feasibility for a developed product and the release date for such product is relatively short.

General and Administrative Expenses

           Included in general and administrative expenses for the eight months ended February 28, 1999, are charges of approximately $1.2 million relating primarily to facility closure, property writeoffs and severance resulting from the decision by the Company to discontinue further development of the TransFuse product.

Depreciation of Property and Equipment

           Office furniture and equipment are recorded at cost and depreciated using accelerated and straight-line methods over the estimated useful lives ranging from three to ten years. Repair and maintenance costs are charged to expense when incurred.

Amortization of Intangible Assets

           Intangible assets consist of covenants not-to-compete. Amortization of the covenants not-to-compete is recorded on a straight-line basis over the term of the agreements, which is five years.

Foreign Currency

          The U.S. dollar is the functional currency of the consolidated corporation. Results of foreign operations are translated into U.S. dollars using the average exchange rates during the period. Foreign exchange gains and losses included in the consolidated statement of operations were not material.

Concentration of Revenues from Major Customer

          The Company generated a significant portion of its revenue from TSA; 81 percent and 86 percent for the year ended June 30, 1998, and the eight months ended February 28, 1999, respectively.

Stock-Based Compensation

           Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB No. 25 are required to disclose the pro forma net income that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB No. 25, and accordingly, it has included the pro forma disclosures required under SFAS No. 123 in Note 3.

Income Taxes

           Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax and book bases of assets and liabilities. No tax benefit is recognized if current evidence indicates that it is considered likely that these benefits will not be realized.

Royalty Agreements

          The Company and certain individuals entered into royalty agreements (which also include certain consulting services) for which payments are based on actual revenue through January 2001. Amounts due under royalty agreements are paid monthly based on cash receipts for the previous month. The maximum remaining amount of possible payments under the royalty agreements as of February 28, 1999, is approximately $5.2 million. The balance up to the maximum amount defined in the agreement becomes payable immediately in the event of an acquisition.

Estimates

          The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses. Actual results could differ from those estimates.

2.    Notes Payable to TSA

           During the year ended June 30, 1998, TSA advanced the Company $2.1 million, increasing the amount of advances outstanding to $3.1 million. The Company also carried a note payable of $3.5 million during both periods. The advances bear interest at 9.0 percent per annum and the note payable bears interest at the prime rate plus 0.25 percent (8.75 percent and 8.0 percent at June 30, 1998 and February 28, 1999, respectively) not to exceed 12 percent per annum. Interest expense for the advances and the note payable was $496,000 and $326,000 for the year ended June 30, 1998 and the eight months ended February 28, 1999, respectively. The note payable is secured by accounts receivable due from TSA. The note payable is due in three installments with the first $1.0 million payment due January 24, 1999. The Company has received a waiver from TSA with regard to any covenant violations and an extension on the January 24, 1999 payment.

3. Capital Stock and Stock Options

Common Stock and Subscription Receivables

           During the year ended June 30, 1998, the Company cancelled certain stock subscriptions receivable in the amount of $67,000 and received 30,516 treasury stock shares in return. Stock subscriptions receivable at February 28, 1999, are collateralized by the underlying shares and certain assets of the stockholders and bear interest at 6.0 percent per annum.

Stock Options

          The Company maintains an incentive stock option plan for issuance of options to purchase shares of common stock to employees, including officers and directors. Except as discussed in the following paragraph, under the plan, options are granted at exercise prices not less than the fair market value of the stock on the date of grant. Outstanding options generally vest 25 percent at grant date and the remaining 75 percent over a three-year period. The options expire ten years after the date of grant, except in the event of termination or death of an employee.

           During the year ended June 30, 1998, the Company recorded $531,000 as deferred compensation, representing the excess of the deemed fair value of the Company’s common stock over the exercise price of options granted during the year ended June 30, 1998. Such deferred compensation cost is being amortized over the vesting period of the options on a straight-line basis. Compensation expense recognized during the year ended June 30, 1998, and the eight months ended February 28, 1999, totaled $190,000 and $90,000, respectively.

          Stock option transactions for the year ended June 30, 1998, and the eight months ended February 28, 1999, are summarized below:

	Options	Exercise Price
Outstanding at June 30, 1997	168,681	$2.20
Granted	103,900	2.20 – 2.40
Exercised	(17,041)	2.20
Forfeited	(43,971)	2.20 – 2.40

Outstanding at June 30, 1998	211,569	2.20 – 2.40
Granted	—
Exercised	(3,660)	2.20 – 2.40
Forfeited	(4,650)	2.20 – 2.40

Outstanding at February 28, 1999	203,262	2.20 – 2.40

Options vested at February 28, 1999	147,494	$2.20 – 2.40

          The weighted average fair value of common stock options granted during fiscal 1998 was $5.759 per share. No common stock options were granted during the eight months ended February 28, 1999. The weighted average remaining contractual life of options outstanding at February 28, 1999, was 7.96 years.

          The Company applies APB No. 25 and related Interpretations in accounting for its stock option plan and, accordingly, does not recognize compensation cost for options granted to employees and directors whose exercise price is equal to or exceeds the fair value of such stock as of the grant date. Had the Company recognized cost for options granted to employees and directors based on the fair value of the options granted as of the grant date as prescribed by SFAS No. 123, net income would have decreased and net loss would have increased to the pro forma amounts indicated below (in thousands):

	Year Ended June 30, 1998	Eight Months Ended February 28, 1999
Net income (loss)—As reported	$(3,602)	$14
Net loss—Pro Forma	(3,660)	(28)

          In accordance with SFAS No. 123, fair values of options granted to employees and directors are based on minimum values. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended June 30, 1998	Eight Months Ended February 28, 1999
Expected dividend yield	0.0%	0.0%
Expected stock price volatility	0.0%	0.0%
Risk free interest rate	6.0%	6.0%
Expected life of each option	6 years	6 years

4. Lease Obligations

          The Company maintains non-cancellable operating lease arrangements for office space and certain computer and office equipment. Rent expense related to these and other month-to-month leases approximated $586,000 and $334,000 for the year ended June 30, 1998, and the eight months ended February 28, 1999, respectively. At February 28, 1999, future minimum noncancellable operating lease payments are as follows (in thousands):

Four months ended June 30, 1999	$239
Fiscal year 2000	411
Fiscal year 2001	106
Fiscal year 2002	0

$756

5. Income Taxes

          The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This SFAS requires an asset and liability approach for financial accounting and reporting for income taxes. The objectives are to recognize (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments or changes in the tax law or rates.

          No provision or benefit for net deferred assets has been recognized for the year ended June 30, 1998 or the eight months ended February 28, 1999, because future recoverability is not sufficiently assured.

           The difference between the income tax benefit (provision) computed at the statutory federal income tax rate and the financial statement provision for income taxes is summarized as follows (in thousands):

	Year Ended June 30, 1998	Eight Months Ended February 28, 1999
Tax benefit (provision) at the federal rate of 34%	$1,225	$ (5)
Non-deductible expenses	(419)	(353)
State taxes and other, net	90	—
Valuation allowance	(896)	358

	$ —	$—

          The Company’s net deferred taxes are comprised of the following (in thousands):

	June 30, 1998	February 28, 1999
Gross deferred tax assets—
Net operating loss carryforwards	$ 1,751	$ 755
Deferred revenue	721	1,014
Foreign tax loss carryovers	642	642
Accounts payable and accrued liabilities	474	732
Intangible assets and other	659	929

	4,247	4,072
Gross deferred tax liabilities—
Accounts receivable	(1,125)	(1,047)
Other accrual to cash adjustments	(23)	(2)

	3,099	3,023
Less—Valuation allowance	(3,099)	(3,023)

Net deferred taxes	$ —	$ —

          At June 30, 1998, and February 28, 1999, the Company had approximately $4.7 million and $2.0 million of U.S. net operating loss carryforwards. This asset along with all other net deferred tax assets are offset entirely by a valuation allowance because it is currently more likely than not that the benefits will not be realized. The U.S. net operating loss carryforward expires between fiscal 2012 and 2013. If the Company’s foreign tax loss carryforwards are realized in future periods, they will be reflected as a reduction of intangible assets.

6.    Subsequent Event

           Subsequent to February 28, 1999, TSA, which owns all of the Series A Preferred Stock of the Company, acquired all of the outstanding capital, including options and warrants of the Company. In March 1999, TSA completed the acquisition of 85 percent of the Company. In August 1999, TSA completed the acquisition of the remaining shares of capital stock of the Company. In conjunction with these transactions, all options and warrants to purchase common stock of the Company were purchased from the holders for cash equal to the excess of the purchase price paid by TSA to the common stockholders over the exercise price.

INSESSION TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

          In February 2000, Transaction Systems Architects, Inc. (“TSA”) announced that its board of directors approved a plan (the “Plan”) to combine its electronic business infrastructure software operations into a separate, independent publicly-traded company to be called Insession Technologies, Inc. (the “Company”). Under the Plan, TSA will contribute its ownership of various subsidiaries and certain assets and liabilities of its electronic business infrastructure software operations to the Company. The Company was incorporated as a Delaware corporation in March 2000, with TSA owning all outstanding shares.

          In March 1999, TSA completed the acquisition of 85 percent of Insession Inc., a Delaware corporation. In August 1999, TSA completed the acquisition of the remaining 15 percent of Insession Inc. These acquisitions were accounted for under the purchase method of accounting by TSA. Under the purchase method, the aggregate purchase price is required to be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The following unaudited pro forma condensed consolidated statements of income are based on (1) the audited consolidated statement of income of the Company for the fiscal year ended September 30, 1999, and the unaudited consolidated statement of operations of Insession Inc. for the five months ended February 28, 1999 and (2) the unaudited consolidated statement of income of the Company for the six months ended March 31, 1999, and the unaudited consolidated statement of operations of Insession Inc. for the five months ended February 28, 1999. Adjustments have been made to such information to give effect to the acquisition of Insession Inc. as if the acquisition had occurred on October 1, 1998.

          The unaudited pro forma consolidated statements of income, prepared by the management of the Company, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and are provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the acquisition been effected at the beginning of the periods presented. The statements should be read in conjunction with the Company’s and Insession Inc.’s historical financial statements and notes thereto that have been included elsewhere in this report.

INSESSION TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(in thousands)

	Company— Year Ended September 30, 1999	Insession Inc.— Five Months Ended February 28, 1999	Pro Forma Adjustments		Pro Forma Year Ended September 30, 1999
Revenues:
Software license and maintenance fees	$31,418	$6,106	$(5,512	)(a)	$32,012
Services	8,166	16	—		8,182

Total revenues	39,584	6,122	(5,512)		40,194

Expenses:
Cost of software license and maintenance fees:
Cost of software	7,711	—	(7,374	)(b)	337
Amortization of software	3,294	—	2,155	(c)	5,449
Cost of support and maintenance	1,829	711	—		2,540
Cost of services	4,183	—	—		4,183
Research and development	2,080	1,684	—		3,764
Sales and marketing	8,325	418	—		8,743
General and administrative	5,424	2,595	—		8,019
Amortization of goodwill	2,047	418	1,707	(d)	4,172

Total expenses	34,893	5,826	(3,512)		37,207

Operating income (loss)	4,691	296	(2,000)		2,987

Other income (expense):
Interest income	54	—	—		54
Interest expense	(308)	(189)	—		(497)
Minority interest in net income	(526)	—	526	(e)	—

Total other	(780)	(189)	526		(443)

Income (loss) before income taxes	3,911	107	(1,474)		2,544
Provision for income taxes	(2,283)	—	(269	)(f)	(2,552)

Net income	$ 1,628	$ 107	$(1,743)		$ (8)

Pro forma adjustments:

(a)	To eliminate the revenues recorded by Insession Inc. related to royalty payments received from the Company for the sale of Insession Inc.’s principal software product.

(b)	To eliminate the royalty expense recorded by the Company and paid to Insession Inc. in accordance with the distribution agreement.

(c)	To reflect the amortization over three years of the software recorded in the purchase of Insession Inc.

(d)	To reflect the amortization over ten years of the goodwill recorded in the purchase of Insession Inc.

(e)	To eliminate minority interest in net income of Insession Inc. recorded by the Company.

(f)
To reflect the tax effect of Insession Inc.’s pre-tax income, as well as the tax basis of the goodwill recorded in the purchase of Insession Inc., based upon the Company’s historical tax rate for the period.

See accompanying note to unaudited pro forma consolidated statement of income.

INSESSION TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(in thousands)

	Company— Six Months Ended March 31, 1999	Insession Inc.— Five Months Ended February 28, 1999	Pro Forma Adjustments		Pro Forma Six Months Ended March 31, 1999
Revenues:
Software license and maintenance fees	$16,591	$6,106	$(5,436	)(a)	$17,261
Services	4,321	16	—		4,337

Total revenues	20,912	6,122	(5,436)		21,598

Expenses:
Cost of software license and maintenance fees:
Cost of software	7,374	—	(7,374	)(b)	—
Amortization of software	495	—	2,155	(c)	2,650
Cost of support and maintenance	569	711	—		1,280
Cost of services	2,107	—	—		2,107
Research and development	792	1,684	—		2,476
Sales and marketing	4,264	418	—		4,682
General and administrative	2,624	2,595	—		5,219
Amortization of goodwill	373	418	1,707	(d)	2,498

Total expenses	18,598	5,826	(3,512)		20,912

Operating income (loss)	2,314	296	(1,924)		686

Other income (expense):
Interest income	—	—	—		—
Interest expense	(45)	(189)	—		(234)
Minority interest in net income	(175)	—	175	(e)	—

Total other	(220)	(189)	175		(234)

Income (loss) before income taxes	2,094	107	(1,749)		452
Provision for income taxes	(1,222)	—	101	(f)	(1,121)

Net income	$ 872	$ 107	$(1,648)		$ (669)

Pro forma adjustments:

(a)	To eliminate the revenues recorded by Insession Inc. related to royalty payments received from the Company for the sale of Insession Inc.’s principal software product.

(b)	To eliminate the royalty expense recorded by the Company and paid to Insession Inc. in accordance with the distribution agreement.

(c)	To reflect the amortization over three years of the software recorded in the purchase of Insession Inc.

(d)	To reflect the amortization over ten years of the goodwill recorded in the purchase of Insession Inc.

(e)	To eliminate minority interest in net income of Insession Inc. recorded by the Company.

(f)
To reflect the tax effect of Insession Inc.’s pre-tax income, as well as the tax basis of the goodwill recorded in the purchase of Insession Inc., based upon the Company’s historical tax rate for the period.

See accompanying note to unaudited pro forma consolidated statement of income.

INSESSION TECHNOLOGIES, INC.

NOTE TO UNAUDITED PRO FORMA
CONSOLIDATED STATEMENTS OF INCOME

Basis of Presentation

          In March 1999, the Company completed the acquisition of 85 percent of Insession Inc., a Delaware corporation. In August 1999, the Company completed the acquisition of the remaining 15 percent of Insession Inc. TSA had been the primary distributor of Insession Inc.’s principal software product since 1991.

          Pro forma adjustments were applied to the consolidated financial statements of the Company and Insession Inc. to arrive at the unaudited pro forma consolidated statements of income. The unaudited pro forma consolidated statements of income presented are not necessarily indicative of the future consolidated operating results of the Company or the consolidated operating results that would have resulted had the acquisition taken place on October 1, 1998. The unaudited pro forma consolidated statements of income for the fiscal year ended September 30, 1999, and for the six months ended March 31, 1999, reflect the acquisition, assuming the acquisition had occurred on October 1, 1998.

          The royalty expense recorded by the Company is greater than the revenues recognized by Insession Inc. because revenues from arrangements that required Insession Inc. to provide the Company maintenance services were recorded by Insession Inc. ratably over the term of the arrangement while the Company recognized the expense when it recognized related revenues.

            Shares

Insession Technologies, Inc.

Common Stock

[COMPANY LOGO]

PROSPECTUS

          , 2000

Salomon Smith Barney

William Blair & Company

The Robinson-Humphrey Company

ALTERNATE CONCURRENT OFFERING PAGE
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 2, 2000

PROSPECTUS

[COMPANY LOGO]

             Shares

Insession Technologies, Inc.

Common Stock

          This prospectus relates to Insession Technologies’ offering of            shares of its common stock and options to purchase an additional            shares of its common stock directly to employees of Insession. Insession is concurrently selling            shares of its common stock through a group of underwriters in an initial public offering. The underwriters in the underwritten offering may purchase up to            additional shares of common stock from Insession to cover over-allotments. The concurrent offering which is the subject of this prospectus is contingent upon the consummation of the underwritten offering.

          The sales of common stock and grants of options to purchase common stock directly to employees of Insession are subject to the terms and conditions of the Insession Technologies, Inc. Current Offering Stock Plan and related purchase and stock option agreements. A description of the concurrent offering and the Insession Technologies, Inc. Current Offering Stock Plan, together with copies of the Insession Technologies, Inc. Current Offering Stock Plan and the related purchase agreement, are attached as an appendix to this prospectus.

          The price per share of the common stock offered by this prospectus will be the price per share of the shares offered in the underwritten public offering, less the underwriting discount. No additional consideration must be paid for the options granted to purchasers of common stock under the Insession Technologies, Inc. Current Offering Stock Plan. Insession currently expects the initial public offering price for the underwritten offering to be between $     and $     per share and will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol “INSX.”

           Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2000.

ALTERNATE CONCURRENT OFFERING PAGE

LEGAL MATTERS

          The validity of the common stock offered hereby and other legal matters will be passed upon for us by Baker & McKenzie, Dallas, Texas.

ALTERNATE CONCURRENT OFFERING PAGE

PLAN OF DISTRIBUTION

          This prospectus relates to our offering of                      shares of our common stock and options to purchase an additional                      shares of our common stock directly to our employees. We are concurrently selling                      shares of our common stock through a group of underwriters in an initial public offering. The underwriters in the underwritten offering may purchase up to                      additional shares of common stock from us to cover over-allotments. The concurrent offering which is the subject of this prospectus is contingent upon the consummation of the underwritten offering.

          The sales of common stock and grants of options to purchase common stock directly to our employees are subject to the terms and conditions of the Insession Technologies, Inc. Current Offering Stock Plan. Please see the Summary Plan Description of the Insession Technologies, Inc. Current Offering Stock Plan attached as an appendix to this prospectus for information about the terms of the plan and how to participate in the concurrent offering. The full text of the Insession Technologies, Inc. Current Offering Stock Plan is attached to the Summary Plan Description.

          The price of the common stock offered in the concurrent offering to our employees will be equal to the initial public offering price for the common stock in the underwritten offering, minus the underwriting discount. Since these shares are being sold directly by us and not through the underwriters, no underwriting discount will apply to these shares. No additional consideration must be paid for the options granted to purchasers of common stock under the Insession Technologies, Inc. Current Offering Stock Plan. The exercise price will be the full public offering price including underwriting discount.

          Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares in the underwritten offering was determined by negotiation among us and Salomon Smith Barney Inc., William Blair & Company, L.L.C. and The Robinson-Humphrey Company, LLC, the underwriters in the underwritten offering. Among the factors considered in determining the initial public offering price were:

•	our record of operations;

•	our current financial condition;

•	our future prospects;

•	our markets;

•	the economic conditions in and future prospects for the industry in which we compete;

•	our management; and

•	currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies comparable to us.

          The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters in the underwritten offering. Additionally, an active trading market in our common stock may not develop and continue after this offering.

          We, our officers and directors and TSA have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

          We intend to apply to have our common stock included for quotation on the Nasdaq National Market under the symbol “INXS.”
ALTERNATE CONCURRENT OFFERING PAGE

             Shares

Insession Technologies, Inc.

Common Stock

[COMPANY LOGO]

PROSPECTUS

          , 2000

ALTERNATE CONCURRENT OFFERING PAGE
APPENDIX

DESCRIPTION OF CONCURRENT OFFERING AND
INSESSION TECHNOLOGIES, INC. CONCURRENT OFFERING STOCK PLAN

           Concurrently with our underwritten initial public offering, we are offering up to             shares of our common stock directly to our executive officers and other key employees. Employees purchasing at least $50,000 of our common stock in the concurrent offering will be granted an option to purchase three additional shares of our common stock for each share purchased in the concurrent offering. The concurrent offering is contingent upon the consummation of the underwritten offering. The shares and options being offered in the concurrent offering will be issued under our Concurrent Offering Stock Plan. For a more detailed discussion of the concurrent offering of common stock to our executive officers and other key employees, see “Concurrent Offering to Insession Executive Officers and Key Employees” below.

          In addition to the automatic option grants to employees purchasing common stock in the concurrent offering, our board of directors may, in its discretion, grant stock options under our Concurrent Offering Stock Plan to our employees and employees of our parent, Transaction Systems Architects, Inc. For a more detailed discussion of these discretionary options, see “Discretionary Options” below.

          This description is not complete and is qualified by the terms of our Concurrent Offering Stock Plan and the Restricted Stock Purchase Agreement to be entered into by each employee purchasing common stock in the concurrent offering. The full text of the plan and the Restricted Stock Purchase Agreement, each of which is described below, are attached to this description.

General Description of the Plan; Administration of the Plan

          Under our Concurrent Offering Stock Plan, shares of our common stock may be purchased by our employees and we may award stock options to our employees and employees of TSA. A total of             authorized and unissued shares of our common stock are available for issuance under the plan, subject to adjustment as described in “Miscellaneous—Adjustments” below.

          The plan is being administered by our board of directors. Our board of directors may designate a committee of the board to administer the plan in the future. Our board of directors will designate the employees of Insession who may participate in the concurrent offering and the number of shares each employee will be offered to purchase in the concurrent offering. Except for automatic option grants to employees purchasing for cash at least $50,000 of our common stock in the concurrent offering as described below in “Concurrent Offering to Insession Executive Officers and Key Employees—Automatic Option Grant,” our board of directors (or a committee designated by the board) has the authority to determine the employees to receive option grants under the plan, the number of shares underlying each option granted, and other terms and conditions of options granted under the plan. Our board of directors has the authority to interpret the plan and make determinations necessary for the administration of the plan.

Concurrent Offering to Insession Executive Officers and Key Employees

          We are offering executive officers and other key employees of Insession the opportunity to purchase with cash an aggregate of up to             shares of our common stock pursuant to Restricted Stock Purchase Agreements. The purchase price per share will be equal to the public offering price in our underwritten initial public offering less the amount of the underwriting discount.

           Restrictions on Transfer; Insession Repurchase Right. These shares cannot be sold, transferred or pledged by the employee until one year after the date of purchase. Upon the termination of employment within one year after the date of purchase for any reason other than death, disability or termination by us without cause, then we will have the right to repurchase the shares at the lower of the original purchase price or the market price. Our repurchase right will lapse and the shares will become transferable one year after the date of purchase so long as the employee remains employed by us.

           Exercise of Repurchase Right. We may exercise our repurchase right by giving to the employee or the employee’s legal representative a written notice specifying the number of shares being repurchased. Our repurchase right will terminate if we do not exercise the repurchase right by giving written notice to the employee or the employee’s legal representative within 45 days following the date of termination of employment. Within 15 days of our giving the employee or the employee’s legal representative notice of exercise of our repurchase right, the employee must deliver to us the certificate or certificates representing the shares being repurchased and any assignments and instruments that may be reasonably requested by us to transfer all of the interests in the shares being repurchased to us, and we will then promptly deliver a check in the amount of the aggregate repurchase price to the employee or the employee’s legal representative.

           Change of Control. In the event of a change of control, as defined in the plan, of us (including a change of control of TSA while it is our majority stockholder), then our right to repurchase the shares will terminate to the extent not then lapsed and the employee may sell the shares.

           Automatic Option Grant. Our executive officers and other key employees who purchase shares for an aggregate cash purchase price of at least $50,000 will be granted an option to purchase three additional shares of our common stock for each share purchased under the Restricted Stock Purchase Agreement. A brief description of these options follows.

           Exercise price. The exercise price per share will be the public offering price in our underwritten initial public offering. The exercise price is payable in cash or check, or such other form of payment as may be permitted under the terms of the stock option agreement.

           Exercisability. The options may not be exercised during the first year after the grant date. The options will become exercisable at the rate of one third of the underlying shares on each anniversary of the grant date so long as the grantee’s employment with us does not terminate prior to the anniversary date.

Type of option. The options will be non-qualified stock options. See “Federal Income Tax Consequences” below.

Expiration. The option will expire, meaning it will no longer be exercisable, ten years after the grant date.

           Termination of Employment. If the employee is no longer employed by us for a reason other than death or disability, then the employee may exercise the option, to the extent it was exercisable at the time of termination of employment, for 90 days after the effective date of termination of employment, unless our board of directors determines otherwise. Upon death or disability, the option will be immediately exercisable in full and the employee (or his or her legal representative) may exercise the option for twelve months from the date of termination.

           Change of Control. In the event of a change of control, as defined in the plan, of us, any surviving or acquiring entity must, subject to the approval of our board of directors, assume the outstanding options or substitute a similar option. All outstanding options as of the completion date of the change of control will be fully exercisable if:

•	prior to the completion of the change of control, the surviving or acquiring entity refuses to assume those options or to substitute similar options for those outstanding;

•	our board of directors does not approve the assumption or substitution of those options; or

•	there is no surviving or acquiring entity upon completion of the change of control.

If the surviving or acquiring entity does not assume the options or substitute similar options, then the outstanding options will terminate if not exercised upon or prior to the completion of the change of control.

ALTERNATE CONCURRENT OFFERING PAGE

           In the event of a change of control of TSA while it is the holder of 50% or more of our outstanding common stock, all outstanding stock options will be fully exercisable upon completion of the change of control of TSA, unless there is an acquiring entity (i) with its common stock quoted on Nasdaq or listed on a national securities exchange which commits to distribute all shares of our common stock owned by such acquiring entity to the holders of its common stock or (ii) which commits to a similar transaction reasonably satisfactory to our board of directors.

Time of Purchases

          The purchases of the shares of our common stock by executive officers and other key employees of Insession will occur concurrently with the closing of our underwritten initial public offering.

Discretionary Options

          In addition to the automatic option grants described above, our board of directors (or a committee designated by the board) may, in its discretion, grant stock options under the plan to our employees and employees of TSA. Concurrently with our underwritten initial public offering, we expect to grant options to purchase up to             shares of our common to our employees and employees of TSA (in addition to the options being granted under the Concurrent Offering Stock Plan to employees purchasing common stock with cash under Restricted Stock Purchase Agreements as described above).

           Exercise Price. The exercise price per share will be the public offering price in our underwritten initial public offering. The exercise price is payable in cash or check, or such other form of payment as may be permitted under the terms of the stock option agreement.

           Exercisability. Options will be exercisable at such times and under such conditions as our board of directors (or a committee designated by the board) determines. The grantee of an option should refer to his or her stock option agreement to determine when and under what conditions his or her options are exercisable.

           Type of Option. The options will be non-qualified stock options. See “Federal Income Tax Consequences” below.

           Expiration. The option will expire, meaning it will no longer be exercisable, ten year after the grant date.

           Termination of Employment. If the employee is no longer employed by us or TSA for a reason other than death or disability, then the employee may exercise the option, to the extent it was exercisable at the time of termination of employment, for 90 days after the effective date of termination of employment, unless our board of directors determines otherwise. Upon death or disability, the option will be immediately exercisable in full and the employee (or his or her legal representative) may exercise the option for twelve months from the date of termination.

           Change of Control. In the event of a change of control, as defined in the plan, of us, any surviving or acquiring entity must, subject to the approval of our board of directors, assume the outstanding options or substitute a similar option. All outstanding options as of the completion date of the change of control will be fully exercisable if:

•	prior to the completion of the change of control, the surviving or acquiring entity refuses to assume those options or to substitute similar options for those outstanding;

•	our board of directors does not approve the assumption or substitution of those options; or

•	there is no surviving or acquiring entity upon completion of the change of control.

If the surviving or acquiring entity does not assume the options or substitute similar options, then the outstanding options will terminate if not exercised upon or prior to the completion of the change of control.
ALTERNATE CONCURRENT OFFERING PAGE

           In the event of a change of control of TSA while it is the holder of 50% or more of our outstanding common stock, all outstanding stock options will be fully exercisable upon completion of the change of control of TSA, unless there is an acquiring entity (i) with its common stock quoted on Nasdaq or listed on a national securities exchange which commits to distribute all shares of our common stock owned by such acquiring entity to the holders of its common stock or (ii) which commits to a similar transaction reasonably satisfactory to our board of directors.

Miscellaneous

           Awards Not Transferable. No award granted under the Plan may be assignable or transferable by the recipient thereof except by will or the laws of descent.

           Stock Option Agreements. The terms of each stock option granted under the plan will be set forth in a written agreement between us and the grantee in the form approved by our board of directors (or a committee designated by the board). No employee will have any rights under a stock option granted under the plan unless and until we and the employee have signed and delivered the stock option agreement.

           Amendment of the Plan. Our board of directors may amend or terminate the plan without stockholder approval, unless stockholder approval is required by Rule 16b-3 under the Securities Exchange Act, applicable stock exchange or quotation system rules, the Internal Revenue Code, or other applicable laws or regulations.

           Adjustments. In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other change in corporate structure affecting the common stock and not involving the receipt of consideration by us, the administrator of the plan will make appropriate adjustments in

•	the number of shares of our common stock (1) reserved for issuance under the Plan, (2) for which awards may be made, and (3) covered by outstanding unexercised options; and

•	the exercise or other applicable price.

The administrator of the plan will make such other adjustments as may be appropriate under the circumstances.

Additional Information

           Additional information about the plan and its administrators may be obtained by contacting:

          The documents listed below and copies of all reports, proxy statements and other communications distributed to our stockholders generally are available without charge, upon written or oral request, to                                                     .

          (1) Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for our latest fiscal year for which such statements have been filed.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

          (3) The description of our common stock contained in a registration statement filed under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

          The documents listed above are incorporated by reference, and all reports and other documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 12(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference and are part hereof from the date such documents are filed.

          The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The plan is not qualified under Section 401(a) of the Internal Revenue Code.

Federal Income Tax Consequences

          The following discussion is only a summary of the United States federal income tax consequences of options granted under the plan. It does not address the income tax consequences under applicable laws of any state or any other country. Because it is a summary, it may not contain all the information that may be important to each participant. Statements made herein are based upon current provisions of the Internal Revenue Code of 1986, and the rules and regulations thereunder. Participants are strongly urged to seek expert tax advice with specific reference to their own tax situation.

Tax Effects to Purchasers of Common Stock in Concurrent Offering

          To avoid recognizing ordinary income on the date the transfer restrictions on the shares described above lapse in an amount equal to the difference between the purchase price and the fair market value of the shares on the date the transfer restrictions lapse, a purchaser of shares in the concurrent offering must file a notice with the Internal Revenue Service. In this notice, the purchaser elects to include in income for the current calendar year any difference between the fair market value of the shares at the date of purchase and the purchase price. Because the stock will be purchased at its fair market value, the amount to be included in taxable income will be zero. The law requires that the election be made and timely filed, even if there is no taxable income.

          This filing with the Internal Revenue Service must be made within 30 days of the date of purchase. The form for making this election is attached as Exhibit A to the Restricted Stock Purchase Agreement. A copy of the election must be attached to the purchaser’s 2000 federal income tax return at the time that the return is filed. An additional copy of the election must be given to Insession.

          Upon a sale of the shares of common stock, the purchaser in the concurrent offering will realize a long-term or short-term capital gain or loss, depending on how long the shares are held before being sold. If the election described above is made, the amount of capital gain or loss will equal the difference between the sale price and the purchase price in the concurrent offering.

          If each purchaser of common stock makes the election described above, there will be no tax consequences to Insession upon the purchase, vesting, or sale of the shares.

Tax Effects to Grantee of Stock Options

          The options granted under the plan will be non-qualified stock options.

          At Time of Grant. The employee will not recognize any taxable income at the time he or she is granted a stock option.

          At Time of Exercise. Upon exercise of a stock option, the employee will recognize ordinary income equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price (the “option spread”). The option spread will be included in the employee’s Form W-2 for the year in which the exercise occurred.

          At Time of Sale of Shares Acquired by Exercise. For purposes of determining the amount of taxable gain or loss when the employee sells his or her shares (or otherwise disposes of them), the employee’s cost basis in the shares generally will be the fair market value of the common stock on the date of exercise.
ALTERNATE CONCURRENT OFFERING PAGE

           When the employee sells the shares acquired by exercise of a stock option, any amount the employee receives in excess of his or her cost basis for the shares will be treated as long-term or short-term capital gain, depending on how long the shares are held before the employee sells them. In the event the amount the employee receives is less than his or her cost basis for the shares, the difference will be treated as long-term or short-term capital loss, depending on how long he or she held the shares before selling them. The holding period for the purpose of determining capital gains and losses begins on the date of exercise of the option.

Tax Effects to Insession of Options

          There are no tax consequences to Insession upon the grant of an option. However, upon the exercise of a stock option, Insession will be entitled to a compensation deduction for federal income tax purposes at the same time and in the same amount as the taxable income, if any, the employee recognizes.

           Insession is required to withhold any taxes required by United States federal, state, or local laws with respect to the employee’s exercise of any stock option to the extent that exercise results in the employee’s recognition of ordinary income. To the extent that Insession is required to withhold taxes, Insession will require the employee, as a condition to exercise, to make arrangements satisfactory to Insession to enable Insession to satisfy completely all such withholding obligations.

PART II

Item 13. Other Expenses of Issuance and Separation

          The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$18,480
NASD Registration Fee	7,500
Nasdaq Stock Market Original and Continued Listing Fees
Transfer Agent and Registrar Fees	*
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing, Engraving and Mailing Expenses	*
Miscellaneous	*

Total	$ *

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

           Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by or in the right of a corporation by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

          The Insession certificate of incorporation provides that no director of Insession will be personally liable to Insession or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Insession or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of Insession is not personally liable as set forth above, no director will be liable to Insession or its stockholders to such further extent as permitted by any law enacted after the date of the Insession certificate of incorporation, including any amendment to the DGCL.

          The Insession by-laws require Insession to indemnify any person against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that he (a) is or was a director or officer of Insession, (b) is or was serving at the request of Insession as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise or (c) who was a director or officer of a corporation which was a predecessor corporation of Insession or of another enterprise at the request of that predecessor corporation. This indemnification is to be to the fullest extent permitted by the DGCL. The right to indemnification will be a contract right and will continue to run to the benefit of any director or officer who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          The Insession by-laws also require Insession to pay expenses incurred by a director or an officer in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or an officer (or was serving at Insession’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it ultimately is determined that the director or officer is not entitled to be indemnified by Insession as authorized by the Insession by-laws or otherwise. The indemnification and advancement of expenses provided in the by-laws are not to be deemed exclusive of any other rights provided under any statute, provision of the Insession certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

          All of Insession’s directors and officers will be covered by insurance policies maintained by Insession against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, as amended. In addition, Insession expects to enter into indemnification agreements (a form of which is filed as Exhibit 10.1 to this Registration Statement) with each of its directors and executive officers providing for indemnification of such directors and executive officers to the fullest extent permitted by applicable law.

Item 15. Recent Sales of Unregistered Securities

           None.

Item 16. Exhibits and Financial Statement Schedules

           (a) Exhibits:

Exhibit No.	Description
1.1†	Form of Underwriting Agreement.

2.1*	Form of Master Separation and Distribution Agreement between Insession and TSA.

2.2†	Form of General Assignment and Assumption Agreement between Insession and TSA.

2.3†	Form of Tax Sharing Agreement between Insession and TSA.

2.4†	Form of Employee Matters Agreement between Insession and TSA

2.5†	Form of Real Estate Matters Agreement between Insession and TSA

2.6†	Form of Indemnification and Insurance Agreement between Insession and TSA

Exhibit No.	Description
2.7†	Form of Master Confidential Disclosure Agreement between Insession and TSA

2.8†	Form of Master Transitional Services Agreement between Insession and TSA

2.9†	Form of Registration Rights Agreement between Insession and TSA

2.10†	Form of NET24 Sales Agency Agreement between Insession and TSA

2.11†	Form of Finder’s Fee Agreement between Insession and TSA

3.1*	Amended and Restated Certificate of Incorporation of Insession

3.2*	Amended and Restated By-laws of Insession

4.1†	Form of certificate representing shares of common stock.

5.1†	Opinion of Baker & McKenzie.

10.1†	Form of Indemnity Agreement for Directors and Executive Officers

10.2†	Insession Technologies, Inc. Stock Option Plan for Conversion of TSA Options

10.3†	Insession Technologies, Inc. 2000 Stock Incentive Plan

10.4†	Insession Technologies, Inc. Concurrent Offering Stock Plan

10.5†	Form of Employee Restricted Stock Purchase Agreement

21.1†	Subsidiaries of Insession

23.1†	Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2*	Consent of Arthur Andersen LLP

24.1*	Power of Attorney (included on page II-5).

27.1*	Financial Data Schedule.

*	Filed herewith.
†	To be filed by amendment.

           (b) Financial Statement Schedules.

           Schedule II    Valuation and Qualifying Accounts Allowance for Doubtful Accounts

Item 17. Undertakings

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hinsdale, Illinois, on June 2, 2000.

INSESSION TECHNOLOGIES , INC .

/S /
By:
Anthony J. Parkinson
President, Chief Executive Officer and Director

POWER OF ATTORNEY

          Each person whose signature to this registration statement appears below hereby appoints Anthony J. Parkinson or Dwight G. Hanson as his attorney-in-fact and agent to sign on his behalf, individually and in the capacities stated below, and to sign and file (a) any or all amendments and post-effective amendments to this registration statement and (b) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act, which amendment or amendments or registration statement may make any changes and additions that the attorney-in-fact deems necessary or appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S / Anthony J. Parkinson	President, Chief Executive Officer and Director	June 2, 2000

/S / Dwight G. Hanson	Director of Insession Technologies, Inc.; Chief Financial Officer and Senior Vice President of Transaction Systems Architects, Inc. (principal financial officer)	June 2, 2000

/S / Edward Fuxa	Controller of Transaction Systems Architects, Inc. (principal accounting officer)	June 2, 2000

/S / William E. Fisher	Director	June 2, 2000

/S / David C. Russell	Director	June 2, 2000
EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement.

2.1*	Form of Master Separation and Distribution Agreement between Insession and TSA.

2.2†	Form of General Assignment and Assumption Agreement between Insession and TSA.

2.3†	Form of Tax Sharing Agreement between Insession and TSA.

2.4†	Form of Employee Matters Agreement between Insession and TSA

2.5†	Form of Real Estate Matters Agreement between Insession and TSA

2.6†	Form of Indemnification and Insurance Agreement between Insession and TSA

2.7†	Form of Master Confidential Disclosure Agreement between Insession and TSA

2.8†	Form of Master Transitional Services Agreement between Insession and TSA

2.9†	Form of Registration Rights Agreement between Insession and TSA

2.10†	Form of NET24 Sales Agency Agreement between Insession and TSA

2.11†	Form of Finder’s Fee Agreement between Insession and TSA

3.1*	Amended and Restated Certificate of Incorporation of Insession

3.2*	Amended and Restated By-laws of Insession

4.1†	Form of certificate representing shares of common stock.

5.1†	Opinion of Baker & McKenzie.

10.1†	Form of Indemnity Agreement for Directors and Executive Officers

10.2†	Insession Technologies, Inc. Stock Option Plan for Conversion of TSA Options

10.3†	Insession Technologies, Inc. 2000 Stock Incentive Plan

10.4†	Insession Technologies, Inc. Concurrent Offering Stock Plan

10.5†	Form of Employee Restricted Stock Purchase Agreement

21.1†	Subsidiaries of Insession

23.1†	Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2*	Consent of Arthur Andersen LLP

24.1*	Power of Attorney (included on page II-5).

27.1*	Financial Data Schedule.

*	Filed herewith.
†	To be filed by amendment.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE OF
INSESSION TECHNOLOGIES, INC.

To Insession Technologies, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Insession Technologies, Inc. included in this registration statement and have issued our report thereon dated May 16, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Insession Technologies, Inc. listed in the index above is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Omaha, Nebraska,
May 16, 2000
SCHEDULE II

INSESSION TECHNOLOGIES, INC.

VALUATION AND QUALIFYING ACCOUNTS
ALLOWANCE FOR DOUBTFUL ACCOUNTS
(in thousands)

	Year Ended September 30,			Six Months Ended March 31,
	1997	1998	1999	2000
Balance, beginning of period	$50	$ 59	$151	$244
Additions charged to expense	9	92	270	29
Reductions	—	—	(177)	—

Balance, end of period	$59	$151	$244	$273